Exhibit 4.7

Execution

INVESTMENT AGREEMENT

by and among

THE PURCHASERS NAMED HEREIN

and

PROTOX THERAPEUTICS INC.

September 28, 2010

TABLE OF CONTENTS

SECTION 1.	AUTHORIZATION OF SECURITIES	1

SECTION 2.	PURCHASE AND SALE OF SECURITIES	1

2.1	Issuance and Sale of Initial Investment Units	1
2.2	Issuance and Sale of Additional Investment Units	2
2.3	Adjustments	4

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	4

3.1	Corporate Organization	4
3.2	No Subsidiaries	4
3.3	Capitalization	5
3.4	Authorization	6
3.5	No Conflicts	6
3.6	Approvals	6
3.7	Reports and Financial Statements	7
3.8	Absence of Certain Developments	8
3.9	Compliance	9
3.10	Litigation	9
3.11	Absence of Undisclosed Liabilities	10
3.12	Change in Ownership	10
3.13	Employment Matters	10
3.14	Tax Matters	12
3.15	Contracts	13
3.16	Intellectual Property	15
3.17	Insurance	17
3.18	Environmental Liability	17
3.19	Transactions with Related Parties	17
3.20	Property	18
3.21	Indebtedness	18
3.22	Registration Rights; Voting Rights	18
3.23	Private Offering	18
3.24	Investment Banking	18
3.25	Takeover Provision	18
3.26	Accountants	19
3.27	FDA and Related Matters	19

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	20

SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	22

5.1	Transfer Restrictions	22
5.2	Standstill	23
5.3	Buyout Transactions	25
5.4	Preemptive Rights	25
5.5	Reasonable Best Efforts; Further Assurances	27

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5.6	Indemnity	27
5.7	Consents and Approvals; Shareholder Approval	29
5.8	No Solicitation	31
5.9	Use of Proceeds	34
5.10	Conduct of Business; Prohibition on Certain Actions	34
5.11	Takeover Provisions	37
5.12	Section 16 Matters	37
5.13	Registration and Listing	38
5.14	Venture Capital Qualifying Investment	38
5.15	Board Representation	39
5.16	Corporate Opportunity	42
5.17	Legends	43
5.18	Notice of Marketing Approval	44
5.19	Access and Regulatory Condition	44
5.20	Public Announcements	44
5.21	Confidential Information	44

SECTION 6.	CONDITIONS TO THE FIRST CLOSING	45
6.1	Purchasers’ Conditions to the First Closing	45
6.2	Company’s Conditions to the First Closing	47

SECTION 7.	CONDITIONS TO THE SUBSEQUENT CLOSING	47
7.1	Purchasers’ Conditions to Each Subsequent Closing	47
7.2	The Company’s Conditions to Each Subsequent Closing	49

SECTION 8.	INTERPRETATION OF THIS AGREEMENT	50
8.1	Terms Defined	50
8.2	Accounting Principles	62
8.3	Governing Law	62
8.4	Paragraph and Section Headings	62

SECTION 9.	TERMINATION	63
9.1	Termination by Mutual Consent	63
9.2	Termination by Either Purchasers or the Company	63
9.3	Termination by Purchasers	63
9.4	Termination by the Company	63
9.5	Effect of Termination	64
9.6	Termination Fee	64

SECTION 10.	MISCELLANEOUS	65
10.1	Notices	65
10.2	Expenses and Taxes	66
10.3	Reproduction of Documents	67
10.4	Successors and Assigns	67
10.5	Entire Agreement; Amendment and Waiver	67
10.6	Severability	67
10.7	Limitation on Enforcement of Remedies	67

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10.8	Lost Certificates Evidencing Shares; Exchange	67
10.9	Terms Generally	68
10.10	Draftsmanship	68
10.11	Counterparts	68
10.12	Joint and Several	69
10.13	Specific Performance	69
10.14	No Recourse	69
10.15	Stock Splits and Similar Transactions	69
10.16	Currency	70

Exhibit A	Form of Initial Investment Warrant Agreement
Exhibit B	Form of Subsequent Investment Warrant Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Indemnification Side Letter
Exhibit E	Form of Indemnification Agreement

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PROTOX THERAPEUTICS INC.

INVESTMENT AGREEMENT

Dated as of September 28, 2010

Protox Therapeutics Inc., a British Columbia corporation (the “Company”), hereby agrees with Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Units, as permitted herein, Common Shares or Warrants (each, as defined herein), “WPX”), and Warburg Pincus X Partners, L.P., a Delaware limited partnership (together with any successor, assign or transferee, including any transferee of the Units, as permitted herein, Common Shares or Warrants, “WP Partners,” and together with WPX, each a “Purchaser” and collectively the “Purchasers”), as follows:

SECTION 1. AUTHORIZATION OF SECURITIES

The Company has duly authorized the issuance and sale of 87,500,000 units of the Company (“Units”), each of which consists of (i) one common share of the Company, without par value (the “Common Shares”) and (ii) a warrant (the “Warrants”) exercisable for sixty one-hundredths (.6) of a Common Share, which Warrants will have the terms set forth in (i) a Warrant Agreement to be entered into on the First Closing Date (the “Initial Investment Warrant Agreement”), the form of which is attached hereto as Exhibit A and (ii) with respect to Units issued on each Subsequent Closing Date, a Warrant Agreement to be entered into on such Subsequent Closing Date (each a “Subsequent Investment Warrant Agreement,” and together with the Initial Investment Warrant Agreement, the “Warrant Agreements”), the form of which is attached hereto as Exhibit B. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement, including the Transaction Documents. References to $ or dollar amounts herein refer to Canadian dollars. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 8.1 of this Agreement.

SECTION 2. PURCHASE AND SALE OF SECURITIES

2.1 Issuance and Sale of Initial Investment Units.

(a) Subject to the terms and conditions set forth in this Agreement, and in reliance upon the Company’s and each Purchaser’s representations set forth herein, on the First Closing Date, the Company shall issue and sell to the Purchasers free and clear of all Liens, and the Purchasers shall purchase from the Company, the number of Units set forth opposite each Purchaser’s name on Schedule 2.1 (collectively, such Units are referred to as the “Initial Investment Units”) for the aggregate cash purchase price set forth opposite each Purchaser’s name on Schedule 2.1 for such Initial Investment Units (such aggregate purchase price, the “Initial Investment Purchase Price”). The purchase and sale of the Initial Investment Units shall be effected on the First Closing Date by the Company executing and delivering to the Purchasers free and clear of all Liens, (i) duly executed share certificates, duly registered in each Purchaser’s name, evidencing the Common Shares underlying the Initial Investment Units being purchased by each Purchaser and (ii) a duly executed Initial Investment Warrant Agreement, dated as of the First Closing Date, with respect to the Warrants underlying the Initial Investment Units, against delivery by such Purchaser to the Company of the portion of the Initial Investment Purchase Price payable by such Purchaser, by wire transfer of immediately available funds to the Company’s bank account previously provided to the Purchasers by the Company (the “Company Bank Account”).

(b) The closing of the transactions contemplated by Section 2.1(a) of this Agreement (the “First Closing”) shall take place at 10:00 a.m., New York City time, on the date five (5) Business Days after the conditions to the First Closing set forth in Sections 6.1 and 6.2 hereof are satisfied or waived by the applicable party in the manner permitted by Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the First Closing, which must be satisfied or waived at the First Closing), or on such other date as may be mutually agreed in writing by the Company and the Purchasers (the “First Closing Date”).

(c) Each of the First Closing and each Subsequent Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, or such other location as the Purchasers and the Company shall mutually select.

2.2 Issuance and Sale of Additional Investment Units.

(a) Subject to the terms and conditions set forth in this Agreement, including without limitation satisfaction of the Regulatory Condition before the Regulatory Condition Outside Date and the other conditions set forth in Section 7.1, and in reliance upon the Company’s and each Purchaser’s representations set forth herein, on the Subsequent Closing Date (as defined below), the Company shall issue and sell to the Purchasers free and clear of all Liens, and the Purchasers shall purchase from the Company, the number of Units set forth opposite each Purchaser’s name on Schedule 2.2 (collectively, such Units are referred to as the “Subsequent Investment Units”) for the aggregate cash purchase price set forth opposite each Purchaser’s name on Schedule 2.2 for such Subsequent Investment Units (such aggregate purchase price, the “Subsequent Investment Purchase Price”). In the event that any of the conditions set forth in Section 7.1, including the Regulatory Condition, shall not have been satisfied before the Regulatory Condition Outside Date, the obligations of the parties to consummate the purchase, issuance and sale pursuant to this Section 2.2(a) shall terminate automatically and be of no further force and effect.

(b) In the event that any of the conditions set forth in Section 7.1, including the Regulatory Condition, have not been satisfied before the Regulatory Condition Outside Date, each Purchaser shall have the right, but not the obligation, in its sole discretion, to purchase from the Company, in one or more Subsequent Closings, all or a portion of the Subsequent Investment Units set forth opposite such Purchaser’s name on Schedule 2.2 for such portion of the Subsequent Investment Purchase Price corresponding to the portion of Subsequent Investment Units to be purchased, provided, however, that the Subsequent Investment Units to be purchased by the Purchasers in the aggregate at any Subsequent Closing shall be no fewer than 20,833,333 Units; provided further, however, that notwithstanding the foregoing, the Subsequent Investment Units to be purchased by the Purchasers in the aggregate at any Subsequent Closing may be less than 20,833,333 Units if (a) at least 41,666,666 Subsequent Investment Units were previously purchased by the Purchasers in the aggregate and (b) the Purchasers in the aggregate are purchasing all of the remaining Subsequent Investment Units issuable hereunder. A Purchaser’s election pursuant to this Section 2.2(b) shall be effected by providing written notice to the Company of its election thereof during the Subsequent Investment Election Period (such notice, the “Subsequent Investment Notice”), which notice shall specify the aggregate number of Subsequent Investment Units such Purchaser intends to purchase in connection with such Subsequent Closing and the proposed Subsequent Closing Date for the purchase, sale and issuance contemplated by such Subsequent Investment Notice. The Subsequent Closing Date specified in the Subsequent Investment Notice must be at least ten (10) Business Days and not more than fifteen (15) Business Days from the date of receipt by the Company of the Subsequent Investment Notice, provided, however, that the Subsequent Closing Date must be on or before the Subsequent Investment Outside Date. Notwithstanding anything to the contrary set forth herein, each Purchaser may revoke any Subsequent Investment Notice provided by it at any time prior to the Subsequent Closing in respect thereof by written notice to the Company of such revocation. In the event that a Subsequent Investment Notice is revoked by a Purchaser, such Purchaser shall retain the right to purchase the Subsequent Investment Units contemplated to be purchased in the Subsequent Investment Notice so revoked, subject to the terms and conditions of this Agreement, by again complying with the procedures set forth herein with respect to the purchase of such Subsequent Investment Units.

(c) The purchase and sale of Subsequent Investment Units shall be effected on the applicable Subsequent Closing Date by the Company executing and delivering to the Purchasers free and clear of all Liens (i) duly executed share certificates, duly registered in each Purchaser’s name, evidencing the Common Shares underlying the Subsequent Investment Units being purchased by each Purchaser on such Subsequent Closing Date and (ii) a duly executed Subsequent Investment Warrant Agreement, dated as of such Subsequent Closing Date, with respect to the Warrants underlying the Subsequent Investment Units being issued on such Subsequent Closing Date, against delivery by such Purchaser to the Company of the portion of Subsequent Investment Purchase Price payable by such Purchaser in respect thereof, by wire transfer of immediately available funds to the Company Bank Account.

(d) The closing of the transactions contemplated by Section 2.2(a) of this Agreement shall take place at 10:00 a.m., New York City time, on a day to be mutually agreed upon by the Purchasers and the Company, which day shall be within fifteen (15) Business Days following the satisfaction of the Regulatory Condition, subject to the conditions to closing set forth in Sections 7.1 and 7.2 hereof being satisfied or waived by the applicable party in the manner permitted by Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at such closing, which must be satisfied or waived at such closing), or on such other date as may be mutually agreed in writing by the Company and the Purchasers.

(e) The closing or, if applicable, closings, of the transactions contemplated by Section 2.2(b) of this Agreement shall take place at 10:00 a.m., New York City time, on the proposed Subsequent Closing Date set forth in the Subsequent Investment Notice, subject to the conditions to closing set forth in Sections 7.1 and 7.2 hereof being satisfied or waived by the applicable party in the manner permitted by Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at such closing, which must be satisfied or waived at such closing), or on such other date as may be mutually agreed in writing by the

Company and the Purchasers. The closing of the transactions contemplated by Section 2.2(a) of this Agreement and the closing or closings of the transactions contemplated by Section 2.2(b) of this Agreement shall each be a “Subsequent Closing”, and the date on which each such Subsequent Closing shall occur shall each be a “Subsequent Closing Date”.

2.3 Adjustments.

Upon the occurrence of any Adjustment Event (as defined below), the Exercise Price (as defined in the Subsequent Investment Warrant Agreement) and number of Common Shares issuable upon exercise of the applicable Subsequent Investment Warrant Agreement shall be determined (based on all adjustments thereto set forth in the Subsequent Investment Warrant Agreement) as if such Subsequent Investment Warrant Agreement had been issued to the applicable Purchaser at the First Closing. For the avoidance of doubt, the preceding sentence shall not limit any adjustment to the Exercise Price or the number of Common Shares issuable upon exercise of the Subsequent Investment Warrant Agreement for events occurring after the applicable Subsequent Closing.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers that as of the date hereof and the First Closing Date (except to the extent made only as of a specified date, in which case as of such date and except to the extent made as of any Subsequent Closing Date pursuant to Section 7.1(a)), except as set forth on the correspondingly numbered sections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to each Purchaser concurrently with the execution of this Agreement:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada. The Purchasers have been provided true and complete copies of the Articles as currently in effect.

(b) The Company has all requisite power and authority to own its properties and to carry on its business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.

(c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under, the laws of each jurisdiction in which the conduct of the Company’s business or the nature of the property owned by the Company requires such qualification, except where the failure to so qualify would not have, or reasonably be expected to have, a Material Adverse Effect.

3.2 No Subsidiaries.

The Company does not own any stock of, or any equity participation in, any Person. There are no Subsidiaries of the Company.

3.3 Capitalization.

On the date hereof, the authorized capital stock of the Company consists of an unlimited number of Common Shares without par value and an unlimited number of preferred shares without par value. As of the date of this Agreement, (i) 96,303,443 Common Shares were issued and outstanding and there were no Common Shares held in the treasury of the Company, (ii) no preferred shares were issued and outstanding, (iii) warrants to purchase 6,542,023 Common Shares were issued and outstanding, and (iv) 7,558,500 options to purchase Common Shares were issued and outstanding. As of the date hereof on a pro forma basis, as of the First Closing (assuming that the Units have been issued as set forth on Schedule 2.1 hereto and that no options or warrants have been exercised since the date of this Agreement and that no new options have been granted), (1) 121,303,443 Common Shares will be issued and outstanding, (2) warrants to purchase up to 21,542,023 Common Shares will be issued and outstanding, (3) options to purchase up to 7,558,500 Common Shares will be issued and outstanding, (4) 4,329,523 Common Shares will be reserved for issuance pursuant to the Company’s option plans and equity incentive program, as described in Schedule 3.3 and (5) no preferred shares will be issued and outstanding. No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the shareholders of the Company may vote are issued and outstanding.

(a) All of the outstanding Common Shares have been duly and validly issued and are fully paid and non-assessable, and to the best of the Company’s knowledge were issued in accordance with the prospectus, registration or qualification requirements of Applicable Laws or pursuant to valid exemptions therefrom. Upon issuance, sale and delivery as contemplated by this Agreement, each of the Units, Common Shares underlying the Units and Warrants will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any and all security interests, pledges, Liens, charges, claims, options, restrictions on Transfer, preemptive or similar rights, proxies and voting or other agreements, or other encumbrances of any nature whatsoever, except for those provided for herein or in the Transaction Documents and other than restrictions on Transfer imposed by Applicable Laws.

(b) Except for warrants to purchase up to 6,542,023 Common Shares and the conversion rights which attach to the 7,558,500 options outstanding to purchase Common Shares, as of the date hereof, there are no Common Shares or any other equity security of the Company issuable upon conversion, exchange or exercise of any security of the Company nor will there be any rights, options, calls or warrants outstanding or other agreements to acquire Common Shares or any other equity securities of the Company nor will the Company be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares. Except as contemplated by this Agreement and the Transaction Documents, (i) no shareholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company, (ii) no shareholder of the Company has any rights, contractual or otherwise, to designate members of the Board, and (iii) there are no shareholder, voting or other agreements relating to the rights and obligations of the Company’s shareholders.

3.4 Authorization.

The Company has the requisite corporate power and authority to (a) execute, deliver and perform its obligations under this Agreement and the Transaction Documents and (b) subject to the Shareholder Approval with respect to the issuance and delivery of the Units, consummate each of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company (the “Board”). No other Board or shareholder action is necessary to authorize such execution, delivery and, other than the Shareholder Approval with respect to the issuance and delivery of the Units, performance of this Agreement and the Transaction Documents. Upon execution and delivery, this Agreement and the Transaction Documents shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity. The only Board or shareholder action (not already taken as of the date hereof) required to authorize the issuance and delivery of the Common Shares underlying the Units and the Common Shares issuable upon conversion of the Warrants is the Shareholder Approval.

3.5 No Conflicts.

The execution, delivery and performance by the Company of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Units, do not, and will not, (a) conflict with, or result in a violation of, any provision of any law, ordinance, permit, concession, grant, franchise, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its properties or assets, (b) conflict with or result in a violation of any provision of the Company Organizational Documents or (c) conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Lien on any property or asset of the Company or in any obligation by the Company to purchase or redeem, or offer to purchase or redeem, any capital stock or other securities of the Company, under any Contract to which the Company is a party or by which the Company or any of its properties may be bound. There are no consents, waivers and approvals under any Contracts required in connection with the Company’s entering into this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.6 Approvals.

The execution and delivery by the Company of this Agreement and the Transaction Documents do not, and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Authority, except the (a) TSX Approval, (b) filing of exempt distribution reports and (c) notification requirements of the HSR Act (to the extent applicable).

3.7 Reports and Financial Statements.

(a) The Company has filed with the CSA all documents required to be filed by it under Applicable Securities Law, since December 31, 2007 (such documents, in each case, as amended, supplemented or superseded, being hereinafter referred to as the “Company SEDAR Reports”), and has paid any fees required in connection therewith or as required under Applicable Securities Law, on a timely basis or has received a valid extension of such time of filing and has filed such Company SEDAR Reports prior to the expiration of any such extension. Each Company SEDAR Report, including the documents incorporated by reference in each of them, at the time filed (i) contained all information required to be included in it, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) complied in all material respects with all applicable requirements of Applicable Securities Law. No executive officer of the Company has failed in any respect to make the certifications required of him or her under National Instrument 52-109. As of the date hereof, none of the Company SEDAR Reports, nor any prospectus filed under Applicable Securities Law, is the subject of any ongoing review, outstanding comment or outstanding investigation.

(b) The Company is currently, and since February 4, 2008 has been, in compliance with the rules and requirements of the TSX.

(c) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEDAR Reports (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the CSA with respect thereto, (iii) have been prepared in accordance with GAAP and (iv) present fairly, in all material respects, the financial position of the Company as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

(d) The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in Section 3.7(e).

(e) The Company has implemented and maintains disclosure controls and procedures that ensure that information required to be disclosed by the Company in the reports that it files or submits under Applicable Securities Law is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure. The Company maintains internal control over financial reporting, which is sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific authorization. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting. Since December 31, 2007, there has been no change in the Company’s internal control over financial reporting or disclosure controls and procedures or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(f) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board, (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has no knowledge of any reason that its chief executive officer and chief financial officer will not be able to give the certifications required pursuant to Applicable Securities Law, without qualification, when next due. Since December 31, 2007, (i) neither the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or of its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company.

3.8 Absence of Certain Developments.

Since December 31, 2009, except as has been disclosed in the Applicable SEDAR Reports, (a) the Company has conducted its business in the ordinary course, consistent with past practice, (b) there has not been a Material Adverse Effect, and (c) there has not been (i) directly or indirectly, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares of capital stock, equity interests, or other property) with respect to any of the Company’s capital stock or equity interests or any repurchase or redemption by the Company of any such securities, (ii) any change in accounting methods, principles or practices by the Company materially affecting its assets or liabilities, (iii) any sales, pledges, dispositions, Transfers, leases, exclusive licenses, guarantees or encumbrances of any property or assets of the Company, (iv) any material acquisition (including, without limitation, by merger, consolidation, or acquisition of shares or assets or any other business combination) by the Company of any corporation, partnership, other business organization or any division thereof, (v) any disclosure of any trade secrets of the Company except where the receiving party has entered into an agreement with the Company to keep such trade secrets confidential, (vi) any incurrence by the Company of Indebtedness which, individually or together with all such other Indebtedness, exceeds $1,000,000, (vii) grants of any material security interest in any material assets of the Company, (viii) any acquisition, leasing, capital expenditure, disposal or purchase of capital or fixed assets by the Company other than in the ordinary course of business consistent with past practice or in accordance with the Company’s capital expenditure budget as approved by the Board, (ix) any change by the Company of any material election in respect of taxes, any adoption or change by the Company of any material accounting method in respect of taxes or settlement or compromise by the Company of any material claim, notice, audit report or assessment in respect of taxes, (x) any pre-payment of any long-term debt or payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) by the Company, except for such payments, discharges or satisfaction of claims as were made or effected in the ordinary course of business consistent with past practice, (xi) any write-up, write-down or write-off of the book value of any material assets, or a material amount of any other assets, of the Company or (xii) any change in the Board or the officers of the Company.

3.9 Compliance.

(a) The Company is not and since December 31, 2007 has not been, in violation or default under its Organizational Documents.

(b) The Company is not, and since December 31, 2007 has not been, in material violation of any Applicable Law, including, without limitation, Applicable Laws relating to the environment or to occupational health and safety, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(c) The Company has, and since December 31, 2007 has had, all Material Licenses; and all such Material Licenses are in full force and effect and, to the knowledge of the Company, no material suspension or cancellation of any of them is pending or threatened, and all such filings, applications and registrations with respect to the Material Licenses are current. The Company has not been finally denied any application for any such Material License.

(d) Neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

3.10 Litigation.

(a) As at the date hereof and as of the First Closing Date, there are no claims, actions, suits, inquiries, judicial or administrative proceedings or arbitrations pending or, to the knowledge of the Company, threatened against the Company or any of its assets by or before any arbitrator or Governmental Authority, nor are there any reviews, audits, or investigations relating to the Company or any of its assets pending, or to the knowledge of the Company, threatened by or before any arbitrator or Governmental Authority.

(b) As at any Subsequent Closing Date, there are no claims, actions, suits, inquiries, judicial or administrative proceedings or arbitrations pending or, to the knowledge of the Company, threatened against the Company or any of its assets by or before any arbitrator or Governmental Authority, nor are there any reviews, audits, or investigations relating to the

Company or any of its assets pending, or to the knowledge of the Company, threatened by or before any arbitrator or Governmental Authority which individually or in aggregate would be, or would reasonably be expected to be, material to the Company.

3.11 Absence of Undisclosed Liabilities.

The Company does not have any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing, or any act or omission at or prior to the Closing, or any state of facts existing at or prior to the Closing, including taxes with respect to or based upon the transactions or events occurring at or prior to the Closing, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, which is required to be reported in accordance with GAAP in the consolidated financial statements of the Company except for (a) liabilities disclosed in the financial statements included in the Applicable SEDAR Reports and (b) liabilities incurred in the usual and ordinary course of business consistent with past practice subsequent to December 31, 2009.

3.12 Change in Ownership.

Neither (i) the issuance of the Units to the Purchasers nor (ii) the consummation of the transactions contemplated by this Agreement and the Transaction Documents will result in (A) the acceleration of the vesting of any outstanding option, warrant, call, commitment, agreement (including employment agreements), conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any of the common shares of the Company or debt securities, credit agreements or other debt instruments of the Company (collectively, “Commitments,” and each individually, a “Commitment”), (B) any obligation of the Company to grant, extend or enter into any Commitment, or (C) any right in favour of any other Person to terminate or cancel (including upon notice, lapse of time or both) any Material Contract.

3.13 Employment Matters.

(a) The Company is in compliance with all Applicable Law respecting employment and employment practices, terms and conditions of employment including wages, hours of work, overtime, human rights and occupational health and safety, as applicable.

(b) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened nor is the Company aware of any labor organization activity involving its employees.

(c) The Company is not aware that any officer or key employee, or any group of officers or key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(d) The Company is not a party to any written employment agreement with any trustee, director, officer or employee nor any commitment to any fixed term of employment. No employee of the Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by law from the employment of an employee without an agreement as to notice or severance.

(e) Neither the execution or delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any current or former director, trustee, officer, employee or independent contractor of the Company, (ii) increase any benefits otherwise payable under any Company Benefits Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefits Plan, or (iv) require the funding of any benefits under any Company Benefits Plan.

(f) There are no material outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing pursuant to any workplace safety and insurance legislation and to the knowledge of the Company, no audit of the Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. The Company has provided all orders and inspection reports under applicable occupational health and safety legislation in respect of the Company.

(g) Each independent contractor or consultant of the Company is disclosed in Schedule 3.13(g) of the Company Disclosure Letter and has been properly classified by the Company as an independent contractor and the Company has not received any notice from any Governmental Authority disputing such classification.

(h) No employee or contractor, or former employee or contractor, of the Company has any claim with respect to any proprietary information used by the Company or, to the knowledge of the Company, any claim with respect to any Intellectual Property.

(i) Schedule 3.13(i) of the Company Disclosure Letter sets forth a list of all employee benefit plans covering current or former officers, directors or employees of the Company, or current or former independent contractors or consultants of the Company, or under which there is a financial obligation of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, other stock or stock-based, incentive and bonus, employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement (the “Company Benefits Plans”), and all Company Benefit Plans have been established and administered in accordance with their respective terms, and in compliance with Applicable Laws. All contributions (including all employer contributions and employee salary deduction contributions) required to have been made under any of the Company Benefit Plans or Applicable Laws to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

(j) No Company Benefits Plan is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada). No Company Benefits Plan provides benefits to former employees or dependents thereof or is intended to provide benefits to current employees after termination of employment.

3.14 Tax Matters.

(a) All tax returns required to be filed by, or with respect to, the Company have been timely filed (taking into account extensions) and are correct and complete. The Company has timely paid all taxes due and payable by it (other than taxes that are being contested in good faith and for which adequate reserves are reflected in accordance with GAAP). The Company has made adequate provision in accordance with GAAP on the Company’s consolidated balance sheet filed with the most recent Company SEDAR Reports for all taxes payable as of the date of such balance sheet for which no tax return has yet been filed.

(b) Since December 31, 2007, the Company has not incurred any liability for taxes outside the ordinary course of business consistent with past practice.

(c) No examination or audit of any tax return relating to any material taxes of the Company or with respect to any material taxes due from or with respect to the Company by the Internal Revenue Service, Canada Revenue Agency or the appropriate state, provincial, local or foreign taxing authority is currently in progress, and no assessment or reassessment of material tax has been proposed in writing against the Company or any of its assets or properties.

(d) The Company has no current material liability for taxes of any Person (other than the Company) (A) under Treasury Regulations Section 1.1502-6 or under any of sections 159 or 160 of the Income Tax Act (Canada) (or any similar provision of state, provincial, local or foreign law), (B) as a transferee or successor or (C) by Contract.

(e) The Company is not a party to or bound by, nor does it have any obligation under any tax sharing or tax indemnity contract or similar arrangement.

(f) The Company has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(g) The Company has withheld and remitted to the relevant governmental authority all amounts required to be withheld and remitted by it on account of tax in accordance with Applicable Law.

(h) The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

3.15 Contracts.

(a) Except for such Contracts as are listed on Schedule 3.15(a) of the Company Disclosure Letter (collectively, the “Material Contracts”), the Company is not a party to or bound as of the date of this Agreement by any:

(i) mortgage, indenture, note, loan agreement or installment obligation, or other instrument for or relating to any amount of Indebtedness in excess of $100,000;

(ii) Contract pursuant to which it is or may be obligated to make payments in excess of $100,000 individually or $200,000 in the aggregate, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other companies;

(iii) Contract imposing non-competition or exclusive dealing obligations on the Company;

(iv) Contract providing for payments to or by any other Person based on sales, purchases, or profits in excess of $100,000 individually or $200,000 in the aggregate, other than direct payments for goods;

(v) Contract providing for any milestone or similar payments;

(vi) Contract or agreement (a) for the employment of any shareholder, director, officer, consultant or employee not terminable without prior notice and without penalty or liability arising from such termination or (b) containing any severance or change of control provisions or any analogous Contract or arrangement;

(vii) Contract relating to cleanup, abatement or other actions in connection with any environmental liability under any Environmental Laws;

(viii) collective bargaining agreement or other Contract to or with any labor union or other representative of a group of employees;

(ix) Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company;

(x) Contract relating to capital expenditures or other purchases of material, supplies, equipment (including all Contracts to purchase containers, trailers or portable offices) or other assets or properties in excess of $100,000 individually or $200,000 per counterparty in any year;

(xi) Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than expense allowances to the employees of the Company extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(xii) Contract granting or evidencing a Lien on any properties or assets of the Company;

(xiii) management service, consulting, financial advisory or any other similar type Contract, or any Contract with any investment or commercial bank (other than standard deposit account Contracts);

(xiv) Contract (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) any Affiliate of the Company or (B) any current or former officer or director of the Company, since December 31, 2007;

(xv) Contract involving the present or future disposition or acquisition of material assets or properties, or any merger, consolidation or similar business combination transaction;

(xvi) Contract providing any Person with the right of first refusal or first offer or similar type of provision with respect to the disposition or acquisition of any assets other than sales of nonmaterial assets in the ordinary course of business;

(xvii) Contract involving any material joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xviii) Contract involving any material resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xix) Contract involving an obligation of confidentiality or standstill on the part of the Company or similar agreement or arrangement in connection with a potential merger or material acquisition or disposition of a business;

(xx) lease to which the Company is a party (as lessee or lessor) and involving a quarterly base rental payment in excess of $10,000 per lease;

(xxi) Contract which provides for termination, acceleration or other similar rights or any other consideration of any kind with respect to any direct or indirect change of control of the Company;

(xxii) Contract pursuant to which the Company is obligated to indemnify any director or officer of the Company;

(xxiii) Contract providing any limitation on the scope of the Company’s business, including any restrictions on the markets or geographic areas in which the Company competes;

(xxiv) Contract relating to material Company Intellectual Property;

(xxv) Contract relating to the granting of any rights or property of the Company to any other Person, including, but not limited to, any licenses or sublicenses; or

(xxvi) Contract not listed above that is otherwise material to the business of the Company taken as a whole.

(b) (i) Each Material Contract is valid, binding and enforceable against the Company, as applicable, and to the Company’s knowledge, the other parties thereto in accordance with its terms, and is in full force and effect; and (ii) neither the Company, nor, to the knowledge of the Company, any other party thereto, is in breach of or default under any Material Contract which breach may not otherwise be cured within the cure period (if any) applicable thereto, and to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would reasonably be expected to constitute such a breach.

(c) The Company has delivered to the Purchasers a true and correct copy of each Material Contract.

(d) Schedule 3.15(d) of the Company Disclosure Letter lists all milestone or similar payments owed by the Company as of the date hereof under any Contract, including the amount of such payments, the events triggering such payments and the Company’s good faith estimate as to the timing of such payments.

3.16 Intellectual Property.

(a) Schedule 3.16 of the Company Disclosure Letter, which shall be updated prior to any Subsequent Closing Date, sets forth a complete and correct list of all registrations and applications for registration (including relevant identifying information such as registration and application numbers and relevant jurisdiction) of any Intellectual Property owned by the Company. All of the information listed on Schedule 3.16, to the knowledge of the Company, is or will be valid, enforceable and in full force and effect. Schedule 3.16 of the Company Disclosure Letter sets forth a complete and correct list of all registrations and applications for registration (including relevant identifying information such as registration and application numbers and relevant jurisdiction) of any Intellectual Property licensed by the Company, all of which, to the knowledge of the Company, are valid, enforceable and in full force and effect.

(b) (i) The Company owns solely and exclusively or has the right to use pursuant to a valid license, all of the Intellectual Property owned, used or held for use in the business of the Company (“Company Intellectual Property”), (ii) to the knowledge of the Company, the Company Intellectual Property is all of the Intellectual Property necessary for the conduct of the business of the Company as currently conducted, and is held free and clear of all Liens, (iii) the Company has taken all measures reasonably necessary to preserve, maintain and protect the Company Intellectual Property, (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property, (v) none of the Company’s trade secrets have been disclosed to any Person not affiliated with the Company, other than where such disclosure was made to a Person with whom the Company had an appropriate confidentiality and non-disclosure agreement in place, (vi) the Company will not be, as a result of the execution and delivery of this Agreement or any Transaction Document, or the performance of the Company’s obligations under this Agreement or any Transaction Document, in breach (including upon notice, lapse of time or both) of any license, sublicense or other agreement relating to any

Company Intellectual Property and, to the knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a breach, (vii) the Company is not a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects the Company Intellectual Property and (viii) the Company has not entered into any non-competition or similar agreements with any third party that would in any way affect or limit the conduct of the business of the Company in any material respect;

(c) To the knowledge of the Company the conduct of the business of the Company has not interfered with, infringed upon, misappropriated or otherwise violated, or is not interfering with, infringing upon, misappropriating or otherwise violating, any Intellectual Property rights of third parties, and, to the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise violated, or is interfering with, infringing upon, misappropriating or otherwise violating, any Company Intellectual Property owned by the Company.

(d) The Company has not been named, and to the knowledge of the Company is not threatened to be named, in any suit, action or proceeding which involves a claim of infringement, violation, misrepresentation, misappropriation or misuse of any Intellectual Property right of any third party.

(e) None of the Company Intellectual Property owned by the Company has been developed with the assistance or use of any funding from third parties or third party agencies, including funding from any Governmental Authority. To the knowledge of the Company, none of the Company Intellectual Property licensed by the Company has been developed with the assistance or use of any funding from third parties or third party agencies, including funding from any Governmental Authority.

(f) All current and former employees and consultants of the Company have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favour of the Company. To the knowledge of the Company, no employee, officer or consultant of the Company is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company.

(g) To the knowledge of the Company, there has been no public disclosure, sale or offer for sale of any invention in respect of which a patent application owned by the Company has been filed, that may affect the ability of the Company to obtain or sustain valid patent rights to such invention. To the knowledge of the Company, there has been no public disclosure, sale or offer for sale of any invention in respect of which a patent application licensed by the Company has been filed, that may affect the ability of the Company to obtain or sustain valid patent rights to such invention.

(h) To the knowledge of the Company, there is no publication (including an issued patent, published or laid-open patent application, journal article, catalogue, promotion or specification) of another Person which may prevent the Company from obtaining or sustaining valid patent rights to any Company Intellectual Property.

(i) To the knowledge of the Company, there are no professional opinions (such as the opinion of a patent agent or patent attorney, whether preliminary in nature or in any other manner qualified), to the effect that the chances of obtaining or sustaining valid patent rights in respect of any Intellectual Property owned by the Company is considered to be unlikely, or about even, or in any other manner doubtful.

3.17 Insurance.

The Company and its properties are insured in such amounts, against such losses and with such insurers as are consistent with what would reasonably be expected in light of the nature of the properties and businesses of the Company. A complete and accurate summary of the material terms (including the coverage limit) of the Company’s director and officer liability insurance policy has been provided to the Purchasers. Such policy is in full force and effect, the Company is current in the payment of all fees related thereto, the Company has not received any notice of cancellation in connection therewith and, to the knowledge of the Company, no action has been taken that would result in the cancellation or termination of such policy. Such policy will not terminate, and there will be no alteration or amendment to the terms thereof, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

3.18 Environmental Liability.

(i) The Company is and has been in compliance with all applicable Environmental Laws and has obtained or applied for all Environmental Permits necessary for its operations as currently conducted; (ii) there have been no Releases of any Hazardous Materials that could be reasonably likely to form the basis of any Environmental Claim against the Company; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company; (iv) the Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Law; and (v) the Company has not retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim against the Company.

3.19 Transactions with Related Parties.

Since December 31, 2007, there have been no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any proposed transactions, or series of related transactions, between the Company, on the one hand, and any current or former director, officer, partner, employee or Affiliate of the Company (each, a “Related Party”), on the other hand, that the amount involved exceeds $25,000, and in which any Related Party had or will have a direct or indirect material interest. Schedule 3.19 sets forth a complete and accurate list of all existing and proposed transactions, or series of related transactions, agreements, arrangements or understandings between the Company and any Related Party.

3.20 Property.

The Company has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company and good title to all of its personal property material to the Company, as applicable. The Company enjoys peaceful and undisturbed possession under all of its leases.

3.21 Indebtedness.

The Company has no outstanding material Indebtedness.

3.22 Registration Rights; Voting Rights.

Except as required by the Registration Rights Agreements and the Voting Agreement, (a) the Company is not under any obligation to, or party to any agreement pursuant to which it is or may be required to, file a prospectus or register its securities under any Applicable Law, and (b) no shareholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

3.23 Private Offering.

Assuming the accuracy of the representations of the Purchasers set forth in Section 4 of this Agreement, the offer, issuance and sale of the Units are and will be exempt from the prospectus delivery requirements of any Applicable Securities Law. The Company will comply with Applicable Securities Laws in connection with the offer, issuance and sale of the Units. The Company is not in the “business of trading” within the meaning of Applicable Securities Laws and does not hold itself out as being in the “business of trading”, and the Company will comply with Applicable Securities Laws in connection with the offer, issuance and sale of the Units.

3.24 Investment Banking.

No Person acting on behalf of the Company or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any investment banking, brokers’ or finders’ fees or any other commission or similar fees, nor are there any claims for which the Company would be obligated to pay for investment banking, brokers’ or finders’ fees or any other commission or similar fees in connection with the transactions contemplated by this Agreement or the Transaction Documents based on any arrangement made by or on behalf of the Company.

3.25 Takeover Provision.

No Takeover Provision is applicable nor will apply to the Purchasers or the transactions contemplated by this Agreement and the Transaction Documents. There are (i) no anti-takeover provisions in the Company Organizational Documents, and (ii) no shareholder rights plan, “poison pill” or similar measures applicable to the Company.

3.26 Accountants.

PricewaterhouseCoopers LLP (“PWC”) has advised the Company that PWC is, and to the best knowledge of the Company PWC is, independent accountants or an independent public accounting firm as required by Applicable Securities Laws.

3.27 FDA and Related Matters.

(a) (i) The Company has not failed to file with the relevant regulatory authorities applicable to the investigation of new drugs in humans or animals (including, without limitation, the FDA or any foreign, federal, provincial, territorial, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) any required filing, declaration, listing, registration, report or submission (including, without limitation, matters in respect of the Regulatory Condition); (ii) all such filings, declarations, listings, registrations, reports or submissions were in material compliance with Applicable Laws appropriate for the stage of product development when filed; and (iii) no deficiencies have been asserted by any applicable regulatory authority (including, without limitation, the FDA or any foreign, federal, provincial, territorial, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) with respect to any such filings, declarations, listings, registrations, reports or submissions that remain unresolved.

(b) To the Company’s knowledge, with regard to the Company’s products and product candidates, all of the manufacturing facilities and operations of the Company and its Canadian, U.S. and other foreign suppliers are in compliance in all material respects with applicable FDA and comparable regulations, including but not limited to current good manufacturing practices appropriate for the stage of product development and laws and standards related to marketing, promotion, imports and exports, and off-label uses, if applicable.

(c) (i) Any preclinical tests and clinical trials associated with the Company’s products and product candidates were, and if still pending are, to the Company’s knowledge, being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each such test or trial and in accordance with Applicable Law, and with standard medical and scientific research procedures; (ii) to the Company’s knowledge, the descriptions in the Company SEDAR Reports of the results of the Company’s clinical studies relating to the Company’s products and product candidates are, as of the dates of such reports, accurate in all material respects and fairly present the data derived from such studies; and following the date of the Company SEDAR Reports containing such descriptions, except as otherwise disclosed in a subsequent Company SEDAR Report, the Company has not become aware of any information that is inconsistent with such clinical study results or which would otherwise call into question such clinical study results as described in such Company SEDAR Report; (iii) the Company has not received any notices or other correspondence from the FDA or any committee thereof or from any other Canadian, U.S. or other foreign government or drug or medical device regulatory agency or review board requiring or recommending the termination or suspension of any clinical trials related to the Company’s products and product candidates; and (iv) the Company has no knowledge of any studies or tests the results of which call into question the efficacy, safety, or approvability by the FDA or its foreign equivalents of the products or product candidates of the Company.

(d) There are no current actions by the FDA or any other Governmental Authority to revoke, suspend, cancel, modify or withdraw any product approval, clearance, license, clinical trial, investigation, registration, or other Material License with respect to any of the Company’s products and product candidates, and to the knowledge of the Company there are no existing circumstances that would furnish the basis of such actions.

(e) Neither the Company nor any employee of the Company, nor to the knowledge of the Company, any Person retained by the Company, has made on behalf of the Company any material false statements or material omissions in any application or other submission relating to the Company’s products and product candidates to the FDA or other Governmental Authority.

(f) The Company has provided to Purchasers a copy of all (i) FDA, or its foreign equivalent, inspection reports, (ii) notices of adverse findings and (iii) warnings, untitled letters, minutes of meetings or other correspondence from the FDA or other Governmental Authorities concerning the Company’s products and product candidates in which the FDA or such other Governmental Authority asserted that the operations of the Company may not be in compliance with Applicable Laws or that the Company’s products and product candidates may not be safe, effective or approvable.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers jointly and severally represent and warrant to the Company as of the date hereof and the First Closing Date (except to the extent made only as of a specified date, in which case as of such date) as follows:

(a) Each Purchaser is acquiring the Units for its own account for investment and not with a view towards the resale, Transfer or distribution thereof, nor with any present intention of distributing the Units, Common Shares, Warrants or Warrant Shares (the “Securities”) but subject, nevertheless, to any requirement of law that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control, and without prejudice to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with Applicable Laws.

(b) Each Purchaser is an “accredited investor” for the purposes of National Instrument 45-106-Prospectus and Registration Exemptions and within the meaning of Rule 501 of Regulation D under the Securities Act.

(c) Each Purchaser has full power and legal right to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(d) Each Purchaser has taken all action necessary for the authorization, execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and its obligations hereunder and thereunder, and, upon execution and delivery by the Company, this Agreement and the Transaction Documents to which it is a party shall constitute the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(e) Each Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement and the Transaction Documents to which it is a party, and is able to bear the economic risk of such investment for an indefinite period of time.

(f) Each Purchaser understands that no U.S. or Canadian federal, state or provincial agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Units or an investment therein.

(g) The Purchasers have, or will have, the available funds to purchase the Units on the terms and conditions contemplated by this Agreement.

(h) The Purchasers acknowledge that:

(1) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;

(2) there is no government or other insurance covering the Securities;

(3) there are risks associated with the purchase of the Securities;

(4) there are restrictions on their ability to resell the Securities and it is the responsibility of the Purchasers to find out what those restrictions are and to comply with them before selling the Securities; and

(5) the Company has advised the Purchasers that the Company is relying on an exemption from the requirements to provide the Purchasers with a prospectus and to sell securities through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring Units pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Purchasers.

(i) Each Purchaser understands that the Securities have not been and will not be registered under the Securities Act, that the Securities are “restricted securities” as defined in Rule 144, and that the sale contemplated hereby is being made only to institutional “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act (“Institutional Accredited Investors”) in reliance on the exemption from registration set forth in Rule 506 of Regulation D.

(j) Each Purchaser has had access to such information, if any, concerning the Company as the Purchaser has considered necessary in connection with the Purchaser’s decision to invest in the Units.

(k) Each Purchaser is an Institutional Accredited Investor and the Purchaser is acquiring Units for the Purchaser’s own account or for the account of an Institutional Accredited Investor as to which the Purchaser exercises sole investment discretion, and for investment and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States federal securities laws or applicable state securities laws.

(l) Each Purchaser has not purchased the Units as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television or the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(m) The state in which each Purchaser received and accepted the offer to purchase the Units is the address listed on the signature page of this Agreement.

(n) Each Purchaser agrees that if the Purchaser decides to offer, sell, pledge or otherwise Transfer any of the Securities, the Purchaser will not Transfer any of the Securities, directly or indirectly, other than under a registration pursuant to the Securities Act or an exemption for registration under the Securities Act.

(o) Each Purchaser understands and acknowledges that the Company is not obligated to remain a “foreign issuer” within the meaning of Regulation S under the Securities Act.

(p) Each Purchaser consents to the Company making a notation on its records or giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer set forth and described herein.

(q) Each Purchaser understands and agrees that the financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies.

(r) Each Purchaser understands and agrees that there may be material tax consequences to it of an acquisition, holding or disposition of the Securities. The Company gives no opinion and makes no representation with respect to the tax consequences to the Purchaser under United States, state, local or foreign tax law of their acquisition, holding or disposition of the Securities, and each Purchaser acknowledges that it is solely responsible for determining the tax consequences of its investment.

SECTION 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Transfer Restrictions.

(a) Prior to the Transfer Restriction Outside Date (as defined below), no Purchaser will, directly or indirectly, Transfer (it being understood that Transfers of, or other transactions with respect to, ownership interests in the applicable Purchaser or ownership interests in other members of the Purchaser Group shall not be considered to be direct or indirect Transfers of the Units) the Common Shares underlying the Units or the Warrants (including the Common Shares issued upon exercise thereof) except for Permitted Transfers. Notwithstanding the foregoing, a Purchaser may not assign any of its rights or obligations under this Agreement either before or after the Transfer Restriction Outside Date without complying with Section 10.4.

(b) Section 5.1(a) shall automatically terminate and be of no further force or effect on the earliest of (i) the date that is the first anniversary of the First Closing Date, (ii) the date of consummation of, or the announcement of, a Buyout Transaction or a Change of Control, (iii) the date of a breach by the Company of any term or condition set forth herein, where the Company does not cure such breach within ten (10) days after written notice of such breach from one or more of the Purchasers, (iv) the date of a breach by the Company of any term or condition of the Warrants, where the Company does not cure such breach within ten (10) days after written notice of such breach from one or more of the Purchasers or (v) an Insolvency Event (such earliest date being referred to as the “Transfer Restriction Outside Date”); provided, however, that any such termination shall not relieve a Purchaser of liability for such Purchaser’s breach of this Section 5.1 prior to such termination.

5.2 Standstill.

(a) Subject to the provisions set forth below, without the prior consent of the Company, each Purchaser will not:

(i) acquire or agree, offer or propose to acquire, other than as contemplated or permitted in the Transaction Documents, directly or indirectly, alone or in concert with any other Person, by purchase or otherwise, any (A) ownership of any of the material assets or businesses of the Company, or any rights or options to acquire such ownership (including from any third party), or (B) Beneficial Ownership of any securities of the Company, or any rights or options to acquire such ownership (including from any third party); provided, however, that the foregoing shall not apply to (x) any Units, Common Shares or Warrants purchased pursuant to the terms of this Agreement or acquired on the exercise thereof or in exchange therefor, or (y) any Units, Common Shares or Warrants purchased pursuant to Permitted Transfers, including as between the Purchasers, or pursuant to the exercise of rights set forth in Section 5.4, or (z) any Common Shares purchased in Market Transfers so long as the aggregate amount of securities purchased in Market Transfers by such Purchaser represents not more than 5% of the Company’s outstanding Common Shares on a Fully Diluted Basis after giving effect to the applicable purchase;

(ii) solicit proxies (as such terms are defined under the Applicable Securities Laws), whether or not such solicitation is exempt under the Applicable Securities Laws, with respect to any matter from holders of any shares of the Company or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of such shares;

(iii) initiate, or intentionally induce any other Person, entity or group (as defined in the Applicable Securities Laws) to initiate, any shareholder proposal or tender offer for any securities of the Company, any Change of Control of the Company or the convening of a shareholders’ meeting of the Company; or

(iv) enter into any arrangements or understandings with any other Person with respect to any matter described in the foregoing subparagraphs (i) through (iii).

(b) Subject to the provisions set forth below, without the prior consent of the Company, no Purchaser nor any member of the Purchaser Group will short sell any Common Shares.

(c) The provisions of Sections 5.2(a) and (b) shall not apply in respect of any action taken by the Purchaser Designees in their capacity as members of the Board or any proposal by a Purchaser to the Board in a manner that such Purchaser believes in good faith does not require public disclosure by the Company. In addition, notwithstanding the provisions set forth in this Section 5.2, each Purchaser shall be entitled to make any disclosures required by Applicable Law.

(d) The provisions of Section 5.2(a) shall terminate on the earliest of (i) the date that is the first anniversary of the date hereof, (ii) the date on which any Purchaser Designee is not, upon nomination, elected to the Board at any annual meeting of the shareholders of the Company (or at any special meeting held to elect directors in lieu of an annual meeting) and is not otherwise appointed to the Board, (iii) the date of a Change of Control, (iv) the date on which the Company waives any Takeover Provisions for any Person (other than the Purchasers), (v) the date of a material breach by the Company of any term or condition set forth herein, where the Company does not cure such breach within ten (10) days after written notice of such breach from one or more of the Purchasers and (vi) the date of a material breach by the Company of any term or condition of the Warrants, where the Company does not cure such breach within ten (10) days after written notice of such breach from one or more of the Purchasers (such earliest date, the “Standstill Termination Date”). The provision contained in Section 5.2(b) shall terminate on the earliest of (i) the Regulatory Condition Outside Date, (ii) the Standstill Termination Date and (iii) the first Subsequent Closing Date. In addition, the provisions of Sections 5.2(a) and (b) shall not apply at any time after (A) the Board resolves to pursue a Buyout Transaction or a transaction that is contemplated by the Board to result in a Change of Control, (B) the Board approves, recommends or accepts a Buyout Transaction or a transaction that would result in a Change of Control proposed by any Person (other than any Purchaser Group member) or (C) there is a Change of Board Recommendation.

(e) Until the earlier of (a) the third anniversary of the date of this Agreement, (b) the date on which no Purchaser Designee (other than the Purchaser Designee Industry Expert) is a member of the Board, or (c) the Standstill Termination Date if such Standstill Termination Date occurs pursuant to Section 5.2(d)(ii), (iii), (iv), (v) or (vi), each Purchaser shall not solicit proxies (as such terms are defined under the Applicable Securities Laws), whether or not such solicitation is exempt under the Applicable Securities Laws, to replace any Person as a member of the Board. For greater clarity, nothing contained herein shall require any Purchaser to vote its Common Shares for or against the election of any member of the Board.

5.3 Buyout Transactions.

So long as a Purchaser is in compliance with Section 5.1, nothing set forth in Section 5.1 or Section 5.2 shall prohibit such Purchaser from (i) Transferring Units, the Common Shares underlying the Units or the Warrants pursuant to the terms of a Buyout Transaction, (ii) voting its Units, the Common Shares underlying the Units or the Warrants with respect to any Buyout Transaction or (iii) endorsing a Buyout Transaction or any other transaction that would constitute a Change of Control proposed by any Person.

5.4 Preemptive Rights.

(a) If the Company at any time or from time to time makes a Qualified Equity Offering, each of the Purchasers shall for so long as the Purchaser Group has beneficial ownership of Common Shares in an amount equal to at least fifty percent (50%) of the Common Shares (excluding for clarity Common Shares underlying the Warrant Agreements) issued to Purchasers on the First Closing Date, be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such securities are proposed to be offered to others, in the aggregate up to the amount of New Shares required to enable it to maintain its Purchaser Percentage Interest determined prior to the Qualified Equity Offering.

(b) (i) In the event the Company intends to make a Qualified Equity Offering that is an underwritten public offering or a private offering of convertible notes or convertible preferred shares made to financial institutions for resale, no later than three (3) Business Days after the initial filing of a registration statement with the SEC or filing of a prospectus under Applicable Securities Laws, as the case may be, with respect to such underwritten public offering or the commencement of marketing with respect to such Qualified Equity Offering, the Company shall give each Purchaser written notice of its intention (including, in the case of a public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering) describing, to the extent then known, the anticipated amount of securities, range of prices, timing and other material terms of such offering. Each Purchaser shall have ten (10) Business Days from the date of receipt of any such notice (except in the case of a bought deal or overnight marketed offering, in which case each Purchaser shall have one (1) Business Day from the date of receipt of any such notice) to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of New Shares such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 5.4(a) (the “Designated Shares”). Such notice shall constitute a nonbinding indication of interest of such Purchaser to purchase the Designated Shares so specified at the range of prices and other terms set forth in the Company’s notice to it. The failure of a Purchaser to respond during such ten (10) Business Day period (or one (1) Business Day in the case of a bought deal or overnight marketed offering) shall, solely with respect to the Purchaser who fails to respond, constitute a waiver of the preemptive rights only in respect of such offering.

(ii) If the Company proposes to make a Qualified Equity Offering that is not an underwritten public offering or a private offering of convertible notes or convertible preferred stock made to financial institutions for resale (a “Private Placement”), the

Company shall give each Purchaser written notice of its intention, describing, to the extent then known, the anticipated amount of securities, price and other material terms upon which the Company proposes to offer the same. Each Purchaser shall have ten (10) Business Days from the date of receipt of the notice required by the immediately preceding sentence to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Designated Shares such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 5.4(a). Such notice shall constitute the binding agreement of such Purchaser to purchase the amount of Designated Shares so specified (or a proportionately lesser amount if the amount of New Shares to be offered in such Private Placement is subsequently reduced) upon the price and other terms set forth in the Company’s notice to such Purchaser. The failure of a Purchaser to respond during the ten (10) Business Day period referred to in the second preceding sentence shall, solely with respect to the Purchaser who fails to respond, constitute a waiver of the preemptive rights in respect of such offering only.

(c) (i) If a Purchaser exercises its preemptive purchase rights provided in Section 5.4(b)(ii), the closing of the purchase of the New Shares with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such preemptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as the Company and such Purchaser shall agree in writing; provided that the actual amount of Designated Shares to be sold to such Purchaser pursuant to its exercise of preemptive rights hereunder shall be reduced if the aggregate amount of New Shares sold in the Private Placement is reduced and, at the option of such Purchaser (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of New Shares sold in the Private Placement is increased. In connection with its purchase of Designated Shares, each Purchaser shall execute an instrument in form and substance reasonably satisfactory to the Company containing representations, warranties and agreements of the Purchaser that are customary for such private placement transactions.

(ii) If a Purchaser exercises its preemptive purchase rights provided in Section 5.4(b)(i), the Company shall offer such Purchaser, if such offering is consummated, the Designated Shares (as adjusted to reflect the actual size of such offering when priced) at the same price as the New Shares are offered to the underwriters or initial purchasers and shall provide written notice of such price to the Purchaser as soon as practicable prior to such consummation. Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such offering, such Purchaser shall enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging such Purchaser’s binding obligation to purchase the Designated Shares to be acquired by it and containing representations, warranties and agreements of such Purchaser that are customary in such transactions. Any offers and sales pursuant to this Section 5.4 in the context of a public offering shall also be conditioned on reasonably acceptable representations and warranties of such Purchaser regarding its status as the type of offeree to whom a private sale can be made concurrently with a public offering in compliance with Applicable Securities Laws.

(d) In the event a Purchaser fails to exercise its preemptive purchase rights provided in this Section 5.4 within the applicable ten (10) Business Day period or, if so exercised, a Purchaser does not consummate such purchase within the applicable period, the Company shall thereafter be entitled during the period of 90 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of New Shares covered thereby shall be consummated, if at all, within 60 days from the date of such agreement) to sell the New Shares not purchased pursuant to this Section 5.4 at the price and on the terms offered to the Purchasers. In the event the Company has not sold the New Shares or entered into an agreement to sell the New Shares within said 90-day period, the Company shall not thereafter offer, issue or sell such New Shares without first offering such securities to the Purchasers in the manner provided in this Section 5.4.

(e) The Company and each Purchaser shall cooperate in good faith to facilitate the exercise of the Purchaser’s preemptive rights hereunder, including securing any required approvals or consents, in a manner that does not jeopardize the timing, marketing, pricing or execution of any offering of the Company’s securities.

5.5 Reasonable Best Efforts; Further Assurances.

Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or desirable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents, including the execution of any documents or instruments required hereby. If at any time after the First Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transaction Documents, including with respect to the Subsequent Closings, the parties hereto shall use their reasonable best efforts to take or cause to be taken all such necessary or desirable action and to execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation. Notwithstanding the foregoing, in no event shall any of the parties hereto be required to amend the terms of this Agreement or any of the Transaction Documents in order to comply with the terms of this Section 5.5.

5.6 Indemnity.

(a) The Company agrees to indemnify and hold each Purchaser and each member of the Purchaser Group and each of their respective officers, directors, partners, managers, members, affiliates, employees and agents, and each Person who controls any of the foregoing and the officers, directors, partners, managers, members, affiliates, employees and agents of each such controlling Person (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless against any and all losses, claims, liabilities, damages and expenses of any kind or nature whatsoever including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred (and as incurred) in connection with prosecuting, investigating, defending or preparing to defend any action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to:

(i) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement or the Transaction Documents or in any certificate delivered by the Company pursuant hereto or thereto;

(ii) the Company’s breach of any agreements or covenants made by the Company in this Agreement or the Transaction Documents or in any certificate delivered by the Company pursuant hereto or thereto; and

(iii) claims by third parties relating to or arising out of the transactions contemplated by this Agreement or the Transaction Documents, or any transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is or is threatened to be made a party thereto.

(b) An Indemnified Party will give written notice to the Company of any claim with respect to which it seeks indemnification under this Section 5.6 promptly after discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to so notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless the Company shall have been materially and adversely prejudiced by the failure of such Indemnified Party to so notify the Company. In case any such action shall be brought against any Indemnified Party and the Indemnified Party has notified the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company will not be liable to such Indemnified Party under this Section 5.6 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that (1) if the Company shall elect not to assume the defense of such claim or action or (2) if the Indemnified Party has been advised by counsel (A) that there may be a conflict between the positions of the Company and of the Indemnified Party in defending such claim or action or (B) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the Company, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of (1) and (2)(A), or such different defenses, in the case of (2)(B), and the Company shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense. The Company agrees that it shall not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any threatened or pending action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(c) All reasonable expenses incurred by an Indemnified Party in connection with any threatened or pending action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action shall be paid by the Company in advance of the final disposition of such action, suit, proceeding (including any investigation, litigation or inquiry), demand or cause of action if so requested by the Indemnified Party, within twenty (20) days after the receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances. The Indemnified Party may submit such statements from time to time. The Indemnified Party’s entitlement to such expenses shall include those incurred by the Indemnified Party in connection with any proceeding by the Indemnified Party seeking an adjudication or award in arbitration pursuant to this Agreement. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnified Party in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnified Party to repay such amount, including any amount incurred in connection with any proceeding by the Indemnified Party seeking an adjudication or award in arbitration pursuant to this agreement, if it is ultimately determined that the Indemnified Party is not entitled to be indemnified against such expenses by the Company pursuant to this Section 5.6. Each written undertaking to pay amounts advanced must be an unlimited general obligation but need not be secured, and shall be accepted without reference to financial ability to make repayment.

(d) The obligations of the Company under this Section 5.6 shall survive the consummation of the transactions contemplated by this Agreement or termination of this Agreement indefinitely.

(e) The indemnification rights contained in this Section 5.6 are not limited or deemed waived by an investigation or knowledge by any Indemnified Party prior to or after the date hereof.

5.7 Consents and Approvals; Shareholder Approval.

(a) Subject to Sections 5.7(b) and 5.7(c), from and after the date hereof, the Company shall use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and to perform the covenants contemplated by this Agreement and the other Transaction Documents, and to obtain the Regulatory Condition prior to the Regulatory Condition Outside Date. The Purchasers shall reasonably cooperate with the Company in all actions contemplated by the previous sentence.

(b) The Company and each Purchaser shall use reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to applicable Governmental Authorities, or expiration or termination of any applicable waiting period, under the HSR Act or competition or merger control laws of other jurisdictions (collectively, the “Antitrust Regulations”), for the transactions contemplated by this Agreement, including each Closing and the other Transaction Documents, to the extent such Antitrust Regulations are applicable to such Purchaser.

(c) (i) As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall, unless it has obtained Shareholder Approval by written consent and the TSX has provided confirmation in writing that a meeting of shareholders to approve the Shareholder Proposals is not required, in consultation with each Purchaser (i) establish a record date for, duly call, give notice of, convene and hold the Shareholder Meeting at a date no later than November 24, 2010; and (ii) prepare the notice of Shareholder Meeting and the accompanying management information circular to be sent to Shareholders in connection with the Shareholder Meeting for the purpose of obtaining the Shareholder Approval, as the same may be amended, supplemented or otherwise modified subject to this Agreement (the “Information Circular”), together with any other documents required by the Articles and Applicable Laws in connection with the Shareholder Meeting. The Information Circular shall include, among other things, the recommendation of the Board as described in Section 5.7(d) and shall otherwise be in form and substance satisfactory to the Purchaser and its advisors, acting reasonably. Unless the Company has obtained Shareholder Approval by written consent and the TSX has provided confirmation in writing that a meeting of shareholders to approve the Shareholder Proposals is not required, as promptly as practicable after the completion of the Information Circular, the Company will file the Information Circular and any other documentation required to be filed under Applicable Laws in all jurisdictions where the Information Circular is required to be filed by the Company and mail or cause to be mailed the Information Circular and any other documentation required to be mailed under the Articles or Applicable Laws in connection with the Shareholder Meeting to each Shareholder and each other Person to whom such documents are required to be sent under the Articles and under Applicable Laws. The Purchasers will provide to the Company, for filing with the TSX, all required personal information forms (“PIFs”) in respect of the Purchasers or the Purchaser Designees required as a result of the consummation of the Transaction, as soon as reasonably practicable after the TSX makes a request for such PIFs, provided that, in the event the TSX requests PIFs from any Person other than a Purchaser Designee, the Company shall, if requested by the Purchasers, permit the Purchasers to negotiate directly with the TSX to limit the required PIFs to the those of the Purchaser Designees, and shall reasonably assist the Purchasers in such negotiation.

(ii) The Company hereby covenants and agrees that (A) the Information Circular will, if and when filed, comply as to form in all material respects with the applicable requirements of Applicable Laws and (B) none of the information included or incorporated by reference in the Information Circular will, at the date it is first mailed to the holders of Common Shares or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Subject to Sections 5.8(b) and 5.8(c), the Company shall take, in accordance with Applicable Law and the Company Organizational Documents, all action necessary to convene the Shareholders Meeting as promptly as practicable to submit for approval by the requisite vote of the shareholders of the Company the Shareholder Proposals. Subject to Sections 5.8(b) and 5.8(c), in connection with each meeting of shareholders at which the Shareholder Proposals are submitted for a vote of the shareholders of the Company, (A) the Board shall recommend that its shareholders vote in favour of the Shareholder Proposals and (B) neither the Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, the recommendation of the Board that the shareholders of Common Shares vote in favour of the Shareholder Proposals.

(e) The Company shall take all commercially reasonable action to solicit from the shareholders proxies in favour of the Shareholder Proposals and take all other action necessary or advisable to secure the vote or consent of the shareholders that is required by Applicable Law to approve the Shareholder Proposals (including the Shareholder Approval), including, if necessary or appropriate, adjourning the Shareholders Meeting to solicit additional proxies; provided, however, that the Company shall have no obligation to retain the services of an investment banker or proxy solicitation firm to solicit proxies. Notwithstanding anything herein to the contrary, unless this Agreement has been terminated pursuant to Section 9, the Company will take all of the actions contemplated by this Section 5.7(e) regardless of whether there has been a Change of Board Recommendation, and will submit the Shareholder Proposals to the shareholders of the Company at such Shareholders Meeting.

(f) Each of the Purchasers and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Applicable Laws relating to the exchange of information, with respect to all of the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement and the Transaction Documents. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. The Purchasers and the Company shall promptly furnish to each other, to the extent permitted by Applicable Laws, copies of written communications received by them or their Subsidiaries from, or delivered by any of the foregoing to, any Governmental Authorities in respect of the transactions contemplated by this Agreement or by any Transaction Document.

(g) The Company shall use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents and to obtain all necessary permits, consents, orders, approvals and authorizations, as applicable, and take all other action, in order to satisfy the Regulatory Condition by the Regulatory Condition Outside Date.

5.8 No Solicitation.

(a) The Company represents to the Purchasers that, as of the date hereof, it is not, nor are any of its officers, agents or other Representatives, engaged, directly or indirectly, in any negotiations or discussions with any Person or entity other than the Purchasers and their Representatives, with respect to any debt or equity financing (other than a Permitted Offering) or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (any such transaction being an “Alternate Proposal”). Subject to Sections 5.8(b) and 5.8(c), from the date hereof and until the First Closing Date, the Company shall not, and shall cause its respective officers, agents or other Representatives not to, directly or indirectly:

(I) initiate, solicit or knowingly encourage (including by way of providing information), or facilitate the submission of any inquiries, proposals or offers with respect to, or the making, or completion of, an Alternate Proposal;

(II) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company to, or otherwise knowingly cooperate with or knowingly assist any Person in connection with, an Alternate Proposal;

(III) approve, endorse or recommend any Alternate Proposal;

(IV) enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement relating to an Alternate Proposal; or

(V) resolve, propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 5.8(a), if at any time following the date hereof and prior to obtaining the Shareholder Approval, (i) the Company has not breached any provision of Section 5.8(a) and the Company has received a written Alternate Proposal that is not a Financing Proposal (a “Change of Control Proposal”) from a third party that (y) occurs or arises after the date hereof that was neither known to the Board nor reasonably foreseeable as of or prior to the date hereof and (z) the Board believes reasonably and in good faith to be bona fide, (ii) the Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Change of Control Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iii) after consultation with its outside legal counsel, the Board determines in good faith that such action is necessary to comply with its fiduciary duties to shareholders under Applicable Law, then the Company may (A) furnish information with respect to the Company to the Person making the Change of Control Proposal and (B) participate in discussions or negotiations with the Person making such Change of Control Proposal regarding such Change of Control Proposal provided, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company enters into an Acceptable Confidentiality Agreement with such Person prior to disclosing any non-public information to such Person and (y) will first provide to the Purchasers any non-public information that is to be provided or made available to such other Person which was not previously provided or made available to the Purchasers. From and after the date hereof, the Company shall promptly (within 24 hours) notify the Purchasers, orally and in writing, in the event it or any of its Representatives receives (i) an Alternate Proposal or indication by any Person that it is considering making an Alternate Proposal, including any Change of Control Proposal or Financing Proposal, (ii) any request for non-public information relating to the Company other than requests for information in the ordinary course of business unrelated to an Alternate Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Alternate Proposal, and shall include in such notice the material terms and conditions thereof and the identity of the party making such proposal or inquiry and to the extent such Alternate Proposal is a Change of Control Proposal shall keep the Purchasers reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, the Company shall promptly (within 24 hours) notify the Purchasers orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning a Change of Control Proposal pursuant to this Section 5.8(b). Such notice shall include (1) a copy of such Change of Control Proposal, indication of interest, inquiry or request (or, where no such copy exists or is available, a written description thereof that includes the material terms and conditions thereof), including any material modifications thereto, and (2) the identity of the Person making such Change of Control Proposal, indication of interest, proposal or inquiry. The Company shall keep the Purchasers reasonably informed on a current basis (and in any event no later than within 24 hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any Change of Control Proposal, indication of interest, inquiry or request (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations concerning the same.

(c) Neither the Board nor any committee thereof shall directly or indirectly (x) withdraw or modify its recommendation with respect to the Shareholder Proposals in a manner adverse to the Purchasers or publicly propose to do so, or (y)(1) approve or recommend an Alternate Proposal and/or (2) terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal as provided by Section 9.4; provided, that if at any time prior to obtaining the Shareholder Approval, the Company receives a Change of Control Proposal which the Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Purchaser (including pursuant to clause (ii) below), then the Board may at any time prior to obtaining the Shareholder Approval (I) withdraw or modify its recommendation with respect to the Shareholder Proposals in a manner adverse to the Purchasers, including by failing to include its recommendation in the Information Circular (a “Change of Board Recommendation”) or (II) take action pursuant to Section 9.4 of this Agreement, in the case of each of clauses (I) and (II) if the Board determines in good faith (after consultation with outside counsel) that such action is necessary to comply with its fiduciary duties to shareholders under Applicable Law; provided, further, that the Board may not effect a Change of Board Recommendation or take action pursuant to Section 9.4: (A) if there was a breach of this Section 5.8 and (B) unless:

(i) the Company shall have provided prior written notice to Purchasers, of its intention to take any action contemplated in this Section 5.8(c) with respect to a Superior Proposal at least five (5) Business Days in advance of taking such action (the “Notice Period”), which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal), and shall have contemporaneously provided a copy of all of the then current form of the definitive transaction agreements with respect to such Superior Proposal and the documents with respect to any financing of such Superior Proposal;

(ii) prior to effecting such Change of Board Recommendation or taking action pursuant to Section 9.4, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Purchasers in good faith (to the extent Purchasers desire to negotiate) to make adjustments in the terms and conditions of this Agreement; and

(iii) prior to or concurrently with a termination pursuant to Section 9.4 the Company pays all amounts payable pursuant to, and otherwise complies with, the provisions of Section 9.

In the event of any revisions to the Superior Proposal the Company shall be required to deliver a new written notice to Purchasers and to again comply with the requirements of this Section 5.8(c) with respect to such new written notice. The Company agrees that any violation of this Section 5.8 by the Company or any of its Representatives of any of the foregoing shall be deemed to be a material breach of this Agreement (including this Section 5.8) by the Company.

5.9 Use of Proceeds.

The proceeds received by the Company from the issuance and sale of the Units shall be used by the Company for general corporate purposes.

5.10 Conduct of Business; Prohibition on Certain Actions.

(a) Except with the prior written consent of the Purchasers, from and after the date hereof until the First Closing Date, the Company shall conduct its business in the ordinary course of business, consistent with past practice and shall:

(i) continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for their current use;

(ii) use commercially reasonable efforts to keep available generally the services of its present officers and employees, and preserve generally the present relationships with Persons having business dealings with it;

(iii) keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof; and

(iv) inform Purchaser of the occurrence of any event which could reasonably be expected to result in a breach of any representation or warranty contained in Section 3.

(b) Except with the prior written consent of the Purchasers, from and after the date hereof until the First Closing Date the Company shall conduct its business in the ordinary course of business, consistent with past practice and shall not:

(i) consummate or enter into any agreement regarding the licensing or sale of the Company’s Intellectual Property;

(ii) disclose any trade secrets of the Company, except in the ordinary course of business consistent with past practices where the receiving party has entered into an agreement with the Company to keep such trade secrets confidential;

(iii) directly or indirectly declare, set aside, make or pay any dividend or any distribution (whether in cash, shares of capital stock, equity interests, or other property) in respect of any of its capital stock or equity interests or any repurchase or redemption by the Company of any such securities;

(iv) adjust, split, combine or reclassify any of its capital stock or equity interests or issue or propose or authorize the issuance of any other securities (including options, profit interest, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or equity interest;

(v) repurchase, redeem or otherwise acquire any shares of the capital stock, equity interests or securities directly or indirectly convertible into, or exercisable or exchangeable for, its capital stock or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(vi) make any sale, assignment, Transfer, abandonment, or other conveyance of any of its material assets or any part thereof, except in the ordinary course of business;

(vii) merge or consolidate with, or acquire any interest in, any Person or division or unit thereof or acquire or agree to acquire any material assets outside the ordinary course of business;

(viii) settle, release or forgive any material claim or litigation or waive any material right;

(ix) make, change or revoke, or permit to be made, changed or revoked, any material election or method of accounting with respect to taxes, or make any settlement or compromise of any material claim, notice, audit report or assessment in respect of taxes;

(x) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to taxes affecting or relating to the Company;

(xi) make any payment of, or in respect of, any tax to any Person or any Governmental Authority, except to the extent such payment is in respect of a tax that is due or payable or has been properly estimated in accordance with Applicable Law as applied in a manner consistent with the past practice of the Company;

(xii) enter into or amend any Company Benefit Plan;

(xiii) grant any increase in the salary or other compensation of any employee in an amount greater than $100,000;

(xiv) acquire, lease, make a capital expenditure with respect to or dispose of, or agree to acquire, lease, make a capital expenditure with respect to or dispose of, any fixed or capital assets in excess of $150,000;

(xv) change its authorized or issued capital stock; grant any stock options, profit interest or right to purchase shares of capital stock; issue any shares of capital stock or issue any security convertible into or exercisable for shares of capital stock (other than the issuance of Common Shares upon exercise of any options and warrants outstanding as of the date of this Agreement), or the grant of stock options to new employees;

(xvi) incur any Indebtedness which, individually or together with all such other

Indebtedness, exceeds $1,000,000;

(xvii) pre-pay any long-term debt or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for such payments, discharges or satisfactions of claims as were made or effected in the ordinary course of business consistent with past practice;

(xviii) incur, or suffer to exist, any Lien on or grant a security interest in the assets of the Company, except in the ordinary course of business;

(xix) make any changes to the officers of the Company or appoint any new members to the Board of the Company, except as contemplated by this Agreement;

(xx) materially increase or decrease the Company’s reserves, allowance for doubtful accounts or bad debt expense policies; or

(xxi) agree to do any of the foregoing.

(c) From and after the First Closing Date, without the prior written consent of the Purchasers and for so long as the Purchaser Group has beneficial ownership of Common Shares in an amount equal to at least fifty percent (50%) of the Common Shares (excluding for clarity Common Shares underlying the Initial Investment Warrant Agreement) issued to Purchasers on the First Closing Date, the Company will not (through merger, amendment, recapitalization, consolidation, reorganization or otherwise):

(i) incur Indebtedness (other than Indebtedness for borrowed money that, when aggregated with all other Indebtedness for borrowed money incurred within the previous twelve months from the date of incurrence, is less than $1,000,000 when so aggregated);

(ii) submit any resolution at a meeting of shareholders or in any other manner change or authorize a change in the size of the Board to more than nine (9) members; or

(iii) offer, sell or issue any securities ranking senior to Common Shares, or offer, sell or issue any securities which are convertible into or exchangeable or exercisable for securities ranking senior to Common Shares, including, but not limited to, any preferred shares, other than securities of any direct or indirect Subsidiary of the Company that are offered, sold or issued solely to the Company.

(d) In addition to and without limiting the restrictions set forth in Section 5.10(c), from and after the first Subsequent Closing Date, without the prior written consent of the Purchasers and for so long as the Purchaser Group has beneficial ownership of Common Shares in an amount equal to at least fifty percent (50%) of the Common Shares (excluding for clarity Common Shares underlying the Warrant Agreements) issued to Purchasers on the First Closing Date and any Subsequent Closing Dates, the Company will not (through merger, amendment, recapitalization, consolidation, reorganization or otherwise):

(i) amend the Organizational Documents in any manner that affects the rights, privileges, or economics of the Units, Common Shares or Warrants;

(ii) effect or cause to be effected, or enter any contract, agreement or other arrangement that would, directly or indirectly, result or have the effect of causing, a Change of Control or an Insolvency Event;

(iii) pay or declare any dividends on any securities of the Company, distribute any assets (including property or cash) of the Company other than in the ordinary course of business or repurchase any outstanding securities of the Company, other than payments, declarations or distributions of assets solely to the Company; or

(iv) adopt or amend any shareholder rights plan or similar agreement.

5.11 Takeover Provisions.

Following the date hereof, the Company shall take all reasonable actions to ensure that (i) to the extent permissible under law, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation under Applicable Law or other state or provincial law in which the Company may become incorporated, (ii) no anti-takeover provision in the Company Organizational Documents, and (iii) no shareholder rights plan, “poison pill” or similar measure, in each case that contains restrictions that are different from or in addition to those contained in Sections 5.1 and 5.2 (including with respect to the time periods specified in Section 5.1), is applicable to a Purchaser’s ownership of the Units or the purchase of Units, pursuant to the terms of this Agreement (including with respect to the exercise by the Purchasers of their preemptive rights) (each a “Takeover Provision”). If any Takeover Provision shall become applicable to a Purchaser or the transactions contemplated hereby, including, without limitation, as a result of the conversion of the Warrants into Common Shares or pursuant to the exercise of the rights provided for in Sections 5.1 through 5.4, the Company and the Board shall grant such approvals and take such actions as are necessary and permissible under Applicable Laws so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Provisions on each Purchaser and the transactions contemplated hereby.

5.12 Section 16 Matters.

(a) In the event that the Common Shares are registered under Section 12 of the Exchange Act and the Company is not a Foreign Private Issuer, the Company shall promptly thereafter take all such steps as may be required to cause any acquisitions or dispositions of shares of capital stock of the Company in connection with the transactions contemplated by the Transaction Documents (including derivative securities of such shares) by each member of the Purchaser Group who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”). In addition, for the purpose of seeking an exemption under Rule 16b-3, the Company shall, upon receiving reasonable prior notice from any member of the Purchaser Group, request that the Board or the applicable committee of the Board approve, in accordance with Rule 16b-3 and SEC no-action letters thereunder, any acquisitions from, or dispositions to, the Company of Units, Common Shares or Warrants, to the extent made by any member of the Purchaser Group who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

(b) Notwithstanding anything to the contrary contained in the Transaction Documents, if there exists a period (the “Section 16(b) Period”) during which a Purchaser’s purchase of any security pursuant to any Transaction Document would result in liability under Section 16(b) of the Exchange Act, the period during which such security may be purchased if prescribed by such Transaction Document, shall be extended until the date that is the equivalent number of days of such Section 16(b) Period after the later of (i) the expiration date to purchase such Security, if any, or (ii) the date of the end of such Section 16(b) Period (the “Section 16(b) Extension Period”); provided that the Section 16(b) Extension Period shall be no longer than six (6) months and five (5) days.

5.13 Registration and Listing.

(a) So long as a Purchaser Beneficially Owns any Units, Common Shares or Warrants, the Company will use commercially reasonable efforts to cause the Common Shares to continue at all times to be listed on the TSX, will continue to be a reporting issuer in applicable jurisdictions in Canada under Applicable Securities Law, will comply in all respects with its reporting and filing obligations under Applicable Securities Law, and will not take any action or file any document (whether or not permitted by the Applicable Securities Law or the rules thereunder) to terminate or suspend such reporting and filing obligations.

(b) As promptly as practicable after the Subsequent Closing Date, the Company shall use commercially reasonable efforts (i) to qualify to list its Common Shares on an Approved Market as promptly as practicable and (ii) subject to the qualification for listing set forth in clause (i) hereof, and so long as the Purchasers Beneficially Own any Units, Common Shares or Warrants, to continue the listing or trading of the Common Shares on an Approved Market and to comply in all respects with the Company’s applicable reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Shares are listed for trading. Notwithstanding the foregoing, in no event shall the Company take any action in furtherance of this Section 5.13(b) (y) that is inconsistent with or in conflict with its other obligations pursuant to this Agreement and the Transaction Documents without the prior written consent of the Purchasers or (z) if such action requires the Company to authorize, approve or effect a reverse split of the Common Shares or any other equity security of the Company. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.13.

5.14 Venture Capital Qualifying Investment.

The Company hereby agrees that it shall (i) furnish each Purchaser that is a “venture capital operating company” within the meaning of the Department of Labor “plan asset” regulations (“VCOC”) with such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for its directors in the ordinary course and as a Purchaser may from time to time reasonably request, (ii) permit each Purchaser that is a VCOC to discuss the affairs, finances and accounts of the

Company, and to make proposals and furnish advice with respect thereto, with the principal officers of the Company and (iii) invite a representative of each Purchaser that is a VCOC to attend all meetings of the Board in a nonvoting observer capacity if no representative of such Purchaser is a member of the Board and, in this respect, shall give such representative copies of all notices, minutes, consents and other material that it provides to the directors and such representative shall be entitled to participate in discussions of matters brought to the Board that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company reasonably believes, upon advice of counsel: that such exclusion is necessary to (A) preserve the attorney-client privilege, (B) protect highly confidential proprietary information or (C) avoid a potential conflict of interest. With respect to a Purchaser that is a VCOC, the provisions of this Section 5.14 shall terminate only with respect to such Purchaser on the earlier of (i) the date on which Purchaser ceases to be a VCOC, (ii) the date on which the provisions of this Section 5.14 are no longer required in order for the ownership of any Units, Common Shares or Warrants by such Purchaser to qualify as a venture capital investment within the meaning of Department of Labor “plan asset” regulations; (iii) the date such Purchaser no longer owns any Units, Common Shares or Warrants; and (iv) the effective date of a registration statement pursuant to Section 12 of the Exchange Act.

5.15 Board Representation.

(a) The Company shall take all permissible corporate action such that on the First Closing Date and subject to Sections 5.15(c), the size of the Board shall be set at nine (9) members and, four (4) individuals designated by the Purchaser Group (each director designated by the Purchaser Group under this Agreement (including Section 5.14 hereof), a “Purchaser Designee,” and collectively, the “Purchaser Designees”) as Board nominees shall be appointed to the Board. On the First Closing Date, the resignation of the Resigning Directors shall become effective pursuant to the terms of the Resignation Letters. Notwithstanding anything contained herein to the contrary, the Purchasers shall be permitted, in their discretion, to defer appointment of one or more of the Purchaser Designees to one or more dates subsequent to the dates specified in this Agreement.

(b) As promptly as practical after the date hereof, the Company shall identify, and no earlier than the First Closing Date and in no event later than the 90th day following the First Closing Date, the Company shall appoint to the Board, a person who qualifies as an independent director pursuant to the listing requirements of the TSX and who is an industry expert with operating experience in the industry of the Company and is reasonably acceptable to the Purchasers and the Company (such person, the “Identified Independent Director”). The earlier to occur of the date on which the Identified Independent Director is appointed to the Board and the 90th day following the First Closing Date shall be referred to herein as the “Appointment Date”.

(c) Prior to the Appointment Date and after the first Subsequent Closing (provided that one Lions Designee shall have resigned from the Board as contemplated by proviso to Section 5.15(d)(ii)), the Purchaser Group shall only be entitled to designate three (3) Purchaser Designees. After the first Subsequent Closing, the size of the Board shall be set at seven (7) members or other such other number as has been approved by the Board and the Purchasers pursuant to Section 5.10(c)(ii).

(d) Subject to Section 5.15(a) from and after the First Closing Date, the Company shall cause:

(i) the Purchaser Designees to be nominated by the Company to serve on the Board for so long as the Purchaser Group has beneficial ownership of Common Shares in an amount equal to at least fifty percent (50%) of the Common Shares (excluding for clarity Common Shares underlying the Initial Investment Warrant Agreement) issued to Purchasers on the First Closing Date; provided that at least one Purchaser Designee shall at all times be an industry expert with operating experience in the industry of the Company, which may be a consultant or advisor to the Purchasers or their Affiliates (such person, the “Purchaser Designee Industry Expert”);

(ii) two (2) individuals designated by Lions Capital (each director designated by Lions Capital, a “Lions Designee”) to be nominated by the Company to serve on the Board for so long as Lions Capital has beneficial ownership of Common Shares in an amount equal to at least fifty percent (50%) of the Common Shares (excluding for clarity Common Shares underlying the Initial Investment Warrant Agreement) issued to Purchasers on the First Closing Date; provided, however, effective as of the first Subsequent Closing Date, one of the Lions Designees shall resign and from and after such Subsequent Closing Date there shall only be one (1) Lions Designee, each in accordance with the Lions Capital Nomination Agreement;

(iii) the Chief Executive Officer of the Company to be nominated by the Company to serve on the Board;

(iv) two (2) individuals to be nominated by the Company to serve on the Board that are independent of the Purchasers, Lions Capital and the Company, one of which shall be the Identified Independent Director; and

(v) the Board to nominate the Purchaser Designee Industry Expert as the Chairman of the Board, so long as such individual remains independent of the Company under Section 1.4 of National Instrument 52-110-Audit Committees.

In the event either the Purchaser Group or Lions Capital no longer have beneficial ownership of Common Shares in the amounts set forth in clauses (i) and (ii) of this Section 5.15(d), the Company may cause the Purchaser Designees or Lions Designees, as the case may be, to be replaced with nominees independent of the Purchasers, Lions Capital and the Company.

(e) In the event that the Purchasers consent to a change in the size of the Board as contemplated by Section 5.10(c)(ii), unless otherwise waived by the Purchasers, the Purchasers shall have the right to designate that number of Purchaser Designees to be nominated or appointed to the Board to maintain proportional Board representation not less than that set forth in Section 5.15(d). For so long as such membership does not conflict with any Applicable Law or regulation or listing requirement of the TSX or any Approved Market on which the Common Shares are listed for trading (as determined in good faith by the Board), the Purchaser Designees shall be entitled to serve as members of, or observers to, at the Purchaser Designee’s election, each of the committees of the Board, except for any committee formed to consider a transaction between the Company and a member of the Purchaser Group. The Company acknowledges that the Purchaser Designees intend to hold positions on the Board committees and that following the date hereof the Company will take all actions necessary to arrange for the prompt appointment of the Purchaser Designees to any such committees (subject to the limitations in the immediately preceding sentence).

(f) Solely with respect to those Purchaser Designees that the Purchasers are entitled to designate pursuant to Sections 5.15(a) and/or 5.15(d) (and solely as long as the Purchasers remain entitled to so designate such Purchaser Designees):

(i) The Company shall use its commercially reasonable efforts to have such Purchaser Designees elected as directors of the Company, including, without limitation, by naming such Purchaser Designees in the Company’s management information circular for the election of directors as part of “management’s slate”, soliciting proxies for such Purchaser Designees to the same extent as it does for any of its nominees to the Board, and including the recommendation of the Board in favour of election of the Purchaser Designees; provided, however, that the Company shall have no obligation to retain the services of an investment banker or proxy solicitation firm to solicit proxies. In the event a Purchaser Designee is not elected at a shareholders meeting at which such designee is up for election, the Company shall take such action as is within its control to cause such Purchaser Designee to be appointed to the Board.

(ii) The Purchasers may at any time request a Purchaser Designee to resign, with or without cause. Any vacancy caused by the resignation of Purchaser Designee shall only be filled with another Purchaser Designee. Any vacancy created by any removal of a Purchaser Designee or an election of the Purchasers to defer appointing one or more Purchaser Designees shall also only be filled with another Purchaser Designee. The Company shall not take any action to remove any Purchaser Designee or fill a vacancy reserved for a Purchaser Designee in each case without the consent of the Purchasers, except where the Purchaser Designee is disqualified to act as a director under the Business Corporations Act (British Columbia). Any replacement Purchaser Designees shall be appointed to the Board promptly following notice from the Purchasers and, in any event, within five (5) Business Days.

(iii) Each Purchaser Designee shall be given notice of (in the same manner that notice is given to other members of the Board) all meetings (whether in person, telephonic or otherwise) of the Board, including all committee meetings with respect to committees on which such Purchaser Designee serves. Each Purchaser Designee shall receive a copy of all notices, agendas and other materials distributed to the Board, whether provided to directors in advance or during or after any meeting, regardless of whether such Purchaser Designee will be in attendance at the meeting.

(g) In addition to any other indemnification rights the Purchaser Designees have pursuant to this Agreement and the Organizational Documents, each such Purchaser Designee that serves on the Board shall have the right to enter into, and the Company agrees to enter into, an Indemnification Agreement concurrent with such Purchaser Designee becoming a member of the Board. In addition, concurrent with the execution of an Indemnification

Agreement with each Purchaser Designee, the Company shall enter into the Indemnification Side Letter in the form attached hereto as Exhibit D. The Company shall maintain director and officer insurance covering the Purchaser Designees on the same terms and with the same amount of coverage as is provided to other members of the Board. The Company shall reimburse the reasonable expenses incurred by the Purchaser Designees in connection with attending (whether in person or telephonically) all meetings of the Board or committees thereof or other Company related meetings to the same extent as all other members of the Board are reimbursed for such expenses (or, in case any such expense reimbursement policy shall apply only to non-employee directors, to the same extent as all other non-employee directors). The Purchaser Designees shall be entitled to the same compensation for service on the Board, including, without limitation, cash fees, stock options, deferred share units, restricted stock and other equity and equity-related awards, as is provided to other non-employee directors.

(h) The Company and the Purchasers shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing Date that the Company Organizational Documents are not inconsistent with the provisions of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby.

(i) Except with the prior written consent of the Purchasers, in no event shall the Company (A) grant Lions Capital or any of its Affiliates the right to nominate any person to the Board, or as an observer to the Board, in any manner which inconsistent with or more expansive than the terms of Section 5.15(d)(ii) or (B) amend or waive any provision of the Lions Capital Nomination Agreement.

5.16 Corporate Opportunity.

In recognition that each Purchaser and its Representatives currently have, and may in the future have or may consider acquiring, investments in Persons with respect to which each Purchaser or its Representatives may serve as an advisor, a director or in some other capacity, and in recognition that each Purchaser and its Representatives may have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand, and each of the Purchasers, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5.16 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve such Purchaser and each of the Purchaser’s Designees. Subject to Applicable Law, the Company agrees as follows:

(a) Such Purchaser and its respective Representatives shall have the right: (i) to directly or indirectly engage in any biopharmaceutical acquisition, development and commercialization or other lines of business that are the same as or similar to those pursued by, or competitive with, the Company, (ii) to directly or indirectly do business with any client or customer of the Company, (iii) to take any other action that such Purchaser believes is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5.16, and (iv) not to present potential transactions, matters or business opportunities to the Company, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person, it being understood that such opportunities are presented to the Purchaser and its Representatives by virtue of their unique skill, knowledge, experience, reputation, industry expertise and relationships and not by virtue of the fact that certain Representatives are directors on the Board and accordingly, such opportunities are not and will not be corporate opportunities unless specifically determined to be such under the circumstances and in accordance with Applicable Law.

(b) Such Purchaser and its Representatives shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its shareholders or Affiliates or to refrain from any actions specified in this Section 5.16.

(c) Subject to Applicable Laws, none of the Purchasers, nor any of their respective Representatives, shall have any duty to communicate or present any activities or omissions of the types referred to in this Section 5.16 to the Company or its shareholders or Affiliates. The Purchasers and their respective Representatives shall have the right to hold any of the activities or omissions of the types referred to in this Section 5.16 for their own accounts, or the account of another Person, or to recommend, sell, assign or otherwise transfer such activity or omission to Persons other than the Company or any shareholder or Affiliate of the Company. Subject to Applicable Laws, the Company acknowledges that this Section 5.16 renounces specified business opportunities as contemplated by Applicable Law.

(d) Nothing in this Section 5.16 shall relieve any Purchaser or any Purchaser’s Representatives from any obligations of confidentiality to the Company, whether arising under Applicable Law, this Agreement or other agreement, or as a result of a fiduciary relationship to the Company.

5.17 Legends.

(a) All certificates representing the Common Shares held by the Purchasers shall bear a legend substantially in the following form:

“UNLESS PERMITTED BY SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE DATE OF ISSUANCE].

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INVESTMENT AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTMENT AGREEMENT.”

(b) Upon request of a Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under Applicable Laws, as the case may be, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Common Shares to be so transferred and the second paragraph of the legend shall be removed upon the expiration of the transfer restrictions set forth in this Agreement.

5.18 Notice of Marketing Approval.

The Company shall provide each of the Purchasers hereunder with written notice within two (2) Business Days of the date on which the Company first receives written marketing approval in the United States (which for the purposes of clarity shall include “accelerated approval”) from the FDA for a New Drug Application submitted for any of the Company’s products and product candidates, which notice shall specify that such approval has been received and which notice may be accomplished by the Company sending to the Purchasers the applicable press release regarding such approval in accordance with the notice provisions set forth in Section 10.1 hereof.

5.19 Access and Regulatory Condition.

The Company shall permit Representatives of Purchasers to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of the Company, to all premises, properties, personnel, accountants, books, records, contracts and documents of the Company, including, but not limited to, materials related to the special protocol assessment submission to the FDA with respect to the Regulatory Condition. The Company shall promptly (and in any event within one (1) Business Day) (i) provide Purchasers with, or inform Purchasers of, all correspondence and communication with the FDA in respect of the special protocol assessment submission to the FDA with respect to the Regulatory Condition, (ii) apprise Purchasers of any material developments, changes or issues in respect of the special protocol assessment submission to the FDA with respect to the Regulatory Condition and (iii) inform Purchasers of the satisfaction of the Regulatory Condition. Additionally, the Purchaser Designees shall have the right to review and approve in a timely manner the special protocol assessment submission to the FDA with respect to the Regulatory Condition. If requested by the Company, a Representative of a Purchaser must sign the form of nondisclosure agreement in form and substance satisfactory to the Company, acting reasonably; provided, however, the Purchaser Designees shall not be obligated to sign such nondisclosure agreement and, in all cases, such nondisclosure agreement shall be limited to the matters set forth in this Section 5.19.

5.20 Public Announcements.

Purchasers and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Purchasers nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by Applicable Laws, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

5.21 Confidential Information.

Each Purchaser agrees that such Purchaser will keep confidential, and will not disclose or divulge, any confidential information obtained from the Company pursuant to the terms of this Agreement or any other Transaction Document, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5.21 by such Purchaser), (b) is or has been independently developed or conceived by the Purchaser or its agents without use of the Company’s confidential information, (c) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company or (d) is communicated to the Purchaser free of any obligation of confidentiality; provided, however, that a Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals; (ii) to any Affiliate, partner, member, stockholder, agent or wholly owned subsidiary of such; (iii) to any prospective purchaser of any beneficial equity interest in such Purchaser or any of its respective Affiliates; (iv) to any current, former or prospective investors of such Purchaser (including, without limitation, limited partners); (v) to any current, former or potential lenders or financing sources; (vi) to any of its marketing or public relations representatives; (vii) to any other Person to whom such Purchaser is contractually obligated or required to provide such information; or (viii) as may otherwise be required in response to a court order or by law or administrative process, provided that the Purchaser promptly notifies the Company of such legally required disclosure and takes reasonable steps to minimize the extent of any such required disclosure; provided further, in the case of disclosures pursuant to clauses (d)(ii) through (vii), the Purchaser shall inform such Person that such information is confidential and request such Person to maintain the confidentiality of such information. The Company acknowledges and agrees that effective upon the First Closing that certain Confidentiality Agreement, dated as of February 16, 2010, between the Company and Warburg Pincus LLC shall be deemed to be automatically terminated.

SECTION 6. CONDITIONS TO THE FIRST CLOSING

6.1 Purchasers’ Conditions to the First Closing.

The obligation of Purchasers to consummate the transactions contemplated by the First Closing is subject to the satisfaction (unless waived in writing by Purchasers) of each of the following conditions on or prior to the First Closing Date:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Section 3 of this Agreement shall be true and correct as of (i) the date of this Agreement and (ii) as of the First Closing Date as though made on and as of the First Closing Date (except to the extent such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance. The Company shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the First Closing

Date and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(c) Board of Directors. All actions necessary and appropriate to cause the Purchaser Designees to be appointed to the Board pursuant to Section 5.15(a) and the Chairman of the Board to be nominated pursuant to Section 5.15(d)(v), each effective immediately upon the First Closing, shall have been taken.

(d) Shareholder Approval. The Company shall have obtained the Shareholder Approval.

(e) No Injunctions, Orders, Etc. No provision of any Applicable Law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the First Closing or shall prohibit or restrict such Purchaser or its Purchaser Affiliates from owning, voting, converting or exercising any Units, Common Shares or Warrants in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Authority of competent jurisdiction seeking to effect any of the foregoing.

(f) Initial Investment Warrant Agreement. The Company shall have executed and delivered to the Purchasers the Initial Investment Warrant Agreement.

(g) Counsel’s Opinion. Such Purchaser shall have received an opinion from the Company’s counsel, Fasken Martineau DuMoulin LLP, dated the First Closing Date, and substantially in the form previously delivered by the Company’s counsel and agreed upon by the parties.

(h) Registration Rights Agreement. The Company shall have executed and delivered to such Purchaser the U.S. Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

(i) Stock Certificates. The Company shall have delivered to such Purchaser one or more validly issued share certificates representing the Common Shares underlying the Units purchased by such Purchaser on the First Closing Date, duly executed by the appropriate officers of the Company.

(j) Secretary’s Certificate. The Purchasers shall have received a certificate, dated the First Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Company Organizational Documents, with all amendments thereto, and (ii) resolutions of the Board authorizing the execution and delivery of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

(k) Absence of Certain Events. No Material Adverse Effect shall have occurred and no event or circumstance that is reasonably likely to have a Material Adverse Effect.

(l) Change of Control: No Change of Control shall have occurred.

(m) Indemnification Side Letter. The Company shall have executed and delivered to each Purchaser a letter agreement in the form of Exhibit D.

(n) TSX Investigation. There shall be no pending investigation or inquiry by the TSX or any similar regulatory body against the Company which would, or would reasonably be expected to, result in any liability or penalty in excess of $50,000 or any other material sanction against the Company or its officers or directors.

6.2 Company’s Conditions to the First Closing.

The obligation of the Company to consummate the transactions contemplated by the First Closing is subject to the satisfaction (unless waived in writing by the Company) of each of the following conditions on or prior to the First Closing Date:

(a) Accuracy of Representations and Warranties. The representations and warranties of such Purchaser set forth in Section 4 of this Agreement shall be true and correct as of (i) the date of this Agreement and (ii) as of the First Closing Date as though made on and as of the First Closing Date (except to the extent such representations and warranties expressly speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and the Company shall have received a certificate signed on behalf of such Purchaser by an authorized representative of such Purchaser to the foregoing effect.

(b) Performance. Purchasers shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement to be performed or complied with by such Purchasers on or prior to the First Closing Date and the Company shall have received a certificate signed on behalf of such Purchaser by an authorized representative of such Purchaser to the foregoing effect.

(c) No Injunctions, Orders, Etc. No provision of any Applicable Law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the First Closing or shall prohibit or restrict such Purchaser or its Purchaser Affiliates from owning, voting, converting or exercising any Warrants in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Authority of competent jurisdiction seeking to effect any of the foregoing.

(d) Shareholder Approval. The Company shall have obtained the Shareholder Approval.

(e) TSX Approval. The Company shall have obtained the TSX Approval.

SECTION 7. CONDITIONS TO THE SUBSEQUENT CLOSING

7.1 Purchasers’ Conditions to Each Subsequent Closing.

The obligation of the Purchasers to consummate the transactions contemplated by each Subsequent Closing is subject to the satisfaction (unless waived in writing by Purchasers) of each of the following conditions on or prior to each Subsequent Closing Date; provided, however, for the purpose of determining whether any condition set forth in this Section 7.1(a)

has been satisfied, any reference to Applicable SEDAR Reports shall be deemed to include any Company SEDAR Report filed after the date of this Agreement with the approval of the Board; provided, further, that any Company SEDAR Report filed after the date hereof which has not been approved by the Purchasers shall not be deemed to qualify the representations and warranties set forth in Section 3.8(b):

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Section 3.7 to Section 3.11 (inclusive), Section 3.16 and Section 3.27 which are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties set forth in such Sections which are not so qualified shall be true and correct in all material respects, as of the Subsequent Closing Date as though made on and as of the Subsequent Closing Date and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance. The Company shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Subsequent Closing Date and such Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(c) No Injunctions, Orders, Etc. No provision of any Applicable Law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the Subsequent Closing or shall prohibit or restrict such Purchaser or its Purchaser Affiliates from owning, voting, converting or exercising any Warrants in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Authority of competent jurisdiction seeking to effect any of the foregoing.

(d) Subsequent Investment Warrant Agreement. The Company shall have executed and delivered to the Purchasers a Subsequent Investment Warrant Agreement representing the Common Shares underlying the Warrants included in the Units purchased by such Purchaser on the Subsequent Closing Date.

(e) Share Certificates. The Company shall have delivered to such Purchaser one or more validly issued share certificates representing the Common Shares underlying the Units purchased by such Purchaser on the Subsequent Closing Date, duly executed by the appropriate officers of the Company.

(f) Secretary’s Certificate. Such Purchaser shall have received a certificate, dated the Subsequent Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Company Organizational Documents, with all amendments thereto and (ii) a detailed spreadsheet setting forth the equity capitalization of the Company as of such date which shall include, without limitation, all outstanding shares of capital stock of the Company and securities convertible into or exercisable for shares of capital stock of the Company.

(g) Absence of Certain Events. No Material Adverse Effect shall have occurred and no event or circumstance that is reasonably likely to have a Material Adverse Effect

(h) Change of Control: No Change of Control shall have occurred.

(i) Liabilities: Except in the ordinary course of the Company’s business, consistent with past practices, the Company does not have and, since the date of this Agreement, has not had any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) which is material to the Company arising out of any transaction, act, omission or circumstances involving the Company.

(j) TSX Investigation. There shall be no pending investigation or inquiry by the TSX or any similar regulatory body against the Company which would, or would reasonably be expected to, result in any liability or penalty in excess of $50,000 or any other material sanction against the Company or its officers or directors.

(k) Regulatory Condition. If such Subsequent Closing is being consummated as contemplated by Section 2.2(a), the Company shall have satisfied the Regulatory Condition by the Regulatory Condition Outside Date.

(l) First Closing. The parties shall have consummated the transactions contemplated by Section 2.1 of this Agreement and the First Closing shall have occurred.

7.2 The Company’s Conditions to Each Subsequent Closing.

The occurrence of each Subsequent Closing Date shall be subject to the satisfaction or waiver (by the Company) on or prior to the Subsequent Closing Date of the following:

(a) Performance. Purchasers shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement to be performed or complied with by such Purchasers on or prior to the Subsequent Closing Date and the Company shall have received a certificate signed on behalf of each Purchaser by an authorized representative of such Purchaser to the foregoing effect.

(b) No Injunctions, Orders, Etc. No provision of any Applicable Law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the Subsequent Closing or shall prohibit or restrict such Purchaser or its Purchaser Affiliates from owning, voting, converting or exercising any Warrants in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Authority of competent jurisdiction seeking to effect any of the foregoing.

SECTION 8. INTERPRETATION OF THIS AGREEMENT

8.1 Terms Defined.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

Acceptable Confidentiality Agreement: shall mean a confidentiality agreement between the Company and any Person that (i) imposes upon such Person and its representatives confidentiality obligations that are, individually and in the aggregate, at least as restrictive as the confidentiality obligations imposed on the recipients and their respective Representatives under the Confidentiality Agreement between the Company and the Purchasers or their Affiliates, (ii) prohibits such Person from disclosing the Company’s confidential information to any actual or potential equity or debt financing sources without the Company’s consent, (iii) prohibits such Person from entering into any exclusivity arrangement with any actual or potential debt financing sources, (iv) includes customary standstill provisions and (v) does not restrict the Company’s and its Representatives’ ability to disclose to the Purchasers any information (including with respect to any Alternate Proposal or Superior Proposal) required to be disclosed by the Company or its Representatives under this Agreement.

Acquiring Person: shall mean any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any Person who is a member of the Purchaser Group); provided, however, that for purposes of Section 5.3, an Acquiring Person shall not include a Purchaser solely by reason of such Purchaser’s taking or agreeing to take any action permitted under Section 5.3.

Additional Termination Fee: shall have the meaning set forth in Section 9.6(b).

Adjustment Event: shall mean an event occurring after the First Closing and before a Subsequent Closing which would, if such event occurred after such Subsequent Closing, cause an adjustment to the Exercise Price (as defined in the Subsequent Investment Warrant Agreement) or the number of Common Shares issuable upon exercise of the Subsequent Investment Warrant Agreement.

Affiliate: shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

Agreement: shall mean this Investment Agreement, dated as of September 28, 2010, among the Company and the Purchasers, as the same may be amended from time to time.

Alternate Proposal: shall have the meaning set forth in Section 5.8(a).

Antitrust Regulations: shall have the meaning set forth in Section 5.7(b).

Applicable Laws: means, with respect to any specified Person, transaction or matter, any law, statute, regulation, rule, ordinance, order, settlement agreement, writ, injunction, published directive or judgment enacted, enforced, promulgated, issued or entered by any Governmental Authority applicable to such Person (or any of its respective businesses, properties or assets), transaction or matter, including Applicable Securities Laws and the Business Corporations Act (British Columbia).

Applicable Securities Laws: shall mean each of the applicable territorial, provincial and federal securities laws, rules and regulations and published policies thereunder in Canada, the Exchange Act and the Securities Act, as applicable to the Company.

Applicable SEDAR Reports: shall mean the Company SEDAR Reports filed during the period beginning on January 1, 2010 and ending on the Business Day immediately preceding the date of this Agreement and shall exclude any disclosure set forth in any “risk factor”, “forward looking statement” or any other cautionary, predictive or speculative disclosure.

Approved Market: shall mean any of the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE Amex.

Articles: shall mean the articles of the Company, as amended from time to time.

BC Advantage: shall mean BC Advantage Funds (VCC) Ltd., which as of the date of this Agreement owns 17,903,119 Common Shares, representing 18.6% of the issued and outstanding Common Shares of the Company.

Beneficially Own or Beneficial Ownership: shall mean, with respect to any securities, having “beneficial ownership” of such securities (as determined pursuant to Rule 13d- 3 under the Exchange Act).

Board: shall have the meaning set forth in Section 3.4.

Business Day: shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the province of British Columbia generally are authorized or required by law or other governmental actions to close.

Buyout Transaction: shall mean a tender offer, exchange offer, merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction, except such a transaction that is proposed by or involves a member of a Purchaser Group and has not been approved by the Board, that offers each holder of Common Shares (other than, if applicable, the Person proposing such transaction or other Persons participating in such transaction, including Persons who rollover their Common Shares or other securities of the Company) the opportunity to receive with respect to such holder’s Common Shares the same consideration per share of Common Shares (which shall include, without limitation, cash and stock election transactions) or otherwise contemplates the acquisition of Common Shares Beneficially Owned by each such holder for the same consideration (which shall include, without limitation, cash and stock election transactions); provided that the decision by certain holders to rollover their Common Shares shall not exclude such a transaction from being considered a Buyout Transaction.

Change of Board Recommendation: shall have the meaning set forth in Section 5.8(c).

Change of Control: shall mean the consummation of any transaction or series of related transactions involving (i) any purchase or acquisition (whether by way of tender offer, exchange offer, merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction or otherwise) by any Acquiring Person of any of (A) securities representing a majority of the outstanding voting power of the Company entitled to elect the Board or (B) the majority of the outstanding Common Shares, (ii) any sale, lease, exchange, transfer, exclusive worldwide license or disposition of all or substantially all of the assets of the Company, taken together as a whole, to an Acquiring Person, (iii) any merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction in which the holders of Voting Securities of the Company immediately prior to the transaction, as a group, do not hold securities representing a majority of the outstanding voting power entitled to elect the board of directors of the surviving entity in such merger, consolidation, amalgamation, scheme or arrangement, acquisition, business combination or similar transaction or (iv) a liquidation, dissolution or winding up of the Company.

Change of Control Proposal: shall have the meaning set forth in Section 5.8(b).

Closing: shall mean the First Closing and any Subsequent Closings.

Closing Date: shall mean the First Closing Date and any Subsequent Closing Dates.

Code: shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

Commitment and Commitments: shall have the meaning set forth in Section 3.12.

Common Shares: shall have the meaning set forth in Section 1.

Company: shall have the meaning set forth in the Preamble.

Company Bank Account: shall have the meaning set forth in Section 2.1.

Company Benefits Plans: shall have the meaning set forth in Section 3.13(i).

Company Disclosure Letter: shall have the meaning set forth in the first paragraph of Section 3.

Company Intellectual Property: shall have the meaning set forth in Section 3.16(b).

Company Organizational Documents: shall mean the Certificate of Amalgamation, the Notice of Articles, the Articles of the Company and any similar organizational instruments of the Company.

Company SEDAR Reports: shall have the meaning set forth in Section 3.7(a).

Contingent Obligation: shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

Contract: shall mean any agreement, contract, commitment, understanding, arrangement, restriction or other instrument, whether oral or written, to which the Company is a party, which includes any rights or obligations thereof, or which otherwise relates to or affects any of its assets, including, without limitation, any indenture, lease, mortgage, deed of trust, loan, credit or security agreement, note or other evidence of indebtedness, guaranty, stockholders agreement, license, joint venture agreement, distribution agreement, or employment, severance or consulting agreement.

CSA: shall mean the Canadian Securities Administrators.

Designated Shares: shall have the meaning set forth in Section 5.4(b)(i).

Environmental Claims: shall mean, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance, liability or violation by any Governmental Authority, alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or any violation of Environmental Law or agreement pertaining to Hazardous Materials or Environmental Laws or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the actual or alleged presence or Release of, or exposure to, any Hazardous Materials or violation of Environmental Laws.

Environmental Laws: shall mean all federal, provincial, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment.

Environmental Permits: shall mean all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

ERISA: shall have the meaning set forth in Section 3.13(i).

Exchange Act: shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exercise Price: shall have the meaning set forth in Section 2.3.

Fair Market Value of Common Shares: shall mean, with respect to the Common Shares (or other relevant capital stock) on any date of determination, the average of the Volume Weighted Average Prices per Common Share for the ten (10) consecutive Trading Days ending on the Trading Day immediately preceding the date of determination.

FDA: shall mean the U.S. Food and Drug Administration.

Financing Proposal: shall mean any (i) proposed equity issuance by the Company, including any issuance of Common Shares or other securities (including equity-linked securities), interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests (however designated), including any preferred stock, (ii) proposed debt issuance by the Company, including any Indebtedness for borrowed money, credit arrangements, bond issuance, term loan, revolving loan, trust preferred issuance, hybrid bonds, notes, collateralized obligations, mortgages, sale leaseback arrangements or other financing arrangements or (iii) any combination of the foregoing, whether or not any of the foregoing also include a Change of Control Proposal; provided, however, that none of the following shall constitute a Financing Proposal: (A) any Permitted Offering and (B) the issuance of Common Shares on conversion of any of the Warrants.

First Closing: shall have the meaning set forth in Section 2.1(b).

First Closing Date: shall have the meaning set forth in Section 2.1(b).

Foreign Private Issuer: shall mean a “foreign private issuer” as defined in Rule 405 under the Securities Act.

Fully Diluted Basis: shall mean all outstanding Common Shares assuming the exercise of all outstanding stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, Common Shares without regard to any restrictions or conditions with respect to the exercisability thereof.

GAAP: shall mean generally accepted accounting principles in Canada applied on a consistent basis. For purpose of any representations or warranties made as of any Subsequent Closing Date pursuant to Section 7.1, if at any time after the First Closing, with the approval of the Board the Company elects to apply IFRS accounting principles in lieu of GAAP, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS.

Governmental Authority: shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county parish or municipality, jurisdiction or other political subdivision thereof or any self-regulatory organization.

Hazardous Materials: shall mean (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

HSR Act: shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

IFRS: shall mean International Financial Reporting Standards, as adopted in accordance with Applicable Securities Laws.

Indebtedness: shall mean, without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including, without limitation, “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

Indemnification Agreement: shall mean an indemnification agreement between the Company and a director of the Company, substantially in the form of Exhibit E.

Indemnification Side Letter: shall mean a letter agreement between the Company and a Purchaser, substantially in the form of Exhibit D.

Indemnified Parties: shall have the meaning set forth in Section 5.6(a).

Indemnified Party: shall have the meaning set forth in Section 5.6(a).

Information Circular: shall have the meaning set forth in Section 5.7(c)(i).

Initial Investment Purchase Price: shall have the meaning set forth in Section 2.1(a).

Initial Investment Units: shall have the meaning set forth in Section 2.1(a).

Initial Investment Warrant Agreement: shall have the meaning set forth in Section 1.

Insolvency Event: shall mean any of the following: (a) the Company files a petition under any chapter of title 11 of the United States Code (the “Bankruptcy Code”) , commences an application in Canada under the Bankruptcy and Insolvency Act (the “BIA”), the Winding Up and Restructuring Act or the Companies Creditors Arrangement Act (the “CCAA”), or commences a proceeding under any similar law in any other jurisdiction or any other similar law of any jurisdiction affecting creditors’ rights; makes an assignment for the benefit of its creditors; or commences a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or of the whole or substantially all of its property; (b) a petition is filed against the Company under any chapter of the Bankruptcy Code, an application is commenced against the Company in Canada under the BIA or the CCAA or any proceeding is commenced under any similar law of any other jurisdiction, or any other similar law of any jurisdiction affecting creditors’ rights or for the appointment of a receiver, trustee, liquidator, custodian or conservator of the Company or of the whole or substantially all of its property and such petition or the related proceeding remains undismissed for a period of 30 days; or the Company by any act indicates its consent to, approval of or acquiescence in any such petition or proceeding; (c) a court of competent jurisdiction enters an order for relief against the Company under any chapter of the Bankruptcy Code, the BIA, the CCAA or any other similar law of any jurisdiction affecting creditors’ rights or enters an order, judgment or decree appointing or authorizing a receiver, trustee, liquidator, custodian or conservator of the Company or of the whole or substantially all of its or their property; or a court of competent jurisdiction or a receiver, trustee, liquidator, custodian or conservator, under the provisions of any law for the relief or aid of debtors, assumes custody or control or takes possession of the Company or of the whole or substantially all of the property of the Company; or (d) the Company admits in writing its inability, or is generally unable, to pay its debts as such debts become due.

Institutional Accredited Investors: shall have the meaning set forth in Section 4(a).

Intellectual Property: shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, processes, improvements, discoveries, ideas, know-how, research and development, formula methodology, and technology, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection therewith, (vii) rights under all agreements relating to the foregoing, (viii) books and records relating to the foregoing, and (ix) any similar intellectual property or proprietary rights.

Liens: shall mean any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, indenture, hypothecation, deed of trust, right of first refusal, easement, security agreement, or restriction of any kind, including any restriction or limitation on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

Lions Capital: shall mean Lions Capital Corp., manager of BC Advantage and Lions Investment Fund I, which, as of the date of this Agreement, in aggregate own 18,903,118 Common Shares representing approximately 19.6% of the issued and outstanding Common Shares of the Company.

Lions Capital Nomination Agreement: shall mean that certain letter agreement, dated as of the date hereof, by and among Lions Capital and the Company.

Lions Designee: shall have the meaning set forth in Section 5.15(d)(ii).

Lions Investment Fund I: shall mean Lions Liquidity Investment Fund I Limited Partnership which as of the date of this Agreement owns 1,000,000 Common Shares, representing 1.0% of the issued and outstanding Common Shares of the Company.

Losses: shall have the meaning set forth in Section 5.6(a).

Market Transfers: shall mean sales effected through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser, other than the broker, dealer, or market maker through which such sale is being effected, has not been designated by a Purchaser Group and is effected in a manner through which the identity of the purchaser cannot or would not customarily be available to such Purchaser Group as the seller.

Material Adverse Effect: shall mean any effect, change, event, occurrence, condition, circumstance or development that individually or in the aggregate (a) was or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company, taken as a whole or (b) was or would reasonably be expected to adversely effect the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

Material Contracts: shall have the meaning set forth in Section 3.15(a).

Material Licenses: shall mean all government authorizations, licenses, permits, franchises or other authorizations necessary for the ownership of the Company’s property or for the conduct of its businesses.

New Shares: shall have the meaning set forth in the definition of Qualified Equity Offering.

Notice Period: shall have the meaning set forth in Section 5.8(c)(i).

Organizational Documents: shall mean with respect to the Company, the Company Organizational Documents and, with respect to any other Person, such Persons certificate or articles of incorporation or formation, bylaws or similar charter documents.

Permitted Offering: shall mean (i) any offering, grant or issuance which is approved by the Board, pursuant to any stock purchase plan, stock ownership plan, stock option plan or other similar plan where Common Shares are or may be issued or offered, or options or other rights to acquire Common Shares may be granted or offered to, or for the benefit of, any employees, officers or directors of the Company in their capacity as such or (ii) the issuance of Common Shares in connection with the conversion or exercise of warrants of the Company (outstanding on the date hereof as disclosed in Section 3.3(a) or issued in accordance with Section 5.4) or grant of options.

Permitted Transfers: shall mean Transfers (i) to other members of the Purchaser Group who agree in writing to be bound by the terms of Section 5.1 and Section 5.2 of this Agreement, (ii) in connection with a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution, (iii) in a transaction approved by a majority of the directors of the Company (such approval not to be unreasonably withheld or delayed) or (iv) following the date of a material violation by the Company of any term of or condition set forth herein, where the Company does not cure such violation within ten (10) days after written notice of such breach from one or more of the Purchasers.

Person: shall mean an individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

Private Placement: shall have the meaning set forth in Section 5.4(b)(ii).

Purchaser and Purchasers: shall have the meaning set forth in the Preamble.

Purchaser Affiliate: shall mean an Affiliate of a Purchaser other than any “portfolio company” (as such term is customarily used among private equity investors) of such Purchaser.

Purchaser Designee and Purchaser Designees: shall have the meaning set forth in Section 5.15(a).

Purchaser Designee Industry Expert: shall have the meaning set forth in Section 5.15(d)(i)

Purchaser Group: shall mean Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P., Warburg Pincus LLC and any Affiliate of any of the foregoing other than any “portfolio company” (as such term is customarily used among private equity investors) of any of the foregoing.

Purchaser Percentage Interest: shall mean, with respect to a Purchaser, the percentage of Total Voting Power, determined on the basis of the number of Voting Securities on a Fully Diluted Basis, that is Beneficially Owned by such Purchaser’s Purchaser Group.

PWC: shall have the meaning set forth in Section 3.27.

Qualified Equity Offering: shall mean a public or nonpublic offering by the Company of Common Shares or securities convertible into or exchangeable for Common Shares (or securities convertible into or exercisable for such securities) (collectively, “New Shares”) solely for cash; provided, however, that none of the following offerings shall constitute a Qualified Equity Offering: (i) any Permitted Offering, (ii) any offering made as a consideration for the consummation of, and not primarily for the purpose of financing, a merger or acquisition, a partnership or joint venture or strategic alliance or investment by the Company or a similar non-capital-raising transaction, or (iii) the issuance of Common Shares on conversion of any of the Warrants.

Registration Rights Agreement: shall have the meaning set forth in Section 6.1(h).

Regulatory Condition: shall mean receipt of a special protocol assessment from the FDA for a Phase III randomized, doubleblinded, multicenter pivotal trial for use of PRX302 in the treatment of Benign Prostatic Hyperplasia.

Regulatory Condition Outside Date: shall mean September 30, 2011; provided however, the Regulatory Condition Outside Date shall be extended to October 31, 2011 in the event that the Regulatory Condition is not satisfied by September 30, 2011 solely as a result of the FDA failing to respond to the Company’s special protocol assessment within the time period set forth in the Prescription Drug User Fee Act.

Related Party: shall have the meaning set forth in Section 3.19.

Release: shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

Representatives: shall mean the officers, directors, agents, members, partners, employees or Affiliates of a Person.

Resigning Directors: shall mean Avtar Dhillon, James Miller and Alex Giaquinto.

Resignation Letters: shall mean the irrevocable letters of resignation, dated as of the date hereof, executed by each Resigning Director, resigning as a director of the Company effective as of the First Closing Date, in a form acceptable to Purchasers.

Rule 16b-3: shall have the meaning set forth in Section 5.12(a).

SEC: shall mean the Securities and Exchange Commission.

Section 16(b) Extension Period: shall have the meaning set forth in Section 5.12(b).

Section 16(b) Period: shall have the meaning set forth by Section 5.12(b).

Securities: shall have the meaning set forth in Section 4(a).

Securities Act: shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

SEDAR: shall mean the System for Electronic Document Analysis and Retrieval.

Shareholder Approval: shall mean the affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote, either at the Shareholders Meeting or by written consent, approving the Shareholder Proposals and each of the transactions contemplated by this Agreement and the Transaction Documents, including each Closing, in accordance with Applicable Law and the relevant provisions of the TSX rules and requirements.

Shareholder Proposals: shall mean a proposal submitted to the shareholders of the Company seeking the approval of each of the transactions contemplated by this Agreement and the Transaction Documents.

Shareholders Meeting: shall mean the special meeting of the holders of Common Shares to be called by the Company for the purpose of obtaining the Shareholder Approval.

Standstill Termination Date: shall have the meaning set forth in Section 5.2(d).

Subsequent Closing: shall have the meaning set forth in Section 2.2(e).

Subsequent Closing Date: shall have the meaning set forth in Section 2.2(e).

Subsequent Investment Election Period: shall mean, if the Regulatory Condition shall not have been satisfied before the Regulatory Condition Outside Date, the period commencing on the Regulatory Condition Outside Date and ending on the Subsequent Investment Outside Date.

Subsequent Investment Notice: shall have the meaning set forth in Section 2.2(b).

Subsequent Investment Outside Date: shall mean the earlier of (i) September 30, 2012 and (ii) the date that is the 15th Business Day following the satisfaction of the Regulatory Condition.

Subsequent Investment Purchase Price: shall have the meaning set forth in Section 2.2(a).

Subsequent Investment Units: shall have the meaning set forth in Section 2.2(a).

Subsequent Investment Warrant Agreement: shall have the meaning set forth in Section 1.

Subsidiary: shall mean a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

Superior Proposal: shall mean any Alternate Proposal (excluding any Alternate Proposal that is a Financing Proposal) made in writing (A) that is on terms which the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, certainty of execution and closure, timing and other aspects of the proposal, as well as any modifications to this Agreement that Purchasers propose to make, to be more favourable to the shareholders of the Company from a financial point of view than the transactions contemplated hereby, (B) that the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated without undue delay and (C) that would, upon consummation, result in a Change of Control.

Takeover Provision: shall have the meaning set forth in Section 5.11.

Termination Fee: shall have the meaning set forth in Section 9.6(a).

Total Voting Power: shall mean at any time the total combined voting power in the general election of directors of all the Voting Securities then outstanding.

Trading Day: means a day during which trading of securities generally occurs on the TSX or, if the Common Shares are not listed on the TSX, on the Approved Market on which the Common Stock is then listed.

Transaction Documents: shall mean the Registration Rights Agreements, Warrant Agreements and the Voting Agreement.

Transfer: shall mean any sale, assignment, pledge, transfer, hypothecation, grant any option for the purchase of, or other disposition.

Transfer Restriction Outside Date: shall have the meaning set forth in Section 5.1(b).

TSX: shall mean the Toronto Stock Exchange.

TSX Approval: shall mean the approval of the listing of the Common Shares underlying the Units and the Common Shares issuable upon conversion of the Warrants contemplated by this Agreement.

Units: shall have the meaning set forth in Section 1.

VCOC: shall have the meaning set forth in Section 5.14.

Volume Weighted Average Price: means, with respect to the Common Shares on any date, the volume weighted average sale price per share on such date on the TSX, or if the Common Stock is not listed on the TSX, on any other Approved Market on which the Common Stock is then listed, in each case as reported by Bloomberg Financial Markets (or any successor thereto) through its “Volume at Price” functions for the period from 9:30 a.m. to 4:00 p.m. Toronto time and ignoring any block trades (which, for purposes of this definition means any transfer of more than 200,000 shares (subject to adjustment to reflect stock dividends, stock splits, stock combinations and other similar events)).

Voting Agreement: shall mean that certain Voting Agreement, dated as of the date hereof, by and among Lions Capital, Lions Investment Fund I, BC Advantage and Purchasers.

Voting Securities: shall mean, at any time, shares of any class of equity securities of the Company which are then entitled to vote generally in the election of directors.

Warrant: shall have the meaning set forth in Section 1.

Warrant Agreements: shall have the meaning set forth in Section 1.

Warrant Shares: shall mean the common shares issuable upon exercise of the Warrants.

WP Partners: shall have the meaning set forth in the Preamble.

WPX: shall have the meaning set forth in the Preamble.

8.2 Accounting Principles.

Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

8.3 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein without giving effect to any contrary result otherwise required by conflict or choice of law rules.

8.4 Paragraph and Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

SECTION 9. TERMINATION

9.1 Termination by Mutual Consent.

This Agreement may be terminated by mutual written consent of Purchasers and the Company at any time prior to the First Closing Date.

9.2 Termination by Either Purchasers or the Company.

This Agreement may be terminated by either Purchasers or the Company, upon written notice to the other parties, at any time prior to the First Closing Date:

(a) if the First Closing does not occur on or before March 28, 2011; provided that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party whose failure to perform any of its obligations under this Agreement has caused or resulted in the failure of the First Closing to occur on or prior to such date; or

(b) if any Governmental Agency having competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

9.3 Termination by Purchasers.

This Agreement may be terminated by the Purchasers at any time prior to the First Closing Date, by written notice to the Company, if (i) the Company has materially breached its representations, warranties, covenants, agreements or obligations hereunder (other than a breach of its covenants and obligations under Section 5.8) and such breach has not been cured within ten (10) days following written notification thereof, (ii) the Company, in any manner, has breached its covenants and obligations under Section 5.8 or (iii) there is a Change of Board Recommendation.

9.4 Termination by the Company.

This Agreement may be terminated by the Company at any time prior to the obtaining of the Shareholder Approval if, the Company shall have received a Change of Control Proposal and the Board shall have determined in good faith that such Change of Control Proposal constitutes a Superior Proposal; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.4 unless (A) the Company and its Representatives shall (1) have complied in all respects with the conditions of Section 5.8(c) that the Company is required to satisfy before taking action pursuant to this Section 9.4 and (2) not have breached Section 5.8 in any respect; (B) the Board (after consultation with its outside legal counsel and financial advisors) has concluded that the Change of Control Proposal remains a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Purchasers; (C) immediately prior to or concurrently with transmitting notification to Purchasers of the termination of this Agreement pursuant to this Section 9.4 the Company pays all amounts payable pursuant to Section 9.6; and (D) immediately prior to or concurrently with transmitting notification to Purchasers of the termination of this Agreement pursuant to this Section 9.4 the Board approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

9.5 Effect of Termination.

If this Agreement is terminated pursuant to this Section 9, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or representative of such party); provided, however, that (i) nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement; and (ii) this Section 9.5, Section 9.6 (including with respect to any fee that may be payable pursuant thereto) and Sections 5.6, 8 and 10, shall survive any termination of this Agreement.

9.6 Termination Fee.

(a) In the event that this Agreement is terminated (i) by Purchasers or the Company pursuant to Section 9.2(a) and the Shareholder Approval has not been obtained on or prior to such date of termination, or (ii) by Purchasers pursuant to Section 9.3(i) then the Company will pay, or cause to be paid, to Purchasers or to accounts designated by Purchasers in writing, by wire transfer of immediately available funds, an amount equal to $500,000.00 (the “Termination Fee”), which Termination Fee will be made within two (2) Business Days after such termination.

(b) In the event that (i) this Agreement is terminated (A) by Purchasers or the Company pursuant to Section 9.2(a) and the Shareholder Approval has not been obtained on or prior to such date of termination, or (B) by Purchasers pursuant to Section 9.3(i), and (ii) the Company enters into an agreement to consummate a Financing Proposal or Change of Control prior to the date that is the one-year anniversary of the date of such termination, in addition to the Termination Fee, the Company will pay, or cause to be paid, to Purchasers or to accounts designated by Purchasers in writing, by wire transfer of immediately available funds, an amount equal to (x) $500,000.00 in respect of a Change of Control or (y) $250,000.00 in respect of a Financing Proposal (such amount in clauses (x) and (y), as applicable, the “Additional Termination Fee”), which Additional Termination Fee will be made within two (2) Business Days after the closing of such Financing Proposal or within two (2) Business Days after the entering into of an agreement with respect to a Change of Control. In the event that the Company is obligated to pay any Additional Termination Fee in respect of a Financing Proposal pursuant to this Section 9.6(b) and subsequently enters into an agreement to consummate a Change of Control prior to the date that is the one-year anniversary of the date of termination, in addition to the Termination Fee and the Additional Termination Fee, the Company will pay, or cause to be paid, to Purchasers or to accounts designated by Purchasers in writing by wire transfer of immediately available funds an amount equal to $250,000.00, which shall be paid within two (2) Business Days after entering into an agreement with respect to such Change of Control.

(c) In the event that this Agreement is terminated by Purchasers pursuant to Section 9.3(ii) or Section 9.3(iii), then the Company will pay, or cause to be paid, to Purchasers or to accounts designated by Purchasers in writing, by wire transfer of immediately available funds, an amount equal to $1,000,000.00, which fee will be paid within two (2) Business Days after such termination.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 9.4, then the Company will pay, or cause to be paid, to Purchasers or to accounts designated by Purchasers in writing, by wire transfer of immediately available funds, an amount equal to $1,000,000.00, which fee will be paid concurrently with termination.

(e) Subject to the approval of the TSX, all fees payable pursuant to this Section 9.6 shall be payable in cash or Common Shares (determined by reference to the Fair Market Value of Common Shares on such payment date) or a combination thereof, at the election of Purchasers. The Purchaser shall, within twenty-four (24) hours of its termination of the Agreement or receipt of notice of termination by the Company, give notice to the Company regarding the form of payment the Purchasers desire. Notwithstanding the provisions of this Section 9.6, if a Purchaser elects to be paid in Common Shares, the Company shall issue and deliver such Common Shares to the Purchaser within two (2) Business Days of the Company receiving the approval of the TSX for the issuance of such shares and shall use reasonable best efforts to procure the approval of the TSX for such issuance.

(f) Each of the Company and the Purchasers acknowledge and agree that the fees set forth in this Section 9.6 are not penalties, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the Purchasers for opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 9.6, and, in order to obtain such payment, the Purchasers commence a suit which results in a judgment against the Company for the fees set forth in this Section 9.6, the Company shall pay to the Purchasers their costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on any unpaid amount of the fees set forth in this Section 9.6 at the rate on six-month U.S. Treasury obligations, plus 300 basis points, in effect on the date such payment was required to be made, calculated on a daily basis from the date the applicable fee was required to be paid until the date of the actual payment.

(g) Any right to receive a payment pursuant to this Section 9 shall not in any way affect the Purchasers’ right to also receive reimbursement of expenses pursuant to Section 10.2.

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

(1) if to the Purchasers, at: c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, NY 10017 (facsimile: (212) 878-9361), Attention: Jonathan Leff, or at such other address or facsimile number as the Purchasers may have furnished the

Company in writing, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (facsimile: (212) 728-8111), Attention: Steven J. Gartner, Esq./Robert T. Langdon, Esq.; and

(2) if to the Company, at: Protox Therapeutics Inc., 1210-885 West Georgia Street, Vancouver, BC Canada V6C 3E8 (facsimile: (604) 688-0173), Attention: Chief Executive Officer, or at such other address or facsimile number as it may have furnished the Purchasers in writing, with a copy to Fasken Martineau DuMoulin LLP, Suite 2900 – 550 Burrard Street, Vancouver, British Columbia, V6C 0A , Attention: Iain Mant.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand or facsimile, on the date of such delivery; (ii) if delivered by a national overnight courier, on the first Business Day following the date placed with such courier for overnight delivery; and (iii) if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

10.2 Expenses and Taxes.

(a) From and after the date hereof, the Company shall reimburse the Purchasers for the reasonable out-of-pocket fees and disbursements incurred by the Purchasers in connection with transactions contemplated hereby and by the Transaction Documents, including fees and disbursements of legal counsel (including the fees and expenses of Willkie Farr & Gallagher LLP and Stikeman Elliott LLP), accountants, advisors and consultants, and such other fees and expenses, including diligence fees and expenses, incurred by the Purchaser Group in connection with (i) the negotiation and execution and delivery of this Agreement and the Transaction Documents and any instrument delivered in connection therewith as well as any amendments, modifications or waivers thereto, (ii) the Purchaser Group’s due diligence investigation and negotiation of a term sheet, (iii) the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Transaction Documents, (iv) all fees and expenses related to compliance with Antitrust Regulations, including any filing fees required by such Antitrust Regulations, and (v) any fees associated with listing of the Common Shares on a securities exchange. Reimbursement of such fees, disbursements and expenses shall be made promptly (and, in any event, within five (5) Business Days after receipt by the Company of a request therefore) by wire transfer of immediately available funds to an account or accounts designated by the Purchaser in a reasonably detailed statement or statements of such fees, disbursements and expenses delivered to the Company on, prior to or following any Closing Date, including after any termination of this Agreement; provided, however, with respect to reimbursement of expenses for legal counsel, the “reasonably detailed statement” need not include any attorney time descriptions of work performed.

(b) The Company will pay, and save and hold the Purchasers harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and delivery or acquisition of the Units.

10.3 Reproduction of Documents.

This Agreement and the Transaction Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by a Purchaser on a Closing Date (except for certificates evidencing the Common Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by the Purchaser by any photographic, photostatic, microfilm, micro card, miniature photographic or other similar process.

10.4 Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The Company may not assign its rights or obligations hereunder without the prior written consent of the Purchasers. A Purchaser may assign its respective rights and obligations hereunder to any of the members of the Purchaser Group or in connection with a Permitted Transfer, provided the assignee enters into an agreement agreeing to be bound by this Agreement, a copy of which shall be promptly provided to the Company.

10.5 Entire Agreement; Amendment and Waiver.

This Agreement and the Transaction Documents and the other agreements contemplated hereby and thereby constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Purchasers.

10.6 Severability.

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

10.7 Limitation on Enforcement of Remedies.

The Company hereby agrees that it will not assert against the former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents of a Purchaser any claim it may have under this Agreement by reason of any failure or alleged failure by such Purchaser to meet its obligations hereunder.

10.8 Lost Certificates Evidencing Shares; Exchange.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Common Shares or Warrants owned by a Purchaser and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remains outstanding. Upon surrender of any certificate representing any Common Shares or Warrants, for exchange at the office of the Company’s transfer agent, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Common Shares or Warrants represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such Common Shares or Warrants to the office of a Purchaser (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 10.8. Notwithstanding the foregoing, to the extent any third party engaged as transfer agent for any of the Common Shares or Warrants requires an indemnity bond in connection with the issuance of any new or replacement certificate, such Purchaser will be solely responsible for the costs thereof.

10.9 Terms Generally.

The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in Section 8.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. For purposes of this Agreement, any reference to the Company or Company Organizational Documents (or any similar reference) shall refer to any Subsidiary of the Company or any Organizational Documents of any Subsidiary of the Company, to the extent existing from time to time.

10.10 Draftsmanship.

Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement and the Transaction Documents, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement or the Transaction Documents. Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

10.11 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

10.12 Joint and Several.

The obligations of the Purchasers under this Agreement and the Transaction Documents are joint and several with each Purchaser being responsible for the performance of the obligations of the other Purchaser under this Agreement or any Transaction Document. The failure or waiver of performance under this Agreement or any Transaction Document by any Purchaser shall not excuse performance by any other Purchaser. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents to which it is a party, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

10.13 Specific Performance.

The parties acknowledge and agree that irreparable damage would result in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

10.14 No Recourse.

(a) Notwithstanding that each Purchaser is a partnership, (a) no recourse hereunder or under any Transaction Document shall be had against any Related Party of a Purchaser or any Related Party of any of Purchaser Group’s Related Parties, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of a Purchaser or any Related Party of any of Purchaser Group’s Related Parties under this Agreement or any other Transaction Document or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation.

(b) As used in this Section 10.14, a “Related Party” of a Person shall mean any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of such Person or any of its successors or permitted assigns or any former, current or future controlling person, director, officer, employee, agent, general or limited partner, manager, member, affiliate, stockholder, assignee or representative of any of the foregoing, other than the Purchasers in the case of Section 10.14(a).

10.15 Stock Splits and Similar Transactions.

All references to numbers of Common Shares in this Agreement or any other Transaction Document shall be appropriately adjusted to reflect any stock dividend, split,

combination or other recapitalization or similar transaction affecting the Common Shares occurring after the date of this Agreement.

10.16 Currency.

All references to currency in this Agreement are denominated in Canadian dollars.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

PROTOX THERAPEUTICS INC.

By:	/s/ Fahar Merchant
Name: Fahar Merchant
Title: President

ACCEPTED AND AGREED:

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By:	Warburg Pincus X, L.P., its General Partner
By:	Warburg Pincus X, LLC, its General Partner
By:	Warburg Pincus Partners LLC, its Sole Member
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Jonathan Leff
Name: Jonathan Leff
Title: Partner

Resident in: Delaware

WARBURG PINCUS X PARTNERS, L.P.

By:	Warburg Pincus X, L.P., its General Partner
By:	Warburg Pincus X, LLC, its General Partner
By:	Warburg Pincus Partners LLC, its Sole Member
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Jonathan Leff
Name: Jonathan Leff
Title: Partner

Resident in: Delaware

[Signature Page to Investment Agreement]

Schedule 2.1

Initial Investment

Purchaser	Number of Units	Number of Common Shares Underlying Units	Number of Common Shares Underlying Warrants	Purchase Price Per Unit	Aggregate Purchase Price
Warburg Pincus Private Equity X, L.P.	24,225,000	24,225,000	14,535,000	$0.40	$9,690,000

Warburg Pincus X Partners, L.P.	775,000	775,000	465,000	$0.40	$310,000

Schedule 2.2

Subsequent Investment

Purchaser	Number of Units	Number of Common Shares Underlying Units	Number of Common Shares Underlying Warrants	Purchase Price Per Unit	Aggregate Purchase Price
Warburg Pincus Private Equity X, L.P.	60,562,500	60,562,500	36,337,500	$0.40	$24,225,000

Warburg Pincus X Partners, L.P.	1,937,500	1,937,500	1,162,500	$0.40	$775,000

EXHIBIT A

PROTOX THERAPEUTICS INC.

WARRANT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY UNDER A REGISTRATION PURSUANT TO THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF SEPTEMBER 28, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE DATE HEREOF]]

Warrant No. [ ]	Number of Shares (subject to adjustment): [ ]

Date of Issuance: [            ], 2010

PROTOX THERAPEUTICS INC.

Common Shares Purchase Warrant

Section 1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Acceleration Option” shall have the meaning set forth in Section 3(B).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person.

“Approved Markets” shall mean the Toronto Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE Amex.

“Board” means the Board of Directors of the Company or, with respect to any action to be taken by the Board, any committee of the Board duly authorized to take such action.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in British Columbia generally are authorized or required by law or other governmental actions to close.

“Capital Stock” of any Person means any and all securities (including equity-linked securities), interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person.

“Common Shares” means the Company’s common shares, no par value.

“Company” means Protox Therapeutics Inc., a British Columbia corporation.

“Deemed Exercise Date” shall have the meaning set forth in Section 3(B).

“Exercise Price” shall have the meaning set forth in Section 2.

“Expiration Time” shall have the meaning set forth in Section 3(A).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined in good faith by the Board and evidenced by a resolution (without giving effect to any minority discount or illiquidity discount).

“Investment Agreement” means that certain Investment Agreement, dated September 28, 2010, by and among the Company and the purchasers named therein, as the same may be amended from time to time.

“Market Price” shall mean, with respect to the Common Shares (or other relevant Capital Stock) on any date of determination, the volume weighted average trading price of the Common Shares (or other relevant Capital Stock) on the relevant Approved Market for the five day period prior to such date, provided that if the Common Shares are listed on multiple Approved Markets, the Market Price shall be the volume weighted average trading price of the Common Shares (or other relevant Capital Stock) for the five day period prior to the determination date on the market on which the greatest volume of trading in the Common Shares (or other relevant Capital Stock) occurred during the 20 business days preceding such date.

“Notice of Exercise” means the form of notice of exercise annexed hereto as Schedule “A”.

“Payment Method Election Notice” shall have the meaning set forth in Section 3(B).

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

“Pro Rata Repurchase” means any purchase of Common Shares by the Company or any Affiliate thereof pursuant to:

(A) any tender offer or exchange offer, or

(B) pursuant to any other offer available to substantially all holders of Common Shares, in each case whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Provisional Exercise Notice” shall have the meaning set forth in Section 3(B).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 2.

“Subsidiary” means a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Trading Day” means a day on which a trade in the Common Shares is recorded on each Approved Market in which the Common Shares are then listed for trading.

“TSX” means the Toronto Stock Exchange.

“U.S. Person” means a “U.S. Person” as defined in Regulation S under the Securities Act.

“Warrantholder” shall have the meaning set forth in Section 2.

“Warrant” means this Warrant.

Section 2. Number of Shares; Exercise Price. This certifies that, for value received, [        ], its Affiliates or its transfers or assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in

whole or in part, an aggregate of [            ]1 fully paid and nonassessable Common Shares, subject to adjustment pursuant to this Warrant (the “Shares”) at a purchase price equal to $.50 per share (the “Exercise Price”). The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

Section 3. Exercise of Warrant; Term. (A) To the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the date hereof, but in no event later than 11:59 p.m., New York City time, on the fifth anniversary of the date hereof (such time, the “Expiration Time”) and subject to the Acceleration Option, by

(i) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Vancouver, British Columbia, Canada (or such other office or agency of the Company in the United States or Canada as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and

(ii) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(a) by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company; or

(b) by having the Company withhold Common Shares issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Shares on the last full Trading Day prior to the delivery of this Warrant and the Notice of Exercise to the Company.

(iii) This Warrant and the Shares issuable upon exercise hereof have not been registered under the Securities Act or the securities laws of any state of the United States, and this Warrant may not be exercised within the United States or by or on behalf of any U.S. Person unless under a registration pursuant to the Securities Act or an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company shall not issue or register Shares or the certificates representing such Shares unless the Warrantholder has executed and delivered to the Company a Notice of Exercise included as Schedule “A” hereto.

(iv) If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) Business Days, a new warrant certificate in

[1]	Amount to be 60% of common shares issuable to Warrantholder in the initial investment.

substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(B) (i) Subject to the terms and conditions of this Section 3(B), prior to the Warrant being exercised by a Warrantholder pursuant to Section 3(A), the Company may cause the exercise of the Warrant in whole (and not in part) and issue Shares to the Warrantholder at the Exercise Price.

(ii) The option set forth in Section 3(B)(i) (the “Acceleration Option”) may only by exercised after the second anniversary of the date hereof and prior to the Expiration Time. The Acceleration Option may only be exercised if the arithmetic mean of the Market Price for the twenty (20) full Trading Days preceding the delivery of the Provisional Exercise Notice (as defined below) is greater than three times (3X) the Exercise Price.

(iii) In order to exercise the Acceleration Option, the Company shall deliver written notice (the “Provisional Exercise Notice”) to the Warrantholder by first class mail, postage prepaid, notifying the Warrantholder of (a) the Company’s exercise of the Acceleration Option, (b) the number of Shares to be issued to the Warrantholder upon exercise and conversion (which shall be all of the Shares issuable upon exercise of the Warrant at the relevant time), (c) the Exercise Price and (d) the date on which such conversion and the issuance of Shares shall occur, which date shall not be less than eleven (11) days nor be more than fifteen (15) days after the delivery of the Provisional Exercise Notice.

(iv) Within ten (10) days of receipt of the Provisional Exercise Notice, the Warrantholder shall deliver written notice (the “Payment Method Election Notice”) to the Company as to whether it elects (in its sole discretion) to deliver the Exercise Price for the Shares issuable upon exercise of the Acceleration Option by the means set forth in Section 3(A)(ii)(a), the means set forth in Section 3(A)(ii)(b) or any combination thereof. In the event that the Company does not receive the Warrantholder’s Payment Method Election Notice within such ten (10) day period, the Warrantholder shall be deemed to have elected to deliver the Exercise Price by the means set forth in Section 3(A)(ii)(b).

(v) The issuance of the Shares upon exercise of the Acceleration Option shall occur on the date specified in the Provisional Exercise Notice or such other date mutually agreed to in writing by the Company and the Warrantholder (the “Deemed Exercise Date”) by surrender of the Warrant and delivery of the Exercise Price (if applicable) pursuant to the terms of this Section 3; provided, however, the Company is only obligated to issue Shares and the Warrantholder is only obligated to surrender the Warrant in respect of the exercise of the Acceleration Option if the arithmetic mean of the Market Price for the twenty (20) full Trading Days preceding the Deemed Exercise Date is greater than three times (3X) the Exercise Price.

(C) Unless otherwise waived in writing by the Warrantholder prior to the Expiration Time, in the event that this Warrant is not exercised prior to the Expiration

Time and provided that the Market Price of the Common Shares on each Approved Market in which Common Shares are listed for trading is greater than the Exercise Price, the Warrantholder shall be deemed to have exercised this Warrant as of the Expiration Time without any further action by the Warrantholder and shall be deemed to have elected payment of the Exercise Price pursuant to the means set forth in Section 3(A)(ii)(b). Thereupon, the Company shall promptly (and in any event within two (2) Business Days) deliver to the Warrantholder the Shares issuable upon such exercise and take any other action necessary to effect such issuance. For the avoidance of doubt, in no event shall the exercise of this Warrant pursuant to this Section 3(C) require any cash payment by the Warrantholder.

Section 4. U.S. Legends. Upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the certificates representing the Shares issuable upon the exercise of this Warrant, and all certificates issued in exchange therefor or in substitution thereof, shall bear on the face of such certificates the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY UNDER A REGISTRATION PURSUANT TO THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Section 5. Issuance of Shares; Authorization; Listing; Reporting Issuer Status. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company will at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Shares then issuable upon exercise of this Warrant. The Company will procure, at its sole expense, the listing of the Shares upon exercise of this Warrant, including but not limited to those Shares issuable pursuant to Section 13 of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Shares are then listed or traded and maintain the listing of such Shares after issuance. The Company will use commercially reasonable efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange, if any, on which the Shares are listed or traded. The Company shall make all requisite filings under applicable securities law and the respective regulations made thereunder including those necessary to remain a reporting issuer not in default of any of the requirements of such laws and regulations.

Section 6. No Fractional Shares. No fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Shares on the date of exercise less the Exercise Price for such fractional Share.

Section 7. No Rights as Shareholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

Section 8. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

Section 9. Transfer/Assignment. (A) Subject to compliance with the Investment Agreement, applicable securities laws, and this Section 9, this Warrant and all rights hereunder are transferable, in whole or in part, by the Warrantholder in person or by duly authorized attorney by completing and delivering to the Company the transfer form attached hereto as Schedule “B”. Upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3, a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee. All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 9 shall be paid by the Company.

Section 10. Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new Warrant or new Warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry. All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 10 shall be paid by the Company.

Section 11. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security satisfactory to the Company, acting reasonably, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

Section 12. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

Section 13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Section 13 so as to result in duplication.

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a stock dividend or make a distribution on its securities, in each case, in Common Shares, (ii) subdivide or reclassify the outstanding Common Shares into a greater number of shares, or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of Common Shares which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(B) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of Common Shares (i) of shares of any class of Capital Stock other than its Common Shares, (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets or cash (excluding dividends or distributions referred to in Section 13(A)), or (iv) of rights or warrants (other than in connection with the adoption of a stockholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of Common Shares outstanding on such record date multiplied by the Exercise Price on such record date, less (2) the Fair Market Value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (y) the number of Common Shares outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(C) Certain Repurchases of Common Shares. In case the Company effects a Pro Rata Repurchase of Common Shares, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Common Shares outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a Common Share on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of Common Shares outstanding immediately prior to such Pro Rata Repurchase minus the number of Common Shares so repurchased and (ii) the Market Price per Common Share on the Trading Day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of Common Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase in the Exercise Price or reduction in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 13(C).

(D) Rounding of Calculations. All calculations under this Section 13 shall be made to the nearest one-hundreth (1/100th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.

(E) Timing of Issuance of Additional Shares Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Shares issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Share; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(F) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Shares, other than actions described in this Section 13, which in the opinion of the Board would adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Board after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. Failure of the Board to provide for any such adjustment will be evidence that the Board has determined that it is equitable to make no such adjustments in the circumstances.

(G) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13 herein, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares issuable upon the exercise of this Warrant after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(H) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares issuable upon the exercise of this Warrant or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(G), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(I) No Impairment. The Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(J) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur.

Section 14. Notice. Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be.

Section 15. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of the Province of British Columbia and for all purposes shall be construed in accordance with and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to its principles regarding conflicts of law. The Company hereby irrevocably submits to the jurisdiction of the courts of the Province of British Columbia.

Section 16. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

Section 17. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 18. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by facsimile with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. or Canadian mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 10, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice. Notwithstanding the foregoing, the Provisional Exercise Notice sent in accordance with Section 3(B), shall be deemed effective on the date which the same is deposited, postage prepaid, in the U.S. mail.

If to the Company, any notice hereunder shall be sent to:

Protox Therapeutics Inc.

1210-885 West Georgia Street,

Vancouver, BC Canada V6C 3E8

Attn: Chief Executive Officer

Facsimile: (604) 688-0173

Section 19. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of Shares issuable after such action upon exercise of this Warrant, together with all Common Shares then outstanding and all Common Shares then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of Common Shares then authorized by its certificate of incorporation. In furtherance of and without limiting the foregoing, as a condition precedent to the taking of any action which would require an adjustment pursuant to Section 13, the Company shall take any action which may be necessary, including obtaining regulatory or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and non-assessable all Shares that the Warrantholder is entitled to receive upon exercise of this Warrant.

Section 20. Currency. All references to currency in this Warrant are denominated in Canadian dollars.

Section 21. Entire Agreement. This Warrant and the forms attached hereto, and the Investment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated: [            ], 2010

PROTOX THERAPEUTICS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[                    ]

By:
Name:
Title:

[Signature Page to Warrant]

SCHEDULE “A”

[Form Of Notice Of Exercise]

Date:

TO:    Protox Therapeutics, Inc.

RE:    Election to Subscribe for and Purchase Common Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of common shares (“Shares”) set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for Shares in the manner set forth below.

Number of Common Shares:

Method of Payment of Exercise Price:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

SCHEDULE “B”

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                                   (include name and address of the transferee)                          Warrants exercisable for shares of common stock of Protox Therapeutics, Inc. (the “Company”) registered in the name of the undersigned on the register of the Company maintained therefor, and hereby irrevocably appoints                                               the attorney of the undersigned to transfer the said securities on the books maintained by the Company with full power of substitution.

DATED this      day of             ,         .

Signature of Transferor guaranteed by:

Name of Bank or Trust Company:	Signature of Transferor

Address of Transferor

EXHIBIT B

PROTOX THERAPEUTICS INC.

WARRANT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY UNDER A REGISTRATION PURSUANT TO THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF SEPTEMBER 28, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE DATE HEREOF]]

Warrant No. [ ]	Number of Shares (subject to adjustment):
[ ]

Date of Issuance: [            ], 2010

PROTOX THERAPEUTICS INC.

Common Shares Purchase Warrant

Section 1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Acceleration Option” shall have the meaning set forth in Section 3(B).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person.

“Approved Markets” shall mean the Toronto Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE Amex.

“Board” means the Board of Directors of the Company or, with respect to any action to be taken by the Board, any committee of the Board duly authorized to take such action.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in British Columbia generally are authorized or required by law or other governmental actions to close.

“Capital Stock” of any Person means any and all securities (including equity-linked securities), interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person.

“Common Shares” means the Company’s common shares, no par value.

“Company” means Protox Therapeutics Inc., a British Columbia corporation.

“Deemed Exercise Date” shall have the meaning set forth in Section 3(B).

“Exercise Price” shall have the meaning set forth in Section 2.

“Expiration Time” shall have the meaning set forth in Section 3(A).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined in good faith by the Board and evidenced by a resolution (without giving effect to any minority discount or illiquidity discount).

“Investment Agreement” means that certain Investment Agreement, dated September 28, 2010, by and among the Company and the purchasers named therein, as the same may be amended from time to time.

“Market Price” shall mean, with respect to the Common Shares (or other relevant Capital Stock) on any date of determination, the volume weighted average trading price of the Common Shares (or other relevant Capital Stock) on the relevant Approved Market for the five day period prior to such date, provided that if the Common Shares are listed on multiple Approved Markets, the Market Price shall be the volume weighted average trading price of the Common Shares (or other relevant Capital Stock) for the five day period prior to the determination date on the market on which the greatest volume of trading in the Common Shares (or other relevant Capital Stock) occurred during the 20 business days preceding such date.

“Notice of Exercise” means the form of notice of exercise annexed hereto as Schedule “A”.

“Payment Method Election Notice” shall have the meaning set forth in Section 3(B).

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

“Pro Rata Repurchase” means any purchase of Common Shares by the Company or any Affiliate thereof pursuant to:

(A) any tender offer or exchange offer, or

(B) pursuant to any other offer available to substantially all holders of Common Shares, in each case whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Provisional Exercise Notice” shall have the meaning set forth in Section 3(B).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 2.

“Subsidiary” means a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Trading Day” means a day on which a trade in the Common Shares is recorded on each Approved Market in which the Common Shares are then listed for trading.

“TSX” means the Toronto Stock Exchange.

“U.S. Person” means a “U.S. Person” as defined in Regulation S under the Securities Act.

“Warrantholder” shall have the meaning set forth in Section 2.

“Warrant” means this Warrant.

Section 2. Number of Shares; Exercise Price. This certifies that, for value received, [            ], its Affiliates or its transfers or assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in

whole or in part, an aggregate of [            ]2 fully paid and nonassessable Common Shares, subject to adjustment pursuant to this Warrant (the “Shares”) at a purchase price equal to $.50 per share (the “Exercise Price”). The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

Section 3. Exercise of Warrant; Term. (A) To the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the date hereof, but in no event later than 11:59 p.m., New York City time, on the fifth anniversary of the date hereof (such time, the “Expiration Time”) and subject to the Acceleration Option, by

(i) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Vancouver, British Columbia, Canada (or such other office or agency of the Company in the United States or Canada as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and

(ii) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(a) by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company; or

(b) by having the Company withhold Common Shares issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Shares on the last full Trading Day prior to the delivery of this Warrant and the Notice of Exercise to the Company.

(iii) This Warrant and the Shares issuable upon exercise hereof have not been registered under the Securities Act or the securities laws of any state of the United States, and this Warrant may not be exercised within the United States or by or on behalf of any U.S. Person unless under a registration pursuant to the Securities Act or an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company shall not issue or register Shares or the certificates representing such Shares unless the Warrantholder has executed and delivered to the Company a Notice of Exercise included as Schedule “A” hereto.

(iv) If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time,

[2]	Amount to be 60% of common shares issuable to Warrantholder in the subsequent investment as adjusted pursuant to Section 2-3 of the Investment Agreement.

and in any event not exceeding three (3) Business Days, a new warrant certificate in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(B) (i) Subject to the terms and conditions of this Section 3(B), prior to the Warrant being exercised by a Warrantholder pursuant to Section 3(A), the Company may cause the exercise of the Warrant in whole (and not in part) and issue Shares to the Warrantholder at the Exercise Price.

(ii) The option set forth in Section 3(B)(i) (the “Acceleration Option”) may only by exercised after the second anniversary of the date hereof and prior to the Expiration Time. The Acceleration Option may only be exercised if the arithmetic mean of the Market Price for the twenty (20) full Trading Days preceding the delivery of the Provisional Exercise Notice (as defined below) is greater than three times (3X) the Exercise Price.

(iii) In order to exercise the Acceleration Option, the Company shall deliver written notice (the “Provisional Exercise Notice”) to the Warrantholder by first class mail, postage prepaid, notifying the Warrantholder of (a) the Company’s exercise of the Acceleration Option, (b) the number of Shares to be issued to the Warrantholder upon exercise and conversion (which shall be all of the Shares issuable upon exercise of the Warrant at the relevant time), (c) the Exercise Price and (d) the date on which such conversion and the issuance of Shares shall occur, which date shall not be less than eleven (11) days nor be more than fifteen (15) days after the delivery of the Provisional Exercise Notice.

(iv) Within ten (10) days of receipt of the Provisional Exercise Notice, the Warrantholder shall deliver written notice (the “Payment Method Election Notice”) to the Company as to whether it elects (in its sole discretion) to deliver the Exercise Price for the Shares issuable upon exercise of the Acceleration Option by the means set forth in Section 3(A)(ii)(a), the means set forth in Section 3(A)(ii)(b) or any combination thereof. In the event that the Company does not receive the Warrantholder’s Payment Method Election Notice within such ten (10) day period, the Warrantholder shall be deemed to have elected to deliver the Exercise Price by the means set forth in Section 3(A)(ii)(b).

(v) The issuance of the Shares upon exercise of the Acceleration Option shall occur on the date specified in the Provisional Exercise Notice or such other date mutually agreed to in writing by the Company and the Warrantholder (the “Deemed Exercise Date”) by surrender of the Warrant and delivery of the Exercise Price (if applicable) pursuant to the terms of this Section 3; provided, however, the Company is only obligated to issue Shares and the Warrantholder is only obligated to surrender the Warrant in respect of the exercise of the Acceleration Option if the arithmetic mean of the Market Price for the twenty (20) full Trading Days preceding the Deemed Exercise Date is greater than three times (3X) the Exercise Price.

(C) Unless otherwise waived in writing by the Warrantholder prior to the Expiration Time, in the event that this Warrant is not exercised prior to the Expiration Time and provided that the Market Price of the Common Shares on each Approved Market in which Common Shares are listed for trading is greater than the Exercise Price, the Warrantholder shall be deemed to have exercised this Warrant as of the Expiration Time without any further action by the Warrantholder and shall be deemed to have elected payment of the Exercise Price pursuant to the means set forth in Section 3(A)(ii)(b). Thereupon, the Company shall promptly (and in any event within two (2) Business Days) deliver to the Warrantholder the Shares issuable upon such exercise and take any other action necessary to effect such issuance. For the avoidance of doubt, in no event shall the exercise of this Warrant pursuant to this Section 3(C) require any cash payment by the Warrantholder.

Section 4. U.S. Legends. Upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the certificates representing the Shares issuable upon the exercise of this Warrant, and all certificates issued in exchange therefor or in substitution thereof, shall bear on the face of such certificates the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY UNDER A REGISTRATION PURSUANT TO THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Section 5. Issuance of Shares; Authorization; Listing; Reporting Issuer Status. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company will at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Shares then issuable upon exercise of this Warrant. The Company will procure, at its sole expense, the listing of the Shares upon exercise of this Warrant, including but not limited to those Shares issuable pursuant to Section 13 of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Shares are then listed or traded and maintain the listing of such Shares after issuance. The Company will use commercially reasonable efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange, if any, on which the Shares are listed or traded. The

Company shall make all requisite filings under applicable securities law and the respective regulations made thereunder including those necessary to remain a reporting issuer not in default of any of the requirements of such laws and regulations.

Section 6. No Fractional Shares. No fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Shares on the date of exercise less the Exercise Price for such fractional Share.

Section 7. No Rights as Shareholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

Section 8. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

Section 9. Transfer/Assignment. (A) Subject to compliance with the Investment Agreement, applicable securities laws, and this Section 9, this Warrant and all rights hereunder are transferable, in whole or in part, by the Warrantholder in person or by duly authorized attorney by completing and delivering to the Company the transfer form attached hereto as Schedule “B”. Upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3, a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee. All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 9 shall be paid by the Company.

Section 10. Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new Warrant or new Warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry. All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 10 shall be paid by the Company.

Section 11. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security satisfactory to the Company, acting reasonably, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

Section 12. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

Section 13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Section 13 so as to result in duplication.

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a stock dividend or make a distribution on its securities, in each case, in Common Shares, (ii) subdivide or reclassify the outstanding Common Shares into a greater number of shares, or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of Common Shares which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(B) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of Common Shares (i) of shares of any class of Capital Stock other than its Common Shares, (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets or cash (excluding dividends or distributions referred to in Section 13(A)), or (iv) of rights or warrants (other than in connection with the adoption of a stockholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of Common Shares outstanding on such record date multiplied by the Exercise Price on such record date, less (2) the Fair Market Value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (y) the number of Common Shares outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(C) Certain Repurchases of Common Shares. In case the Company effects a Pro Rata Repurchase of Common Shares, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Common Shares outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a Common Share on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of Common Shares outstanding immediately prior to such Pro Rata Repurchase minus the number of Common Shares so repurchased and (ii) the Market Price per Common Share on the Trading Day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of Common Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase in the Exercise Price or reduction in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 13(C).

(D) Rounding of Calculations. All calculations under this Section 13 shall be made to the nearest one-hundreth (1/100th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.

(E) Timing of Issuance of Additional Shares Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Shares issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Share; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(F) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Shares, other than actions described in this Section 13, which in the opinion of the Board would adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Board after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. Failure of the Board to provide for any such adjustment will be evidence that the Board has determined that it is equitable to make no such adjustments in the circumstances.

(G) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13 herein, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares issuable upon the exercise of this Warrant after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(H) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares issuable upon the exercise of this Warrant or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(G), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(I) No Impairment. The Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(J) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur.

Section 14. Notice. Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be.

Section 15. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of the Province of British Columbia and for all purposes shall be construed in accordance with and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to its principles regarding conflicts of law. The Company hereby irrevocably submits to the jurisdiction of the courts of the Province of British Columbia.

Section 16. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

Section 17. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 18. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by facsimile with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. or Canadian mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 10, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice. Notwithstanding the foregoing, the Provisional Exercise Notice sent in accordance with Section 3(B), shall be deemed effective on the date which the same is deposited, postage prepaid, in the U.S. mail.

If to the Company, any notice hereunder shall be sent to:

Protox Therapeutics Inc.

1210-885 West Georgia Street,

Vancouver, BC Canada V6C 3E8

Attn: Chief Executive Officer

Facsimile: (604) 688-0173

Section 19. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of Shares issuable after such action upon exercise of this Warrant, together with all Common Shares then outstanding and all Common Shares then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of Common Shares then authorized by its certificate of incorporation. In furtherance of and without limiting the foregoing, as a condition precedent to the taking of any action which would require an adjustment pursuant to Section 13, the Company shall take any action which may be necessary, including obtaining regulatory or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and non-assessable all Shares that the Warrantholder is entitled to receive upon exercise of this Warrant.

Section 19. Currency. All references to currency in this Warrant are denominated in Canadian dollars.

Section 20. Entire Agreement. This Warrant and the forms attached hereto, and the Investment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated: [            ], 2010

PROTOX THERAPEUTICS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[ ]

By:
Name:
Title:

[Signature Page to Warrant]

SCHEDULE “A”

[Form Of Notice Of Exercise]

Date:

TO:    Protox Therapeutics, Inc.

RE:    Election to Subscribe for and Purchase Common Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of common shares (“Shares”) set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for Shares in the manner set forth below.

Number of Common Shares:

Method of Payment of Exercise Price:

Holder:
By:
Name:
Title:

[Form of Notice of Exercise]

SCHEDULE “B”

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(include name and address of the transferee)                      Warrants exercisable for shares of common stock of Protox Therapeutics, Inc. (the “Company”) registered in the name of the undersigned on the register of the Company maintained therefor, and hereby irrevocably appoints                                               the attorney of the undersigned to transfer the said securities on the books maintained by the Company with full power of substitution.

DATED this      day of             ,         .

Signature of Transferor guaranteed by:

Name of Bank or Trust Company:	Signature of Transferor

Address of Transferor

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

WARBURG PINCUS PRIVATE EQUITY X, L.P.,

WARBURG PINCUS X PARTNERS, L.P.,

AND

PROTOX THERAPEUTICS INC.

Dated as of [—], 2010

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made, entered into and effective [—], 2010, by and among Warburg Pincus Private Equity X, L.P. (“WPX”), Warburg Pincus X Partners, L.P. (“WPXP” and, together with WPX, including any successor funds thereto, and their respective Affiliates that are direct or indirect equity investors in the Company, “WP”) and Protox Therapeutics Inc., a British Columbia corporation (including any of its successors by merger, acquisition, reorganization, conversion or otherwise (the “Company”)).

WITNESSETH:

WHEREAS, as of the date hereof, the Holders own Registrable Securities of the Company; and

WHEREAS, the parties desire to set forth certain registration rights applicable to the Registrable Securities.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means public disclosure of material non-public information that, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Company, would be required to be made in (i) any Registration Statement filed with the SEC by the Company and/or (ii) any Canadian Prospectus filed with the Commissions by the Company so that such Registration Statement and/or Canadian Prospectus would not be materially misleading and would not be required to be made at such time but for the filing of such Registration Statement and/or Canadian Prospectus, but which information the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act; provided that no Holder shall be deemed an Affiliate of the Company or its Subsidiaries for purposes of this Agreement; provided further that neither portfolio companies (as such term is commonly used in the private equity industry) of an Institutional Investor nor limited partners, non-managing members or other similar direct or indirect investors in an Institutional Investor shall be deemed to be Affiliates of such Institutional Investor. The term “Affiliated” has a correlative meaning.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York, Toronto, Ontario or Vancouver, British Columbia are required or authorized by law or executive order to be closed.

“Canadian Prospectus” means, as applicable, a preliminary and/or final prospectus (in the English and/or, where applicable, the French language), including, where applicable, documents incorporated by reference therein and amendments and supplements thereto, that is filed with any Commission pursuant to Canadian securities legislation;

“Canadian Shelf Prospectus” means, as applicable, a base shelf prospectus and/or a shelf prospectus supplement, including any documents incorporated by reference therein and amendments thereto, that is filed with any Commission pursuant to Canadian securities legislation, including applicable short form prospectus and shelf distribution securities laws in Canada;

“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Company.

“Commission” means the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada;

“Company” has the meaning set forth in the preamble.

“Company Public Sale” has the meaning set forth in Section 2.03(a).

“Company Share Equivalent” means securities exercisable, exchangeable or convertible into Company Shares.

“Company Shares” means the common shares in the capital of the Company, with no par value, any securities into which such shares shall have been changed, or any securities resulting from any reclassification, recapitalization or similar transactions with respect to such shares.

“Demand Notice” has the meaning set forth in Section 2.01(a).

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“Demand Party” has the meaning set forth in Section 2.01(a).

“Demand Period” has the meaning set forth in Section 2.01(c).

“Demand Registration” has the meaning set forth in Section 2.01(a).

“Demand Registration Statement” has the meaning set forth in Section 2.01(a).

“Demand Suspension” has the meaning set forth in Section 2.01(d).

“Effective Date” means (i) with respect to a U.S. Registration, the first date on which the Company Shares are Registered in the United States or otherwise subject to the Exchange Act, including pursuant to the Multijurisdictional Disclosure System or (ii) with respect to a Canadian Registration, the Transfer Restriction Outside Date (as defined in that certain Investment Agreement, dated as of September 28, 2010, by and among WPX, WPXP and the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Form F-1” means a registration statement on Form F-1 under the Securities Act, or any comparable or successor form or forms thereto.

“Form F-3” means a registration statement on Form F-3 under the Securities Act, or any comparable or successor form or forms thereto.

“Form S-1” means a registration statement on Form S-1 under the Securities Act, or any comparable or successor form or forms thereto.

“Form S-3” means a registration statement on Form S-3 under the Securities Act, or any comparable or successor form or forms thereto.

“Holder” means any holder of Registrable Securities that is a party hereto or that succeeds to rights hereunder pursuant to Section 3.07.

“Initiating Shelf Take-Down Holder” has the meaning set forth in Section 2.02(d).

“Institutional Investor” means WPXP and WP, any successor funds thereto, and their respective Affiliates that are direct or indirect equity investors in the Company.

“Institutional Investor Registration Demands” has the meaning set forth in Section 2.10.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

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“Long-Form Registration” has the meaning set forth in Section 2.01(a).

“Loss” or “Losses” has the meaning set forth in Section 2.08(a).

“Marketed Underwritten Offering” means any Underwritten Offering (including a Marketed Underwritten Shelf Take-Down, but, for the avoidance of doubt, not including any Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down) that involves a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period of at least 48 hours.

“Marketed Underwritten Shelf Take-Down” means any Underwritten Offering where the plan of distribution set forth in any Underwritten Shelf Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period expected to exceed 48 hours.

“Participating Holder” means with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement or Canadian Prospectus.

“Participating Institutional Investor” means, with respect to any Registration, any Institutional Investor that is a Holder of Registrable Securities covered by the applicable Registration Statement or Canadian Prospectus.

“Permitted Assignee” has the meaning set forth in Section 3.07.

“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Piggyback Registration” has the meaning set forth in Section 2.03(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Registrable Securities” means any Company Shares and any securities that may be issued or distributed or be issuable or distributable in respect of, or in substitution for, any Company Shares by way of conversion, exercise, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case whether now owned or hereinafter acquired; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement or Canadian Prospectus with respect to the sale of such Registrable Securities has been declared effective under the Securities Act or applicable Canadian securities legislation and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement or Canadian Prospectus, (ii) such Registrable Securities have been distributed pursuant to Rule 144 or Rule 145 of the Securities Act (or any successor rule) or pursuant to similar exemptions from the prospectus requirements under Canadian securities legislation and new certificates for them not bearing a legend restricting transfer shall have been

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delivered by the Company, (iii) a Registration Statement on Form S-8 (or any successor form) covering such securities is effective or (iv) such security ceases to be outstanding.

“Registration” means (i) a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement (a “U.S. Registration”) and/or (ii) a filing with any Commission(s) of a Canadian Prospectus to qualify the distribution of the Company’s securities for offer and sale to the public (a “Canadian Registration”). The term “Register” shall have a correlative meaning.

“Registration Expenses” has the meaning set forth in Section 2.07.

“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Holder” means with respect to any Shelf Registration, any Holder of Registrable Securities covered by the applicable Shelf Registration Statement or Canadian Shelf Prospectus.

“Shelf Notice” has the meaning set forth in Section 2.02(a).

“Shelf Period” has the meaning set forth in Section 2.02(b).

“Shelf Registration” means a Registration effected pursuant to Section 2.02.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 or Form F-3, or (ii) if the Company is not permitted to file a Registration Statement on Form S-3 or Form F-3, an evergreen Registration Statement on Form S-1 or Form F-1, in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision) covering all or any portion of the Registrable Securities, as applicable.

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“Shelf Suspension” has the meaning set forth in Section 2.02(c).

“Shelf Take-Down” has the meaning set forth in Section 2.02(d).

“Short-Form Registration” has the meaning set forth in Section 2.01(a).

“Special Registration” has the meaning set forth in Section 2.11.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2.02(d).

“WP” has the meaning set forth in the preamble.

“WP Registration Demands” has the meaning set forth in Section 2.10(c). “WPX” has the meaning set forth in the preamble.

“WPXP” has the meaning set forth in the preamble.

SECTION 1.02. Other Interpretive Provisions.

(a) In this Agreement, except as otherwise provided:

(i) References to $ or dollar amounts herein shall refer to (x) with respect to a Canadian Registration, Canadian dollars and (y) with respect to a U.S. Registration, U.S. dollars.

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(ii) A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Schedule or Exhibit to, this Agreement, and references to this Agreement include any recital in or Schedule or Exhibit to this Agreement.

(iii) The Schedules and Exhibits form an integral part of and are hereby incorporated by reference into this Agreement.

(iv) Headings and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(v) Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa, and words importing persons include corporations, associations, partnerships, joint ventures and limited liability companies and vice versa.

(vi) Unless the context otherwise requires, the words “hereof” and “herein”, and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(vii) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof and any legislative provision substituted therefor.

(viii) All determinations to be made by WP hereunder, including in its capacity as an Institutional Investor, may be made by WP in its sole discretion, and WP may determine, in its sole discretion, whether or not to take actions that are permitted, but not required, by this Agreement to be taken by WP, including the giving of consents required hereunder.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

REGISTRATION RIGHTS SECTION

SECTION 2.01. Demand Registration.

(a) Demand by WP. At any time after the Effective Date, WP (a “Demand Party”) may, subject to Section 2. 10, make a written request (a “Demand Notice”) to the Company for Registration of all or part of the Registrable Securities held by such Demand Party (i) on Form S-1 or F-1 in the United States or pursuant to Canadian securities legislation applicable for long form prospectuses in Canada (a “Long-Form Registration”); (ii) on Form S-3 or Form F-3 in the United States or pursuant to Canadian securities legislation applicable to short

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form prospectuses in Canada (a “Short-Form Registration”) if the Company qualifies to use such short form or (iii) any other form permitted by the Multijurisdictional Disclosure System and selected by the Demand Party in its sole discretion (a “Multijurisdicational Registration” and together with a Long-Form Registration, Short-Form Registration, a “Demand Registration”). Each Demand Notice shall specify the aggregate amount of Registrable Securities of the Demand Party to be registered and the intended methods of disposition thereof. Subject to Section 2. 10, after delivery of such Demand Notice, the Company (x) shall file promptly (and, in any event, within (i) ninety (90) days in the case of a request for a Long-Form Registration or (ii) thirty (30) days in the case of a request for a Short-Form Registration, in each case, following delivery of such Demand Notice) with the SEC and/or the applicable Commission(s) a Registration Statement and/or Canadian Prospectus, as applicable, relating to such Demand Registration (a “Demand Registration Statement”), and (y) shall use its reasonable best efforts to cause such Demand Registration Statement to promptly be declared effective under (x) the Securities Act; (y) the “Blue Sky” laws of such jurisdictions reasonably requested by the Participating Holder and (z), if applicable, Canadian securities legislation, as any Participating Holder or any underwriter, if any, reasonably requests. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1 if the Demand Party, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) and the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $5,000,000 or 100% of the Registrable Securities then held by WP.

(b) Demand Withdrawal. A Demand Party may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon delivery of a notice by the Demand Party to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement, and such Registration shall not be deemed to be a Demand Registration with respect to such Demand Party for purposes of Section 2.10.

(c) Effective Registration. The Company shall be deemed to have effected a Demand Registration with respect to the Demand Party for purposes of Section 2.10 if the Demand Registration Statement is declared effective by the SEC and remains effective for not less than 180 days (or such shorter period as shall terminate when all Registrable Securities covered by such Registration Statement or Canadian Prospectus have been sold or withdrawn) or a receipt has been issued for the final Canadian Prospectus by the applicable Commission(s), as applicable, or if such Registration Statement and/or Canadian Prospectus relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected for purposes of Section 2.10 if (i) during the Demand Period such Registration is interfered with by any stop order, injunction or other order or requirement of the SEC, the Commissions or other governmental agency or court or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a Demand Party.

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(d) Delay in Filing; Suspension of Registration. If the Company shall furnish to the Participating Holders a certificate signed by the Chief Executive Officer or equivalent senior executive officer of the Company stating that the filing, effectiveness or continued use of a Demand Registration Statement would require the Company to make an Adverse Disclosure, then the Company may delay the filing (but not the preparation of) or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company, unless otherwise approved in writing by WP, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period; provided further that in the event of a Demand Suspension, such Demand Suspension shall terminate at such earlier time as the Company would no longer be required to make any Adverse Disclosure. Each Participating Holder shall keep confidential the fact that a Demand Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Participating Holder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Participating Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Participating Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries and (D) as required by law, rule or regulation. In the case of a Demand Suspension, the Participating Holders agree to suspend use of the applicable Canadian Prospectus, Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall immediately notify the Participating Holders upon the termination of any Demand Suspension, amend or supplement the Canadian Prospectus, Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Participating Holders such numbers of copies of the Canadian Prospectus, Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as the Participating Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or applicable Canadian securities legislation, or as may reasonably be requested by any Demand Party.

(e) Underwritten Offering. If a Demand Party so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering, and such Demand Party shall have the right to select the managing underwriter or underwriters to administer the offering. If the Demand Party intends to sell the Registrable Securities covered by its demand by means of an Underwritten Offering, such Demand Party shall so advise the Company as part of its Demand Notice.

(f) Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration advise the Board of Directors in writing that, in its

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or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration (i) first, shall be allocated pro rata among the Institutional Investors that have requested to participate in such Demand Registration based on the relative number of Registrable Securities then held by each such Institutional Investor (provided that any securities thereby allocated to an Institutional Investor that exceed such Institutional Investor’s request shall be reallocated among the remaining requesting Institutional Investors in like manner), and (ii) second, and only if all the securities referred to in clause (i) have been included in such Registration, the number of securities that the Company proposes to include in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect and (iii) third, and only if all of the securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect.

SECTION 2.02. Shelf Registration.

(a) Filing. At any time after the Effective Date, WP may, subject to Section 2.10, make a written request (a “Shelf Notice”) to the Company to file a Shelf Registration Statement or Canadian Shelf Prospectus, which Shelf Notice shall specify whether such Registration shall be a Long-Form Registration or, if the Company so qualifies, a Short-Form Registration or Multijurisdicational Registration, the aggregate amount of Registrable Securities of WP to be registered therein and the intended methods of distribution thereof. Following the delivery of a Shelf Notice, the Company (x) shall file promptly (and, in any event, within (i) ninety (90) days in the case of a request for a Long-Form Registration or (ii) thirty (30) days in the case of a request for a Short-Form Registration, in each case, following delivery of such Shelf Notice) with the SEC such Shelf Registration Statement (which shall be an automatic Shelf Registration Statement if the Company qualifies at such time to file such a Shelf Registration Statement) and, if applicable, with the relevant Commissions such Canadian Shelf Prospectus, relating to the offer and sale of all Registrable Securities requested for inclusion therein by WP. If, on the date of any such request, the Company does not qualify to file a Shelf Registration Statement under the Securities Act or, if applicable, a Canadian Shelf Prospectus, the provisions of this Section 2.02 shall not apply, and the provisions of Section 2.01 shall apply instead.

(b) Continued Effectiveness. The Company shall use its reasonable best efforts to keep any Shelf Registration Statement or Canadian Shelf Prospectus filed pursuant to Section 2.02(a) continuously effective under the Securities Act and, if applicable, Canadian securities law in order to permit the Prospectus or, if applicable, the Canadian Shelf Prospectus forming a part thereof to be usable by Shelf Holders until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) or, if applicable, a Canadian Prospectus or Canadian Shelf Prospectus filed under Canadian securities legislation, (ii) the date as of which each of the Shelf Holders is permitted to sell its Registrable Securities without Registration in the U.S. pursuant to Rule 144 (with respect to a U.S. Registration) or similar legislation in Canada (with respect to a Canadian Registration) without volume limitation

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or other restrictions on transfer thereunder, assuming, for purposes of this clause (ii), that such Shelf Holder is an Affiliate of Company and (iii) such shorter period as WP with respect to such Shelf Registration and/or Canadian Shelf Prospectus shall agree in writing (such period of effectiveness, the “Shelf Period”). Subject to Section 2.02(c), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement and/or Canadian Shelf Prospectus effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in WP not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement and/or Canadian Shelf Prospectus during the Shelf Period, unless such action or omission is (x) a Shelf Suspension permitted pursuant to Section 2.02(c) or (y) required by applicable law, rule or regulation.

(c) Suspension of Registration. If the Company shall furnish to the Shelf Holders a certificate signed by the Chief Executive Officer or equivalent senior executive officer of the Company stating that the continued use of a Shelf Registration Statement or Canadian Shelf Prospectus filed pursuant to Section 2.02(a) would require the Company to make an Adverse Disclosure, then the Company may suspend use of the Shelf Registration Statement or Canadian Shelf Prospectus (a “Shelf Suspension”); provided, however, that the Company, unless otherwise approved in writing by WP, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period; provided further that in the event of a Shelf Suspension, such Shelf Suspension shall terminate at such earlier time as the Company would no longer be required to make any Adverse Disclosure. Each Shelf Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Shelf Holder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Shelf Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries and (D) as required by law, rule or regulation. In the case of a Shelf Suspension, the Shelf Holders agree to suspend use of the applicable Canadian Shelf Prospectus, Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall immediately notify the Shelf Holders upon the termination of any Shelf Suspension, amend or supplement the applicable Canadian Shelf Prospectus, Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Shelf Holders such numbers of copies of the applicable Canadian Shelf Prospectus, Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement and, if applicable, Canadian Shelf Prospectus, if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or by applicable Canadian securities legislation, or as may reasonably be requested by WP.

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(d) Shelf Take-Downs.

(i) An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement and/or Canadian Shelf Prospectus (a “Shelf Take-Down”) may be initiated by WP (an “Initiating Shelf Take-Down Holder”).

(ii) Subject to Section 2. 10, if the Initiating Shelf Take-Down Holder elects by written request to the Company, a Shelf Take-Down shall be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down Notice”) and the Company shall amend or supplement the Shelf Registration Statement and/or Canadian Shelf Prospectus for such purpose as soon as practicable. Such Initiating Shelf Take-Down Holder shall have the right to select the managing underwriter or underwriters to administer such offering. The provisions of Section 2.01(f) shall apply to any Underwritten Offering pursuant to this Section 2.02(d).

SECTION 2.03. Piggyback Registration.

(a) Participation. If the Company at any time proposes to file a Registration Statement and/or Canadian Prospectus with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Section 2.01 or 2.02, it being understood that this clause (i) does not limit the rights of WP to make written requests pursuant to Sections 2.01 or 2.02 or otherwise limit the applicability thereof, (ii) a Registration Statement on Form S-4, F-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (iv) a registration not otherwise covered by clause (ii) above pursuant to which the Company is offering to exchange its own securities for other securities, (v) a Registration Statement relating solely to dividend reinvestment or similar plans or (vi) a Shelf Registration Statement or Canadian Shelf Prospectus pursuant to which only the initial purchasers and subsequent transferees of debt securities of the Company or any of its Subsidiaries that are convertible or exchangeable for Company Shares and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provisions) of the Securities Act or similar private placement provisions under Canadian securities legislation may resell such notes and sell the Company Shares into which such notes may be converted or exchanged) (a “Company Public Sale”), then, as soon as practicable (but in no event less than 30 days prior to the proposed date of filing of such Registration Statement and/or Canadian Prospectus, unless the filing is in connection with an overnight bought deal or overnight marketed offering, in which case the notice shall be not less than one (1) Business Day), the Company shall give written notice of such proposed filing to the Institutional Investors, and such notice shall offer the Institutional Investors the opportunity to Register under such Registration Statement and/or Canadian Prospectus such number of Registrable Securities as the Institutional Investors may request in writing delivered to the Company within ten (10) days of delivery of such written notice by the Company. Subject to Sections 2.03(b) and (c), the Company shall include in such Registration Statement and/or Canadian Prospectus all such Registrable Securities that are requested by the Institutional Investors to be included therein in compliance with the immediately foregoing sentence (a “Piggyback Registration”); provided that if at any time after giving written notice of its intention to Register any equity securities and

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prior to the effective date of the Registration Statement and/or Canadian Prospectus filed in connection with such Piggyback Registration, the Company shall determine for any reason not to Register or to delay Registration of the equity securities covered by such Piggyback Registration, the Company shall give written notice of such determination to each Institutional Investor to the extent the Institutional Investor requested to Register its Registrable Securities in such Registration Statement and/or Canadian Prospectus and, thereupon, (1) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses in connection therewith, to the extent payable), without prejudice, however, to the rights of WP to request that such Registration be effected as a Demand Registration under Section 2.01, and (2) in the case of a determination to delay Registering, in the absence of a request by WP to request that such Registration be effected as a Demand Registration under Section 2.01, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering the other equity securities covered by such Piggyback Registration. If the offering pursuant to such Registration Statement and/or Canadian Prospectus is to be underwritten, the Company shall so advise the Institutional Investors as a part of the written notice given pursuant this Section 2.03(a), and to the extent an Institutional Investor makes a request for a Piggyback Registration pursuant to this Section 2.03(a), such Institutional Investor must, and the Company shall make such arrangements with the managing underwriter or underwriters so that such Institutional Investors may, participate in such Underwritten Offering, subject to the conditions of Section 2.03(b) and (c). If the offering pursuant to such Registration Statement and/or Canadian Prospectus is to be on any other basis, the Company shall so advise the Institutional Investors as part of the written notice given pursuant to this Section 2.03(a), and to the extent an Institutional Investor makes a request for a Piggyback Registration pursuant to this Section 2.03 (a), the Company shall make such arrangements so that such Institutional Investor may participate in such offering on such basis, subject to the conditions of Section 2.03(b) and (c). Each Institutional Investor shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement and/or Canadian Prospectus.

(b) Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company and, to the extent an Institutional Investor makes a request to participate in such Piggyback Registration in writing, each such Institutional Investor that, in its or their opinion, the number of securities which the Institutional Investors and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, 100% of the securities that the Company or (subject to Section 2.06) any Person (other than the Institutional Investors) exercising a contractual right to demand Registration, as the case may be, proposes to sell, (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such Registration, which such number shall be allocated pro rata among the Institutional Investors that have requested to participate in such Registration based on the relative number of Registrable Securities then held by each such Institutional Investor (provided that any securities thereby allocated to an Institutional Investor that exceed such

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Institutional Investor’s request shall be reallocated among the remaining requesting Institutional Investors in like manner), and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect in such Registration.

(c) No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall be deemed to have been effected pursuant to Sections 2.01 or 2.02 or shall relieve the Company of its obligations under Sections 2.01 or 2.02.

SECTION 2.04. Registration Procedures.

(a) In connection with the Company’s Registration obligations under Sections 2.01, 2.02 and 2.03 and subject to the applicable terms and conditions set forth therein, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i) prepare the required Canadian Prospectus, if applicable, and/or Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Canadian Prospectus, Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and the Participating Institutional Investors, if any, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and the Participating Institutional Investors and their respective counsel and (y) except in the case of a Registration under Section 2.03, not file any Canadian Prospectus, Registration Statement or Prospectus or amendments or supplements thereto to which any Participating Institutional Investor or the underwriters, if any, shall reasonably object;

(ii) as promptly as practicable file with (x) the SEC a Registration Statement and/or (y) the applicable Commissions a Canadian Prospectus relating to the Registrable Securities including all exhibits and financial statements required by the SEC and/or applicable Commissions, if applicable, to be filed therewith, and use its reasonable best efforts to cause such Registration Statement and/or Canadian Prospectus to become effective under the Securities Act and/or applicable Canadian securities legislation as soon as practicable, as required;

(iii) prepare and file with the SEC and/or the applicable Commissions such pre- and post-effective amendments to such Registration Statement, Canadian Prospectus, supplements to the Prospectus and such amendments or supplements to any Issuer Free Writing Prospectus as may be (x) reasonably requested by any Participating Institutional Investor, (y) reasonably requested by any other Participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with

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provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement and/or Canadian Prospectus during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement and/or Canadian Prospectus;

(iv) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement and/or Canadian Prospectus or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Issuer Free Writing Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC and/or the applicable Commissions or any request by the SEC, a Commission, or any other federal state, provincial or territorial governmental authority for amendments or supplements to such Canadian Prospectus, Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information, (C) of the issuance by the SEC or a Commission of any stop order suspending the effectiveness of such Registration Statement or Canadian Prospectus or any order by the SEC or a Commission preventing or suspending the use of any Canadian Prospectus (or any documents incorporated by reference therein), preliminary or final Prospectus or any Issuer Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (F) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

(v) promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Canadian Prospectus (including any documents incorporated by reference therein), Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Canadian Prospectus and any documents incorporated by reference therein, Prospectus, any preliminary Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Canadian Prospectus, Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and/or Canadian securities legislation and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC and/or the applicable Commissions, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Canadian Prospectus, Registration Statement,

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Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus and, where applicable, the Canadian Prospectus;

(vii) promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to the applicable Registration Statement or Canadian Prospectus such information as the managing underwriter or underwriters and the Participating Institutional Investor(s) agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(viii) furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Participating Holder or underwriter may reasonably request of the applicable Registration Statement or Canadian Prospectus and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Canadian Prospectus, Prospectus (including each preliminary Prospectus), any Issuer Free Writing Prospectus and any amendment or supplement thereto as such Participating Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Canadian Prospectus, Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto by such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder or underwriter;

(x) on or prior to the date on which the applicable Registration Statement and/or Canadian Prospectus is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States and applicable Canadian securities legislation as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 2.01(c) or 2.02(b), whichever is applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to

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take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi) cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(xii) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement and/or Canadian Prospectus to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii) not later than the effective date of the applicable Registration Statement or Canadian Prospectus, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company and/or CDS & Co., as applicable;

(xiv) make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;

(xv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as WP or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xvi) obtain for delivery to the Participating Holders and to the underwriter or underwriters, if any, an opinion or opinions (including, where applicable translation opinions) from counsel for the Company dated the effective date of the Registration Statement and/or Canadian Prospectus or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Participating Holders or underwriters, as the case may be, and their respective counsel;

(xvii) in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the date of the closing under the underwriting agreement;

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(xviii) cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA, applicable Commissions or any other securities regulatory authority;

(xix) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 1 1 (a) of the Securities Act and the rules and regulations promulgated thereunder and the continuous disclosure obligations of the Company pursuant to applicable Canadian securities legislation;

(xx) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement and/or Canadian Prospectus from and after a date not later than the effective date of such Registration Statement and/or Canadian Prospectus;

(xxi) use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement and/or Canadian Prospectus to be listed on each securities exchange on which any of the Company Shares are then listed or quoted and on each inter-dealer quotation system on which any of the Company Shares are then quoted;

(xxii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by any Participating Institutional Investor, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and/or Canadian Prospectus and by any attorney, accountant or other agent retained by such Participating Institutional Investor(s) or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement or Canadian Prospectus as shall be necessary to enable them to exercise their due diligence responsibility; provided that any such Person gaining access to information regarding the Company pursuant to this Section 2.04(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required by law or by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process, (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has actual knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company, other than through a breach of this agreement and provided that such source is not otherwise bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation, or (z) such information is independently developed by such Person; and

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(xxiii) in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.

(b) The Company may require each Participating Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(c) Each Participating Holder agrees that, upon delivery of any notice by the Company of the happening of any event of the kind described in Section 2.04(a)(iv)(C), (D), or (E) or Section 2.04(a)(v), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement and/or Canadian Prospectus until (i) such Holder’s receipt of the copies of the supplemented or amended Canadian Prospectus, Prospectus or Issuer Free Writing Prospectus contemplated by Section 2.04(a)(v), (ii) such Holder is advised in writing by the Company that the use of such Canadian Prospectus, Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, (iii) such Holder is advised in writing by the Company of the termination, expiration or cessation of such order or suspension referenced in Section 2.04(a)(iv)(C) or (E) or (iv) such Holder is advised in writing by the Company that the representations and warranties of the Company in such applicable underwriting agreement are true and correct in all material respects. If so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Canadian Prospectus, the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of delivery of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement and/or Canadian Prospectus is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement and/or Canadian Prospectus either receives the copies of the supplemented or amended Canadian Prospectus, Prospectus or Issuer Free Writing Prospectus contemplated by Section 2.04(a)(v) or is advised in writing by the Company that the use of the Canadian Prospectus, Prospectus or Issuer Free Writing Prospectus may be resumed.

SECTION 2.05. Underwritten Offerings.

(a) Demand and Shelf Registrations. If requested by the underwriters for any Underwritten Offering requested by WP pursuant to a Registration under Section 2.01 or Section 2.02, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, WP and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 2.08. The Participating

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Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities and any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering.

(b) Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act and/or applicable Canadian securities legislation as contemplated by Section 2.03 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by WP pursuant to Section 2.03 and subject to the provisions of Sections 2.03(b) and (c), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by WP among the securities of the Company to be distributed by such underwriters in such Registration. The Participating Holders shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to, or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities or any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering.

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(c) Participation in Underwritten Registrations. Subject to the provisions of Sections 2.05(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements and all applicable securities laws.

(d) Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 2.01 or 2.02, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by WP.

SECTION 2.06. No Inconsistent Agreements; Additional Rights.

(a) The Company is not currently a party to, and shall not hereafter enter into without the prior written consent of WP, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement, including allowing any other holder or prospective holder of any securities of the Company registration rights in the nature or substantially in the nature of those set forth in Section 2.01, Section 2.02 or Section 2.03 that would have priority over the Registrable Securities with respect to the inclusion of such securities in any Registration (except to the extent such registration rights are solely related to registrations of the type contemplated by Section 2.03(a)(ii) through (iv)).

(b) If, upon the exercise of any rights set forth in Section 2.01 or Section 2.02, any one or more of a U.S. Registration, a Canadian Registration or a registration on a form permitted under the Multijurisdictional Disclosure Act are each available under applicable law, the determination as to whether the Company shall effect a U.S. Registration, a Canadian Registration or a registration on a form permitted under the Multijurisdictional Disclosure Act shall be made by WP in its sole and absolute discretion.

SECTION 2.07. Registration Expenses.

All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA, applicable Commissions or any other regulatory authority and if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in NASD Rule 2720 of the (or any successor provision), and of its counsel, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including fees and disbursements of counsel for the underwriters in connection with “Blue Sky” qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and/or CDS & Co. and of printing Canadian Prospectuses, if applicable, Prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability

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insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all reasonable fees and disbursements of one legal counsel and one accounting firm as selected by the holders of a majority of the Registrable Securities included in such Registration; provided, however, such fees and disbursements shall not, in the case of a Canadian Registration, exceed $50,000 (viii) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (ix) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (x) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (xi) all expenses related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging and (xii) any other fees and disbursements customarily paid by the issuers of securities. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

SECTION 2.08. Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each of the Holders, each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents, ‘control persons’ (within the meaning of applicable Canadian securities legislation) and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Canadian Prospectus and/or Registration Statement under which such Registrable Securities were Registered under applicable Canadian securities legislation and/or the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein), any Issuer Free Writing Prospectus or amendment or supplement thereto, or any other disclosure document produced by or on behalf of the Company or any of its Subsidiaries including reports and other documents filed under the Exchange Act or applicable Canadian securities legislation, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, (iii) any violation or alleged violation by the Company of any federal, state, provincial, territorial or common law rule or regulation applicable to the Company or any of its Subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities, (iv) any failure to register or qualify Registrable Securities in any state, province or territory where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities

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(provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) or (v) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto, and the Company will reimburse, as incurred, each such Holder and each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons and each of their respective Representatives, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the Company shall not be liable to any particular indemnified party to the extent that any such Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or Canadian Prospectus or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (B) an untrue statement or omission in a preliminary Prospectus or Canadian Prospectus relating to Registrable Securities, if a Prospectus or Canadian Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus or Canadian Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each ‘control person’ (within the meaning of applicable Canadian securities legislation) and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b) Indemnification by the Participating Holders. Each Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each ‘control person’ (within the meaning of applicable Canadian securities legislation) and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act), and each other Holder, each of such other Holder’s respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each ‘control person’ (within the meaning of applicable Canadian securities legislation) and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any Losses resulting from (i) any untrue statement of a material fact in any Canadian Prospectus or Registration Statement under which such Registrable Securities were Registered under applicable Canadian securities legislation or the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any

23

documents incorporated by reference therein) or any Issuer Free Writing Prospectus or amendment or supplement thereto, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in such Registration Statement or Canadian Prospectus and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Canadian Prospectus, Registration Statement, prospectus, offering circular, Issuer Free Writing Prospectus or other document, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Section 2.08 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after delivery of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action, consent to entry of any judgment or enter into any settlement, in each case without the prior written consent of the indemnified party, unless the entry of such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided that any sums payable in connection with such settlement are paid in full by the indemnifying party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior

24

written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.08(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 2.08 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company or Canadian Prospectus filed with a Commission, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.08(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act or similar provision in Canadian securities legislation) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 2.08(a) and 2.08(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.08(d), in connection with any Registration Statement or Canadian Prospectus filed by the Company, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amount paid by such Holders pursuant to Section 2.08(b). If indemnification is available under this Section 2.08, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.08(a) and 2.08(b) hereof without regard to the provisions of this Section 2.08(d).

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(e) No Exclusivity. The remedies provided for in this Section 2.08 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

(f) Survival. The indemnities provided in this Section 2.08 shall survive the transfer of any Registrable Securities by such Holder.

SECTION 2.09. Rules 144 and 144A and Regulation S and Canadian Private Placements.

The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and applicable Canadian securities legislation (or, if the Company is not required to file such reports, it will, upon the reasonable request of WP, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A (if applicable) or Regulation S under the Securities Act (assuming for this purpose that all Holders are Affiliates of the Company) or private placement rules under Canadian securities legislation), and it will take such further action as WP may reasonably request, all to the extent required from time to time to enable the Holders, following the Effective Date, to sell Registrable Securities without Registration under the Securities Act or Canadian securities legislation within the limitation of the exemptions provided by (i) Rules 144, 144A (if applicable) or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC or (iii) applicable Canadian securities legislation. Upon the reasonable request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

SECTION 2.10. Limitation on Registrations and Underwritten Offerings.

(a) Notwithstanding the rights and obligations set forth in Sections 2.01 and 2.02, in no event shall the Company be obligated to take any action to effect any Demand Registration or any Marketed Underwritten Shelf Take-Down at the request of WP (and its Affiliates and Permitted Assignees) after the Company has effected such number of Demand Registrations and/or Marketed Underwritten Shelf Take-Downs at the request of WP and its Affiliates and Permitted Assignees equal to the number of WP Registration Demands; provided, however, that the first Marketed Underwritten Shelf Take-Down initiated by WP (or its Affiliates and Permitted Assignees) from any Shelf Registration Statement or Canadian Shelf Prospectus previously requested by WP (or its Affiliates and Permitted Assignees), shall not be deemed to be, solely for purposes of this Section 2.10(a), a Marketed Underwritten Shelf Take-Down.

(b) Notwithstanding the rights and obligations set forth in Sections 2.01 and 2.02, in no event shall the Company be obligated to take any action to (i) effect more than one Marketed Underwritten Offering in any consecutive 90-day period or (ii) effect any Underwritten Offering unless WP proposes to sell Registrable Securities in such Underwritten Offering having a reasonably anticipated gross aggregate price (before deduction of underwriter commissions and offering expenses) of at least $5,000,000 or 100% of the Registrable Securities then held by WP (if the value of such Registrable Securities is reasonably anticipated to have a gross aggregate price of less than $5,000,000).

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(c) For purposes of this Agreement: “WP Registration Demands” means five (5); provided, however, that with respect to Registrations pursuant to Section 2.02(a), if the Company is eligible to file a Short Form Registration, such Short Form Registrations shall not be limited and shall not count as one of the five (5) WP Registration Demands for purposes of Section 2.10(a).

SECTION 2.11. Clear Market.

(a) With respect to any Underwritten Offerings of Registrable Securities by WP, the Company agrees not to effect (other than pursuant to the Registration applicable to such Underwritten Offering or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement or Canadian Prospectus (other than pursuant to the Registration applicable to such Underwritten Offering or pursuant to a Special Registration) covering any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and sixty (60) days following the effective date of such offering or such longer period up to ninety (90) days as may be requested by the managing underwriter for such Underwritten Offering. “Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4,F-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, employees, consultants, customers, lenders or vendors of the Company or its Subsidiaries or in connection with dividend reinvestment plans.

(b) Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Company Shares (or other securities) of the Company held by such Holder (other than those included in the Registration) during the one hundred eighty (180) day period following the effective date of the Company’s first Registration Statement filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4), or any successor provisions or amendments thereto) provided that: all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities are bound by and have entered into similar agreements. Provided, however, the forgoing restrictions shall be subject to any exceptions set forth in the market standoff agreement contemplated below. The obligations described in this Section 2.11 shall not apply to a registration relating solely to employee benefit plans on Form S-l, Form F-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4, Form F-4or similar forms that may be promulgated in the future. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.11.

SECTION 2.12. In-Kind Distributions.

If any Holder seeks to effect an in-kind distribution of all or part of its Company Shares to its direct or indirect equityholders, the Company will reasonably cooperate with and

27

assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Company Shares without restrictive legends, to the extent no longer applicable).

ARTICLE III

MISCELLANEOUS SECTION

SECTION 3.01. Term.

This Agreement shall terminate (a) with respect to a Holder in connection with U.S. Registrations, after the Effective Date (as it relates to a U.S. Registration), if such Holder beneficially owns less than five percent (5%) of the Company’s outstanding Company Shares and all of the Registrable Securities then owned by such Holder could be sold in any ninety (90)- day period pursuant to Rule 144 (assuming for this purpose that such Holder is an Affiliate of the Company), (b) with respect to a Holder in connection with Canadian Registrations, after the Effective Date (as it relates to a Canadian Registration), if such Holder and its Affiliates beneficially own less than five percent (5%) of the Company’s outstanding Common Shares (in the aggregate), or (c) with respect to a Holder, if all of the Registrable Securities held by such Holder have been sold in a Registration pursuant to the Securities Act or Canadian securities legislation or pursuant to an exemption therefrom. Notwithstanding the foregoing, the provisions of Sections 2.08, 2.09 and 2.12 and all of this Article III shall survive any such termination.

SECTION 3.02. Injunctive Relief.

It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 3.03. Attorneys’ Fees.

In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

SECTION 3.04. Notices.

Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (a)

28

when personally delivered, (b) when transmitted via facsimile to the number set out below or on Schedule A, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via email (including via attached pdf document) to the email address set out below or on Schedule A, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or email address set forth on Schedule A (or such other address, facsimile number or email address such Holder may specify by notice to the Company in accordance with this Section 3.04) and the Company at the following addresses:

To the Company:

Protox Therapeutics Inc.

1210-885 West Georgia Street

Vancouver, BC Canada V6C 3E8

Fax: (604) 688-0173

Attention: President

Email:      fmerchant@protoxtherapeutics.com

with copies (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP

2900-550 Burrard Street

Vancouver, BC Canada V6C 0A3

Fax: (604) 632-4734

Attention: Iain Mant

Email:      imant@fasken.com

SECTION 3.05. Publicity and Confidentiality.

Each of the parties hereto shall keep confidential this Agreement and the transactions contemplated hereby, and any nonpublic information received pursuant hereto, and shall not disclose, issue any press release or otherwise make any public statement relating hereto or thereto without the prior written consent of the Company and WP unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and each party shall be free to release such information) for disclosures (a) to each party’s partners, members, advisors, employees, agents, accountants, trustee, attorneys, Affiliates and investment vehicles managed or advised by such party or the partners, members, advisors, employees, agents, accountants, trustee or attorneys of such Affiliates or managed or advised

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investment vehicles, in each case so long as such Persons agree to keep such information confidential or (b) to the extent required by law, rule or regulation.

SECTION 3.06. Amendment.

The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company and WP.

SECTION 3.07. Successors, Assigns and Transferees.

The rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of (i) the Company and (ii) WP; provided, however, that notwithstanding the foregoing, the rights and obligations set forth herein may be assigned, in whole or in part, by WP to any transferee of Registrable Securities that holds (after giving effect to such transfer) in excess of five percent (5%) of the then-outstanding Registrable Securities, and such transferee shall, with the consent of WP, be treated in the same manner as WP for all purposes of this Agreement (subject to any limitations WP may impose on the transferee in writing) (each Person to whom the rights and obligations are assigned in compliance with this Section 3.07 is a “Permitted Assignee” and all such Persons, collectively, are “Permitted Assignees”); provided further, that such transferee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement, in form and substance acceptable to WP, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents WP determine are necessary to make such Person a party hereto). WP will deliver any such joinder agreement to the Company promptly following its execution.

SECTION 3.08. Binding Effect.

Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.

SECTION 3.09. Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than those Persons entitled to indemnity or contribution under Section 2.08, each of whom shall be a third party beneficiary thereof) any right, remedy or claim under or by virtue of this Agreement.

SECTION 3.10. Governing Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED (A) IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITH RESPECT TO ANY U.S. REGISTRATION AND (B) IN ACCORDANCE WITH THE LAWS OF BRITISH COLUMBIA, AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITH RESPECT TO ANY CANADIAN REGISTRATION, IN EACH CASE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS

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AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN (A) THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE WITH RESPECT TO ANY U.S. REGISTRATION OR (B) THE COURTS OF THE PROVINCE OF BRITISH COLUMBIA WITH RESPECT TO ANY CANADIAN REGISTRATION, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

SECTION 3.11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.11.

SECTION 3.12. Severability.

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.13. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. This Agreement may also be executed and delivered by facsimile or electronic signature.

SECTION 3.14. Headings.

The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

PROTOX THERAPEUTICS INC.

By:
Name:
Title:

WPX

WARBURG PINCUS PRIVATE EQUITY X, L.P.
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X LLC, its general partner
By: Warburg Pincus Partners LLC, its sole member
By: Warburg Pincus & Co., its managing member

By:
Name:
Title:

WPXP

WARBURG PINCUS X PARTNERS, L.P.
By: Warburg Pincus X, L.P., its general partner
By: Warburg Pincus X LLC, its general partner
By: Warburg Pincus Partners LLC, its sole member
By: Warburg Pincus & Co., its managing member

By:
Name:
Title:

Schedule A

HOLDER	FOR PURPOSES OF SECTION 3.04, WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Warburg Pincus Private Equity X, L.P.

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Fax: (212) 878-9351

Attention: Jonathan S. Leff

Scott A. Arenare, Esq.

Email: notices@warburgpincus.com

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Fax: (212) 728-9000 Attention: Steven J. Gartner, Esq. Robert T. Langdon, Esq. Email: sgartner@willkie.com rlangdon@willkie.com

Warburg Pincus X Partners, L.P. c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017 Fax: (212) 878-9351 Attention: Jonathan S. Leff Scott A. Arenare, Esq. Email: notices@warburgpincus.com	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Fax: (212) 728-9000 Attention: Steven J. Gartner, Esq. Robert T. Langdon, Esq. Email: sgartner@willkie.com rlangdon@willkie.com

EXHIBIT D

PROTOX THERAPEUTICS INC.

1210-885 West Georgia Street

Vancouver, BC Canada V6C

                    , 2010

Warburg Pincus Private Equity X, L.P.

Warburg Pincus X Partners, L.P.

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

Attention: Jonathan Leff

                   Managing Director

Re: Priority of Indemnification Obligations

Ladies and Gentlemen:

Reference is made to that certain Investment Agreement, dated as of September 28, 2010 (as the same may be amended from time to time, the “Investment Agreement”), by and among Protox Therapeutics Inc., a British Columbia corporation (the “Company”) and you and to the several indemnification agreements, dated as of the date hereof, by and between the Company and certain individuals who have agreed to serve as directors of the Company (each a “Purchaser Designee”) (as such indemnification agreements may be amended from time to time and including any additional agreement or documents providing for indemnification of any Purchaser Designees by the Company that may exist in the future, collectively, the “Indemnification Agreements”). All initially capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Indemnification Agreements or the Investment Agreement, as applicable.

The Company hereby acknowledges that, in addition to the rights provided to the Purchaser Designees pursuant to the Indemnification Agreements and the Articles of the Company (the “Articles”) (as beneficiaries of such rights, each Purchaser Designee is herein referred to as a “WP Director Indemnitee”), the WP Director Indemnitees may have certain rights to indemnification and/or advancement of expenses provided by, and/or insurance obtained by, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and/or certain of their affiliates, whether now or in the future (collectively, the “Fund Indemnitors”, and the “Fund Indemnity Rights” ). Notwithstanding anything to the contrary in any of the Indemnification Agreements or the Investment Agreement, the Company hereby agrees that, with respect to its indemnification and advancement obligations to the WP Director Indemnitees under the Indemnification Agreements, the Articles, or otherwise, the Company (i) is the indemnitor of first resort (i.e., its obligations to indemnify the WP Director Indemnitees are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the WP Director

Indemnitees is secondary and excess), (ii) shall be required to advance the full amount of Expenses incurred by each WP Director Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement by each WP Director Indemnitee or on his or her behalf to the extent legally permitted and as required by the Articles and the Indemnification Agreements, without regard to the Fund Indemnity Rights, and (iii) irrevocably waives, relinquishes and releases the Fund Indemnitors and their insurers from any and all claims against the Fund Indemnitors or their insurers to enforce the Fund Indemnity Rights by way of subrogation, or otherwise. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to a WP Director Indemnitee for matters subject to advancement or indemnification by the Company pursuant to an Indemnification Agreement, the Articles or otherwise, the Company shall promptly reimburse such Fund Indemnitor or such insurer and that such Fund Indemnitor or such insurer shall be subrogated to all of the claims or rights of such WP Director Indemnitee under the Indemnification Agreements, the Articles or otherwise including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or its insurer not a party hereto shall be an express third party beneficiary of this letter agreement, able to enforce such letter agreement according to its terms. Nothing contained in the Indemnification Agreements is intended to limit the scope of this letter agreement or the rights of the Fund Indemnitors or their insurers hereunder.

Except as otherwise provided herein, this letter agreement contains the entire agreement between the parties hereto on the subject hereof, and this letter agreement may not be changed, amended, modified, or altered, except by written agreement signed by all the parties hereto. The parties hereto acknowledge that this letter agreement was drafted jointly by the parties, and its terms shall not be construed against any party.

This letter agreement may be executed and delivered (including, without limitation, by facsimile transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

The parties hereto agree that this letter agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the Federal laws of Canada applicable therein without giving effect to applicable principles of conflicts of law to the extent that the application of another jurisdiction would be required thereby.

[Signature Page Follows]

If you are in agreement with the terms set forth above, please sign this letter agreement in the space provided below and return an executed copy to the undersigned.

Very truly yours,

PROTOX THERAPEUTICS INC.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED

AS OF THE DATE FIRST SET FORTH ABOVE

WARBURG PINCUS PRIVATE EQUITY X, L.P.
By: Warburg Pincus X L.P., its General Partner
By: Warburg Pincus X LLC, its General Partner
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:
Name:
Title:

WARBURG PINCUS X PARTNERS, L.P.
By: Warburg Pincus X L.P., its General Partner
By: Warburg Pincus X LLC, its General Partner
By: Warburg Pincus Partners LLC, its Sole Member
By: Warburg Pincus & Co., its Managing Member

By:
Name:
Title:

EXHIBIT E

INDEMNIFICATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made on the              day of                     , 2010

BETWEEN:

Protox Therapeutics Inc., a company incorporated under the laws of British Columbia and having its registered office at 2900 – 550 Burrard Street, Vancouver, British Columbia, V6C 0A3;

(the “Company”)

AND:

— [INSERT NAME OF DIRECTOR OR OFFICER] of — [INSERT ADDRESS OF DIRECTOR OR OFFICER]

(the “Indemnitee”)

WHEREAS:

A.	Directors, officers and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself;

B.	Highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against risks of claims and actions against them arising out of their service to and activities on behalf of corporations;

C.	The board of directors of the Company (the “Board of Directors”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

D.	It is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

E.

This Agreement is a supplement to and in furtherance of the Articles of the Company (the “Articles”), any resolutions adopted pursuant thereto and the indemnification provisions of the Business Corporations Act (British Columbia), and will not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder; and

F.	In consideration of the above, the Company desires to indemnify the Indemnitee on the terms and conditions hereinafter contained.

NOW THEREFORE, IN CONSIDERATION OF the premises and mutual covenants herein contained, and in consideration of the Indemnitee’s service or continued service as a director and/or an officer of the Company or any Affiliate, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Indemnitee do hereby covenant and agree as follows.

ARTICLE 1: DEFINITIONS

1.1 In this Agreement:

(a)	“Affiliate” means any corporation, partnership, trust, joint venture or other unincorporated entity (i) in the case of a corporation, which is an affiliate (as defined in the Business Corporations Act) of the Company, or (ii) in which the Indemnitee is a director or an officer at the request of the Company;

(b)	being a “director” or an “officer” of an Affiliate includes holding an equivalent position to a director or an officer of an Affiliate that is not a corporation;

(c)	“Business Corporations Act” means the Business Corporations Act (British Columbia) and its regulations;

(d)	“Business Day” means a day excluding Saturday, Sunday and any other day which is a statutory holiday in the jurisdiction of the person to whom a notice or other communication is mailed;

(e)	“Court” means the Supreme Court of British Columbia;

(f)	“expenses” includes costs, charges and expenses, including legal and other fees;

(g)	“Indemnitees” means the Indemnitee and his heirs and personal or other legal representatives;

(h)	“proceeding” includes any legal proceeding (including a civil, criminal, quasi-criminal, administrative or regulatory action or proceeding) or investigative action, whether current, threatened, pending or completed;

(i)	“Postal Interruption” means a cessation of normal public postal service in Canada or the United States of America or in any part of Canada or the United States of America affecting the Company or the Indemnitees that is or may reasonably be expected to be of more than forty-eight (48) hours duration;

(j)	“Side Letter” means that certain Fund Indemnitor Letter Agreement, dated as of the date hereof, by and among Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and the Company;

ARTICLE 2: AGREEMENT TO SERVE

2.1 The Indemnitee agrees to become and serve as or continue to be and serve as, as the case may be, a director and/or an officer of the Company and, if requested by the Company and provided it is agreeable to the Indemnitee, the Indemnitee also agrees to become and serve as a director and/or an officer of any Affiliate designated by the Company.

ARTICLE 3: INDEMNIFICATION

3.1 Except as otherwise provided herein, the Company agrees to indemnify and save harmless the Indemnitees to the fullest extent authorized by the Business Corporations Act against all judgments, penalties and fines awarded or imposed in, and all amounts paid in settlement (“settlement amounts”) of, any proceeding in which any of the Indemnitees:

(a)	are or may be joined as a party, or

(b)	are or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, such proceeding,

by reason of the Indemnitee being or having been a director or an officer of the Company or an Affiliate, including a claim for contribution or indemnity or other relief by a person who is or was a director, officer or employee of the Company or an Affiliate, and all expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in this Section 3.1, provided that:

(c)	in relation to the subject matter of the proceeding the Indemnitee acted honestly and in good faith with a view to the best interests of the Company or the Affiliate, as applicable; and

(d)	in the case of a proceeding other than a civil proceeding, the Indemnitee had reasonable grounds for believing that his conduct in respect of which the proceeding was brought was lawful.

3.2 To the extent permitted by the Business Corporations Act, at the request of the Indemnitees, the Company will pay all expenses actually and reasonably incurred by the Indemnitees in respect of a proceeding identified in Section 3.1 as they are incurred in advance of the final disposition of that proceeding, on receipt of the following:

(a)	a written undertaking by or on behalf of the Indemnitees to repay such amount(s) if it is ultimately determined by the Court or another tribunal of competent jurisdiction that the Company is prohibited under the Business Corporations Act from paying such expenses; and

(b)	satisfactory evidence as to the amount of such expenses.

3.3 The written certification of any of the Indemnitees, together with a copy of a detailed receipt, or a detailed statement indicating the amount paid or to be paid by the Indemnitees, will constitute satisfactory evidence of any expenses for the purposes of Section 3.2.

3.4 The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any proceeding to which the Indemnitee is or becomes a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it will be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion by clear and convincing evidence. However, the Company will not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any proceeding effected without the Company’s written consent, and the Company will not settle any proceeding in any manner that would impose any penalty or limitation on, or require any payment from, the Indemnitee without the Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

3.5 Notwithstanding any other provision herein to the contrary, the Company will not be obligated under this Agreement to indemnify the Indemnitees:

(a)	in respect of matters with respect to which the Indemnitee must not be indemnified under the Business Corporations Act, or in respect of liability that the Indemnitee may not be relieved from under the Business Corporations Act or otherwise at law, unless in any of those cases the Court has made an order authorizing the indemnification;

(b)	with respect to any proceeding initiated or brought voluntarily by the Indemnitee or in which he is joined as a plaintiff without the written agreement of the Company, except for any proceeding brought to establish or enforce a right to indemnification under this Agreement; or

(c)	for any expenses, fines, penalties, judgements or settlement amounts which have been paid to, or on behalf of, the Indemnitees under any applicable policy of insurance or any other arrangements maintained or made available by the Company or any Affiliate for the benefit of its respective directors or officers and, for greater certainty, the indemnity provided hereunder will only apply with respect to any expenses, fines, penalties, judgements or settlement amounts which the Indemnitees may suffer or incur which would not otherwise be paid or satisfied under such insurance or other arrangements maintained or made available by the Company or such Affiliate.

ARTICLE 4: DENIAL OF INDEMNIFICATION

4.1 If a claim for indemnification under this Agreement is not paid in full by the Company within sixty (60) days after a written claim therefor has been received by it and the applicable approval of the Court has been obtained where required, whichever is later, the Indemnitees may any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if wholly successful on the merits or otherwise or substantially successful on the merits, the Indemnitees will also be entitled to be paid all expenses of prosecuting such claim including but not limited to legal fees as between solicitor and own client on a full indemnity basis. It will be a defence to any such action that the Indemnitee has not met the standards of conduct which make it permissible under this Agreement or applicable law for the Company to indemnify the Indemnitees for the amount claimed, but the burden of proving such defence will be on the Company.

ARTICLE 5: CONDUCT OF DEFENCE

5.1 Promptly after receiving notice from any of the Indemnitees of any proceeding identified in Section 3.1, the Company may, and upon the written request of the Indemnitees will, promptly assume conduct of the defence thereof and, at the Company’s expense, retain counsel on behalf of the Indemnitees who is reasonably satisfactory to the Indemnitees, to represent the Indemnitees in respect of the proceeding. If the Company assumes conduct of the defence on behalf of the Indemnitees, the Indemnitee hereby consents to the conduct thereof and to any action taken by the Company, in good faith, in connection therewith and the Indemnitee will fully cooperate in such defence including, without limitation, providing documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Company all information reasonably required to defend or prosecute the proceeding.

5.2 In connection with any proceeding in respect of which the Indemnitees may be entitled to be indemnified hereunder, the Indemnitees will have the right to employ separate counsel of their choosing and to participate in the defence thereof but the fees and disbursements of such counsel will be at the expense of the Indemnitees unless:

(a)	the Indemnitees reasonably determine that there are legal defences available to the Indemnitees that are different from or in addition to those available to the Company or any Affiliate, as the case may be, or that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable;

(b)	the Company has not assumed the defence of the proceeding and employed counsel therefor reasonably satisfactory to the Indemnitees within a reasonable period of time after receiving notice thereof; or

(c)	employment of such other counsel has been authorized in writing by the Company;

in which event the reasonable fees and disbursements of such counsel will be paid by the Company, subject to the terms hereof. In any such proceeding, the Company will fully cooperate in the defence of the Indemnitees including, without limitation, providing documents and causing its representatives to attend examinations for discovery, make affidavits, meet with counsel and testify and divulge all information in the Company’s possession reasonably required to defend or prosecute the proceeding.

5.3 No admission of liability and no settlement of any proceeding by the Company in a manner adverse to the Indemnitees will be made without the consent of the Indemnitees, such consent not to be unreasonably withheld. No admission of liability will be made by the Indemnitees without the consent of the Company and the Company will not be liable for any settlement of any proceeding made without its consent, such consent not to be unreasonably withheld.

ARTICLE 6: COURT APPROVAL

6.1 In the event of any claim for indemnification or payment of expenses with respect to a proceeding brought against an Indemnitee by or on behalf of the Company or an Affiliate, provided that the Indemnitee has fulfilled the conditions set forth in paragraphs (c) and (d) of Section 3.1, the Company will with reasonable efforts either:

(a)	apply to the Court for an order approving the indemnification of, or payment of expenses to, the Indemnitees, or

(b)	pay the expenses of the Indemnitees for the Indemnitees’ application to Court for an order approving the indemnification of, or payment of expeneses to, the Indemnitees.

ARTICLE 7: NO PRESUMPTIONS AS TO ABSENCE OF GOOD FAITH

7.1 Termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of “nolo contendere” or its equivalent, or similar or other result, will not, of itself, create any presumption for the purposes of this Agreement that the Indemnitee did not act honestly and in good faith with a view to the best interests of the Company or an Affiliate, as the case may be, or, in the case of a proceeding other than a civil proceeding, that he or she did not have reasonable grounds for believing that his conduct was lawful (unless the judgment or order of a court or another tribunal of competent jurisdiction specifically finds otherwise). Neither the failure of the Company (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its shareholders) that the Indemnitee has not met such applicable standard of conduct, will be a defence to any action brought by the Indemnitees against the Company to recover the amount of any indemnification claim, nor create a presumption that the Indemnitee has not met the applicable standard of conduct.

ARTICLE 8: RESIGNATION

8.1 Nothing in this Agreement will prevent or restrict the Indemnitee from, at any time, changing his title or position within the Company or any Affiliate or from resigning as a director or an officer of the Company or any Affiliate. The Company and any Affiliate will have no obligation under this Agreement to continue the Indemnitee as a director or an officer.

ARTICLE 9: DEATH

9.1 For greater certainty, if the Indemnitee is deceased and is or becomes entitled to indemnification under any of the provisions of this Agreement, the Company agrees to indemnify and hold harmless the Indemnitee’s estate and the Indemnitees to the same extent as it would indemnify the Director, if alive, hereunder.

ARTICLE 10: OTHER RIGHTS AND REMEDIES

10.1 The indemnification provided for in this Agreement will not derogate from, exclude or reduce any other rights or remedies, in law or in equity, to which the Indemnitees may be entitled by operation of law or under any statute, rule, regulation or ordinance or by virtue of any available insurance coverage, including, but not limited to, the following:

(a)	the Business Corporations Act;

(b)	the constating documents of the Company or an Affiliate;

(c)	any valid and lawful agreement; or

(d)	any vote of the shareholders or disinterested directors of the Company or an Affiliate,

both as to matters arising out of the capacity of the Indemnitee as a director or an officer of the Company or an Affiliate or as to matters arising out of another capacity with the Company or an Affiliate, while being a director or an officer of the Company or an Affiliate, or as to matters arising by reason of his being or having been at the request of the Company, a director, officer or employee of any other legal entity of which the Company is or was an equity owner or creditor.

10.2 To the extent that a change in the Business Corporations Act, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Articles and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

ARTICLE 11: NOTICE OF PROCEEDING

11.1 The Indemnitee agrees to give written notice to the Company as soon as practicable, and in any case, within five (5) days of being served with any statement of claim, writ, notice of motion, indictment or other document commencing or continuing any proceedings against the Indemnitee as a party. If the Company receives notice from any other source of any matter which the Indemnitee would otherwise be obligated hereunder to give notice of to the Company, then the Indemnitee will be relieved of his obligation hereunder to give notice to the Company, provided that the Company has not suffered any damage from the failure of the Indemnitee to give notice as herein provided. The Company will give notice of such matter to the Indemnitee as soon as reasonably practicable.

ARTICLE 12: INDEMNITEE TO CO-OPERATE

12.1 The Indemnitee agrees to provide the Company with such information and co-operation as the Company may reasonably require from time to time in respect of all matters hereunder.

ARTICLE 13: EFFECTIVE DATE

13.1 This Agreement will be effective as and from the first day that the Indemnitee became or becomes a director or an officer of the Company or an Affiliate.

ARTICLE 14: INSOLVENCY

14.1 It is the intention of the parties hereto that this Agreement and the obligations of the Company will not be affected, discharged, impaired, mitigated or released by reason of any bankruptcy, insolvency, receivership or other similar proceeding of creditors of the Company and that in such event any amount owing to the Indemnitees hereunder will be treated in the same manner as the other fees or expenses of the directors and officers of the Company.

ARTICLE 15: DURATION OF AGREEMENT

15.1 All agreements and obligations of the Company contained herein will continue until six (6) years after the end of any period the Indemnitee is an officer or director of the Company or an Affiliate but will continue thereafter so long as the Indemnitee will be subject to any proceeding (or any proceeding commenced under Section 4.1) whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement, notwithstanding such six (6) year period.

ARTICLE 16: INSURANCE

16.1 The Company will use its reasonable commercial efforts to obtain and maintain a policy of insurance with respect to liability relating to its directors or officers, which policy may pursuant to its terms extend to the Indemnitee in his capacity as a director or an officer of the Company. The Company will use its reasonable commercial efforts to include the Indemnitee as an insured under such policy to the extent the Company believes are reasonable in accordance with the circumstances and will provide the Indemnitee with a copy of such policy upon the Indemnitee being so included as an insured. In the event the Indemnitee is not named under such policy, the Company will immediately provide written notice of such fact to the Indemnitee.

16.2 In the event that the Indemnitee is an insured under such policy and an insurable event occurs, the Indemnitee will be indemnified promptly as provided in this Agreement regardless of whether the Company has received the insurance proceeds. The Indemnitee is entitled to full indemnification as provided in this Agreement notwithstanding any deductible amounts or policy limits contained in any such insurance policy.

ARTICLE 17: SECURITY

17.1 To the extent requested by the Indemnitee and approved by the Board of Directors, the Company may at any time and from time to time provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.

ARTICLE 18: DISCLOSURE OF PAYMENTS

18.1 Except as expressly required by any law, neither party will publicly disclose any payments made or due under this Agreement unless prior approval of the other party is obtained.

ARTICLE 19: SUBROGATION

19.1 Except as otherwise agreed between the Company, on the one hand, and the Indemnitee or another indemnitor of the Indemnitee, on the other, including pursuant to the Side Letter, in the event of any payment to or on behalf of the Indemnitee under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who will execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are necessary to enable to the Company to bring suit to enforce such rights.

19.2 Except as otherwise agreed between the Company, on the one hand, and the Indemnitee or another indemnitor of the Indemnitee, on the other, including pursuant to the Side Letter, the Company will not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any Company insurance policy, Company contract, Company agreement or otherwise (except to the extent that the Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

19.3 Except as otherwise agreed between the Company, on the one hand, and the Indemnitee or another indemnitor of the Indemnitee, on the other, including pursuant to the Side Letter, the Company’s obligation to indemnify or advance expenses hereunder to the Indemnitee who is or was serving as a director or officer of an Affiliate will be reduced by any amount the

Indemnitee has actually received as indemnification or advancement of expenses from such Affiliate (except to the extent that the Indemnitee is required (by court order or otherwise) to return such payment or to surrender it to the Company).

ARTICLE 20: NOTICE

20.1 Any notice or other communication required or permitted to be given hereunder will be in writing and will be hand delivered, sent by facsimile or sent by registered mail, all charges prepaid, to the address set out on the first page hereof.

20.2 In the case of:

(a)	hand delivery, any notice or other communication will be deemed effective upon actual receipt;

(b)	confirmed facsimile transmission, any notice or other communication will be deemed effective one (1) business day after the date of delivery; or

(c)	registered mail, any notice or other communication will be deemed to be received on the fourth Business Day following the day of mailing, provided there is no Postal Interruption at the time of mailing or at any time during the five days either preceding or following the day of mailing, in which case any such notice or communication will be deemed to be received only upon actual receipt thereof.

20.3 Any party hereto may, from time to time, modify or change its address by providing written notice to the other party, and thereafter the address as modified or changed will be deemed to be the address of the person specified above.

ARTICLE 21: SEVERABILITY

21.1 If any portion of a provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement (including, with limitation, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not of themselves in the whole invalid, illegal or unenforceable) will not in any way be affected or impaired thereby; and

(b)	to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any Sections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested by the provision which is held to be invalid, illegal or unenforceable.

ARTICLE 22: PROPER LAW AND ATTORNMENT

22.1 This Agreement and all matters arising herein or therefrom, including the capacity, form, essentials and performance of this Agreement, will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

22.2 Each of the parties, by the execution and delivery of this Agreement, irrevocably and unconditionally, with respect to any matter or thing arising out of or pertaining to this Agreement, attorns, submits to and accepts, for itself and in respect of its assets, the jurisdiction of the courts of the Province of British Columbia.

ARTICLE 23: MODIFICATIONS AND WAIVERS

23.1 No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the parties hereto.

23.2 This Agreement and the obligations of the Company hereunder will not be affected, discharged, impaired, mitigated or released by reason of any waiver, extension of time or indulgence by the Indemnitees of any breach or default in performance by the Company of any terms, covenants or conditions of this Agreement, nor will any waiver, indulgence or extension of time constitute a waiver of:

(a)	any other provisions hereof (whether or not similar), or

(b)	any subsequent or continuing breach or non-performance,

nor will the failure by the Indemnitees to assert any of their rights or remedies hereunder in a timely fashion be construed as a waiver or acquiescence or affect the Indemnitees’ right to assert any such right or remedy thereafter.

ARTICLE 24: ENFORCEMENT

24.1 The Company expressly confirms and agrees that it has entered into this Agreement assumes the obligations imposed on it hereby in order to induce the Indemnitee to serve as an officer or director of the Company or an Affiliate, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving as an officer or director of the Company or an Affiliate.

24.2 This Agreement, in conjunction with the Side Letter, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof. Notwithstanding anything to the contrary contained herein, to the extent of any conflict between this Agreement and the Side Letter, the terms of the Side Letter shall govern.

24.3 The Company represents that this Agreement has been approved by the Board of Directors.

ARTICLE 25: SUCCESSORS AND ASSIGNS

25.1 This Agreement will be binding upon and enure to the benefit of the Company, its successors and assigns, and also the Indemnitee, his heirs and personal or other legal representatives.

ARTICLE 26: ASSIGNMENT

26.1 Neither party hereto may assign this Agreement without the prior written consent of the other party; provided, however, that the Company may assign this Agreement upon a change of control, and the Indemnitee may assign its rights under this Agreement to Warburg Pincus Private Equity X, L.P, Warburg Pincus X Partners, L.P. and their respective affiliates without prior written consent.

ARTICLE 27: FURTHER ASSURANCES

27.1 Each of the parties hereto will at all times and from time to time hereafter and upon every reasonable written request so to do, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, documents, assurances and things as may be reasonably required for more effectually implementing and carrying out the provisions and the intent of this Agreement.

ARTICLE 28: COUNTERPARTS

28.1 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile or electronic signature.

ARTICLE 29: INTERPRETATION

29.1	Headings will not be used in any way in construing or interpreting any provision hereof.

29.2 Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires.

29.3 Words such as herein, therefrom and hereinafter reference and refer to the whole Agreement, and are not restricted to the clause in which they appear.

29.4 The parties acknowledge that both parties have contributed to the drafting of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Per:

Name:
Title:

SIGNED by	)
in the presence of:	)
)
)
Signature	)
)
)
Print Name	)
	)	—
)
Address	)
)
)
)
)